     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1999



                                                      REGISTRATION NO. 333-78009

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            BIOMETRIC SECURITY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------


                WYOMING                                    6719                                  98-0204725
      (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)              CLASSIFICATION NUMBER)                   IDENTIFICATION NUMBER)


                            ------------------------

                        SUITE 1940 -- 400 BURRARD STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 3A6
                                 (604) 687-4144
                  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT)
                            ------------------------


                           ROBERT M. KAMM, PRESIDENT

                            BIOMETRIC SECURITY CORP.
                        SUITE 1940 -- 400 BURRARD STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 3A6
                                 (604) 687-4144
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)


                           ROBERT M. KAMM, PRESIDENT

                            BIOMETRIC SECURITY CORP.
                       C/O HATHAWAY, SPEIGHT & KUNZ, LLC
                                ATTORNEYS AT LAW
                               2515 WARREN AVENUE
                              POST OFFICE BOX 1208
                          CHEYENNE, WYOMING 82003-1208
                                 (307) 634-7723
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------


                                   COPIES TO:

                     JONATHAN C. GUEST                                               DAVID J. RAFFA
                PERKINS, SMITH & COHEN, LLP                                CATALYST CORPORATE FINANCE LAWYERS
                     ONE BEACON STREET                                                 SUITE 1100
                BOSTON, MASSACHUSETTS 02108                                    1055 WEST HASTINGS STREET
                 TELEPHONE: (617) 854-4000                                    VANCOUVER, BRITISH COLUMBIA
                 FACSIMILE: (617) 854-4040                                           CANADA V6E 2E9
                                                                               TELEPHONE; (604) 688-6900
                                                                               FACSIMILE: (604) 443-7000


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC:  Not Applicable

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PRELIMINARY PROXY STATEMENT/PROSPECTUS
                                                   DATED JUNE             , 1999
                                                           SUBJECT TO COMPLETION

                            BIOMETRIC SECURITY CORP.
                        SUITE 1940 -- 400 BURRARD STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 3A6


     Biometric Security Corp. is issuing this Proxy Statement/Prospectus in connection with its annual general meeting of shareholders. At this meeting, the shareholders will vote on the following:


     1.  Fixing the number of directors at four;

     2. Electing four members of the Board of Directors to hold office until our annual general meeting next year;

     3. Approving our appointment of KPMG LLP as our independent auditors for 1999;

     4. Authorizing us to grant incentive stock options to our directors, officers and employees;


     5. Authorizing us to consolidate our issued shares (also known as a reverse stock split), so that one new common share would be issued for every five existing shares;



     6. Authorizing us to transfer our governing jurisdiction from the State of Wyoming to the Province of British Columbia;



     7. Authorizing us, upon the transfer to British Columbia, to reduce our authorized share capital to one hundred million (100,000,000) common shares without par value and adopt new corporate governance documents;



     8.  Authorizing us to change our name to "Safeguard Biometric Corp."; and



     9.  Other business that may properly come before the meeting.



     For more information about these proposed changes, see "Information Circular for the Annual General Meeting," on page 29.



     Our Common Stock is listed on the Vancouver Stock Exchange under the symbol "BMS" and is also traded from time to time on the over-the-counter market in the United States under the symbol BMSX.



     THERE ARE CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE STOCK CONSOLIDATION AND THE TRANSFER TO BRITISH COLUMBIA. SEE "RISK FACTORS" BEGINNING ON PAGE 5.



     THIS PROXY STATEMENT/PROSPECTUS HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. IT'S ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.


     We are first mailing this Proxy Statement/Prospectus to our stockholders on or about June , 1999.

                               TABLE OF CONTENTS

SUMMARY.....................................................         1
     The Company............................................         1
     Matters to be Voted on.................................         1
     Summary of Reverse Stock Split, Transfer from Wyoming
      to British Columbia, Reduction of Authorized Capital
      and Name Change.......................................         2
     Biometric Common Stock.................................         4
     Historical Per Share Information.......................         4
RISK FACTORS................................................         5
THE ANNUAL GENERAL MEETING..................................        10
THE COMPANY.................................................        12
DESCRIPTION OF PROPERTY.....................................        21
LEGAL PROCEEDINGS...........................................        21
SELECTED FINANCIAL DATA.....................................        22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................        23
EXPERTS.....................................................        28
WHERE YOU CAN FIND MORE INFORMATION.........................        28

INFORMATION CIRCULAR FOR THE ANNUAL GENERAL MEETING OF
  SHAREHOLDERS..............................................        29
PERSONS MAKING THE SOLICITATION.............................        29
APPOINTMENT AND REVOCATION OF PROXIES.......................        29
EXERCISE OF DISCRETION......................................        29
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING
  SECURITIES................................................        30
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS................        31
EXECUTIVE COMPENSATION......................................        31
INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS...............        34
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON.....        35
NUMBER OF DIRECTORS.........................................        35
ELECTION OF DIRECTORS.......................................        35
INDEBTEDNESS OF DIRECTORS, EXECUTIVE AND SENIOR OFFICERS....        37
APPOINTMENT AND REMUNERATION OF AUDITOR.....................        37
SPECIAL BUSINESS............................................        37
     INCENTIVE STOCK OPTIONS................................        37
     CONSOLIDATION (REVERSE STOCK SPLIT) OF SHARE CAPITAL...        38
     TRANSFER OF DOMICILE TO BRITISH COLUMBIA...............        39
     CHANGE OF AUTHORIZED CAPITAL...........................        47
     CHANGE OF NAME.........................................        47
OTHER BUSINESS..............................................        48
CONSOLIDATED FINANCIAL STATEMENTS OF BIOMETRIC SECURITY
  CORP......................................................       F-1
APPENDIX I -- SPECIAL AND ORDINARY RESOLUTIONS..............       I-1

                                    SUMMARY


     In this summary, we highlight selected information from this document, but we haven't included all of the information that is important to you. So that you can better understand the proposals we're asking you to vote on, and how they would affect your interest in Biometric, you should read carefully this entire document and the documents to which we refer you. We have included page references to direct you to more complete descriptions of the topics presented in this summary. In this document, the plain "$" refers to Canadian dollars, and "US$" refers to United States dollars.



THE COMPANY (PAGE 12)



     Our principal business is our investment in Biometric Identification, Inc., a company based in California ("BII"). BII is controlled by Arete Associates, a research and development contractor also based in California and privately held. BII designs, manufactures and markets devices for fingerprint identification using technology based on "biometrics," which is the science of identifying individuals through their own unique physical characteristics such as fingerprints and hand shape. BII acquired its technology under a license from Arete.



     In June 1998, we agreed with Arete that we could invest up to US$ 5,000,000 in debentures (debt securities) to be issued by BII. We can convert these debentures into BII common stock. If we acquire all of these convertible debentures and convert all of them into BII common stock, we will hold approximately 45% of its common stock. As of May 31, 1999, Biometric has invested US$ 3,600,000 in BII debentures. Biometric is currently evaluating whether to convert its debentures into BII common stock. We have not yet made a decision about this.



     Before we invested in BII, we were in the mineral exploration business. We still own several properties in Argentina. Since we do not think the precious metals markets will soon recover from slumping demand, we decided to get out of the mineral exploration business. We have ceased all of our Argentinean operations and recently reached a preliminary agreement to sell these properties. When they are sold, we will have essentially left our former business.



     Please see "Where You Can Find More Information" on page 28 for additional information about Biometric.



     Our main office is located at Suite 1940, 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6, and our telephone number is (604) 687-4144.


MATTERS TO BE VOTED ON:

        - Fixing the number of directors at four

        - Election of four directors

        - Approval of our appointment of independent auditors

        - Authorization of incentive stock option grants to directors, officers and employees

        - Authorization of reverse stock split

        - Authorization of transfer from Wyoming to British Columbia


        - Authorization of our reducing our authorized share capital when we transfer to British Columbia


        - Authorization of corporate name change


     We will need a simple majority of shares voted to pass each of these proposals except for the transfer to British Columbia, which must pass by a two-thirds majority. On May 31, 1999, our directors and officers together held 2.5% of Biometric's outstanding common stock.



     We are providing summary information below about four of these matters: the reverse stock split; the transfer to British Columbia; the reduction in authorized share capital; and the name change, because these are unusual corporate matters.

SUMMARY OF REVERSE STOCK SPLIT, TRANSFER FROM WYOMING TO BRITISH COLUMBIA, REDUCTION OF AUTHORIZED CAPITAL AND NAME CHANGE



     We are asking you to vote in person or by proxy to approve the following four transactions:



        1. REVERSE STOCK SPLIT (PAGE 38). The share consolidation (sometimes referred to as a reverse stock split) we propose for our common stock would result in your getting one share of common stock for every five shares you now own. Your percent ownership of Biometric would not change. Instead, you would have one-fifth the number of shares you had before.



            We would like to complete this reverse stock split to increase the average trading price of our shares by five times, although the price may not eventually trade by that much.



        2.  TRANSFER FROM WYOMING TO BRITISH COLUMBIA (PAGE 39).



            The transfer to British Columbia will not change our business, management or financial condition. Your shareholdings will not change as a result of the transfer.



            We want to return to British Columbia so that we can be governed by the law of British Columbia, where our main stock trading market (The Vancouver Stock Exchange) is located. This should make it simpler and less costly for us to comply with securities laws, since we and our main stock trading market will both be governed by the law of British Columbia. This should also make it easier for us to raise money to buy the BII debentures.



            Please see page 40 for a discussion of other differences between the corporation laws of British Columbia and Wyoming.



        3.  REDUCTION OF AUTHORIZED CAPITAL (PAGE 47).



            If we do transfer to British Columbia, we will have to follow the laws that apply to British Columbia corporations rather than Wyoming corporations. We'll change our corporate governing documents only to conform to British Columbia requirements. For example, we'll reduce the number of common shares we can issue. Wyoming lets us issue an unlimited number of common shares, but British Columbia requires us to have an upper limit, which we would like to set at 100 million common shares.



        4. NAME CHANGE (PAGE 47). The VSE requires a company that does a reverse stock split to change its name. We are asking you to authorize us to change our name to "Safeguard Biometric Corp.," or such other name that would be acceptable to the VSE and the Registrar of Companies for British Columbia.



Material Federal Income Tax Consequences to Shareholders


     Tax matters are often complicated and the tax consequences to you from these proposed transactions will depend in part on the facts of your own situation. You should consult your tax advisors, as you think appropriate, for a full understanding of the tax consequences to you of these proposed transactions.


        1. REVERSE STOCK SPLIT (PAGE 38). The reverse stock split should have no federal income tax consequences for you.



        2.  TRANSFER FROM WYOMING TO BRITISH COLUMBIA (PAGE 44).



            Tax Consequences for Biometric. The transfer would be treated for U.S. federal tax purposes as though we had transferred our assets from a U.S. corporation to a British Columbia corporation. We would be subject to U.S. federal tax upon our transfer to the extent that the fair market value of our property exceeds the historic basis, for U.S. tax purposes, in the property. After we become a Canadian corporation, we will be subject to U.S. withholding tax on any dividends paid by a U.S. corporation, as well as a 10% withholding tax on interest we get from our investments in U.S. debt securities.


            Tax Consequences for Shareholders. The transfer will have different tax consequences for U.S. and Canadian shareholders.

                U.S. SHAREHOLDERS -- If you are a U.S. resident shareholder, you would be subject to tax on any increase in share value over your basis in the shares. "Basis" is essentially the amount you originally paid for the shares plus certain other amounts, including any gain you recognized on the shares when we transferred from British Columbia to Wyoming. After we transfer back into British Columbia, Canada will impose a 15% withholding tax on any dividends paid to U.S. resident individual shareholders.

                CANADIAN SHAREHOLDERS -- If you are a Canadian resident shareholder, the tax consequences to you will be based on adjustments that we will have to make to our own financial statements under Canadian law. These adjustments, in turn, will affect the tax treatment of any money we distribute to you. We haven't yet determined the amount of these adjustments. However, based on preliminary calculations, we think that you may see a reduction in the amount of your share investment which can be returned to you on a tax-free basis.


     Please see "Material Tax Consequences of the Consolidation (Reverse Stock Split)," at page 38, and "Material Tax Consequences of the Transfer to British Columbia," at page 44, for further discussion about the tax consequences of these transactions.


No Dissenters Rights of Appraisal

     Under both British Columbia and Wyoming corporate law, shareholders who dissent from certain unusual corporate actions (such as mergers and major asset sales) have the right to have the value of their shares appraised, and be paid cash for them. However, you don't have these appraisal rights in connection with any of the proposed transactions because the proposed transactions are not considered to be unusual in the sense that shareholder protection, in the form of appraisal rights, is needed.

Regulatory Approvals

     We will have to comply with Wyoming and British Columbia regulatory requirements in order to complete the transfer to British Columbia.

     Under Wyoming law, we will have to:


        - post a US$ 50,000 bond, or deposit that amount in an appropriate Wyoming depository for six months;


        - send our audited financial statements to the Wyoming Secretary of State;

        - publish a public notice in Wyoming about our transfer to British Columbia; and

        - pay a special toll charge to the Wyoming Secretary of State based on our net asset value.

     In British Columbia, we will have to file our new corporate governing documents with the British Columbia Registrar of Companies. These will replace our Wyoming corporate governing documents.

     Our transfer to British Columbia would become effective when:

        - the Wyoming Secretary of State issues a Certificate of Transfer transferring us to British Columbia; and

        - the British Columbia Registrar of Companies issues us a Certificate of Continuance.


Disclosure Obligations (page 43)


     Even if we transfer to British Columbia, we will still have to comply with reporting requirements under United States securities law. However, these requirements would be reduced because we would no longer be a U.S. company.

     Whether or not we transfer to British Columbia, we will remain subject to British Columbia disclosure requirements including:

        -  publishing news releases;


        -  filing information about major changes for Biometric;


        -  sending you quarterly and annual financial statements; and

        - filing reports about trading in our shares by our officers, directors and major shareholders.

Accounting Treatment


     These transactions will have no effect on our financial statements, but after our transfer to British Columbia, we would expect to return to using Canadian "Generally Accepted Accounting Principles" to prepare our financial statements.



BIOMETRIC COMMON STOCK



     On November 10, 1998 we had 20,834,412 (and at May 31, 1999, we had 45,767,743 [UPDATE PRIOR TO MAILOUT TO SHAREHOLDERS]) outstanding shares of common stock. We do not have any other kind of stock.



HISTORICAL PER SHARE INFORMATION (CANADIAN DOLLARS)



     The following table sets forth certain historical earnings, dividend and book value per share data for Biometric. The information is only a summary and you should read it along with the following sections of this document: "Selected Financial Data" on page 22; our audited financial statements and notes, beginning on page F-1; and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 23.



                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------------
                                                  1998      1997      1996      1995      1994
                                                 ------    ------    ------    ------    ------
Net Book Value per Share.......................  $ 0.18    $ 0.48    $ 0.89    $ 0.35    $ 0.37
Net Income (Loss) per Share....................  $(0.30)   $(0.13)   $(0.14)   $(0.20)   $(0.10)
Cash Dividends per Share.......................       0         0         0         0         0



Market Price Information



     Biometric's common shares are listed and posted for trading on the Vancouver Stock Exchange under the symbol "BMS," and are also traded from time to time on the over-the-counter market in the United States under the symbol "BMSX." Biometric's securities issued in offshore transactions pursuant to Regulation S under the Securities Act are traded in offshore resales governed by Rule 904 of Regulation S under the symbol "BMS. S" on the VSE.



     On May 6, 1999 (the date before Biometric filed a registration statement with the SEC concerning our proposed reverse stock split, proposed transfer to British Columbia and other matters discussed in this proxy statement/prospectus), the closing price of our stock on the VSE was $0.35, and the closing price of our stock on the over-the-counter market was US$ 0.25.

                                  RISK FACTORS

     You should read the first two risk factors in deciding whether to approve our reverse stock split and transfer back to British Columbia. You may also find it helpful to read the subsequent risk factors so you understand more clearly the risks of our investment in BII.


     This Proxy Statement/Prospectus contains statements that plan for or anticipate the future. We believe that some of these statements constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable laws or regulatory policies. Forward-looking statements include statements about the future of the biometric identity verification industry, statements about future business plans and strategies, and most other statements that are not historical in nature. In this Proxy Statement/Prospectus, forward-looking statements use words like "anticipate," "plan," "believe," "expect," and "estimate." However, because forward-looking statements involve future risks and uncertainties, there are factors, including those discussed below, that could cause actual results to differ materially from those expressed or implied. We have attempted to identify the major factors that could cause differences between actual and planned or expected results, but we may not have identified all of such factors. You therefore shouldn't place undue reliance on forward-looking statements. Also, we have no obligation to publicly update forward-looking statements we make in this Proxy Statement/Prospectus.


     RISKS OF APPROVING REVERSE STOCK SPLIT AND RETURN TO BRITISH COLUMBIA


     OUR STOCK PRICE MAY DECLINE AFTER THE REVERSE STOCK SPLIT IF INSTITUTIONAL INVESTORS AREN'T ATTRACTED TO THE STOCK. Even though our shares may begin trading at five times the pre-reverse-stock-split price, the stock price may trend down afterwards. That could happen, for example, if the market is skeptical that the 5-fold increase in trading price makes our company more attractive to institutional investors. We can't know exactly how much of our stock is owned by institutions, since many stockholders typically don't own stock in their own names. However, based on what we know about the buyers in our recent stock issuances, we believe that a significant portion of them were institutional investors. This means that if institutional investors lose interest in our stock, we'll lose a large part of our buying base and market price support.



     OUR STOCK PRICE MAY DECLINE IF U.S. INVESTORS BECOME LESS INTERESTED IN US WHEN WE NO LONGER HAVE TO FILE AS MUCH INFORMATION WITH THE SEC AS WE DID BEFORE THE TRANSFER. Our return to British Columbia could make us a less desirable investment opportunity for U.S. and other investors. This is because the frequency and amount of reporting we will make to the U.S. Securities and Exchange Commission will decrease after we leave Wyoming, as the requirements for non-U.S. companies registered with the SEC are less demanding than those for U.S. companies.



                     RISKS RELATED TO OUR INVESTMENT IN BII



FINANCING AND INVESTMENT RISKS



     HISTORY OF NET LOSSES; UNCERTAINTY OF ADDITIONAL FINANCING; BIOMETRIC MAY NOT BE ABLE TO RAISE ENOUGH FUNDS TO COMPLETE ITS INVESTMENT IN BII. Biometric has incurred losses to date. Our shareholders' deficit as of March 31, 1999, was $10,212,471. Since we haven't been able to generate significant cash from operations, we have had to rely on the sale of equity and debt securities for cash required for investments and operations, among other things. As noted, we have the right to invest up to US$ 5,000,000 into BII by acquiring its debentures. At May 31, 1999, we had invested US$ 3,600,000 into BII, leaving another US$ 1,400,000 to possibly be invested in the future. At April 30, 1999, our working capital was about $500,000, which isn't enough to make the rest of the investment in BII. Since Biometric is unlikely to have cash flow in the near future, we'll have to continue to rely on equity and debt financing for our operating and investment needs. If we can't raise enough money from equity and debt financing, we may not be able to complete our investment in BII debentures.



     RISK OF LOSS OF SOLE INVESTMENT IN ONE COMPANY; BIOMETRIC DOESN'T HAVE ANY OTHER INVESTMENTS THAT COULD OFFSET POOR BII RESULTS. We are leaving the natural resource industry sector in order to enter the technology industry. But we have only identified one company, namely BII, in which to invest in the short term. Right now, our success depends entirely on the future of BII. In turn, your investment in us is subject to that risk. BII has a history of losses, mainly due to the required accounting treatment of research and development outlays which are required to be expensed in the year incurred. For the year ended December 31, 1998, BII had a net loss of US$ 3,934,609, and for the year ended December 31, 1997, BII had a net loss of US$ 1,337,446. For the four months ended April 30, 1999, BII had a net loss of US$ 1,958,168. Biometric doesn't have any other investments that might offset BII's recent net losses.



     RISKS DUE TO OUR LACK OF CONTROL OF BII; SINCE BIOMETRIC DOESN'T YET OWN ANY SHARES IN BII, BIOMETRIC DOESN'T HAVE SHAREHOLDERS' RIGHTS SUCH AS THE RIGHT TO ELECT BII DIRECTORS. Our investment in BII consists only of its convertible debentures. Until we exercise our rights to convert these debentures to common stock of BII, we will not have the voting and other rights provided to the shareholders of BII through their shareholdings. Although Biometric's new President, Robert Kamm, is also President of BII, we don't have any control over BII's shareholders or Board of Directors. We might not always be able to cause BII to take actions that we think make good business or financial sense.



     RISK OF DEFAULT BY BII; BII HAS A LARGE PROPORTION OF DEBT; IF BII CAN'T MAKE ITS DEBT PAYMENTS, BIOMETRIC COULD LOSE ITS INVESTMENT IN BII. Our BII convertible debentures are unsecured and do not provide for regular payments of principal to us. BII currently has a large amount of debt. At December 31, 1998, BII had outstanding convertible debt totaling US$ 2,709,000, compared to total assets of US$ 769,974. At April 30, 1999, BII had outstanding convertible debt totaling US$ 4,422,500, compared to total assets of US$ 1,167,040. All but US$ 45,000 of BII's convertible debt is due to related parties, e.g., Biometric and Arete. If BII can't generate enough cash to pay our principal and interest payments when due, it may default on our debentures and, if that happens, we could be forced to begin collection efforts or lose all of our investment.



RISKS RELATING TO BII'S BUSINESS AND OPERATIONS



     DIFFICULTIES RAISING MONEY FOR DEVELOPING BUSINESSES; NEITHER BIOMETRIC NOR BII IS PROFITABLE YET, AND NEITHER COMPANY CAN BE SURE OF RAISING ENOUGH MONEY FROM OUTSIDE SOURCES. BII is a relatively new business, incorporated in 1995. In addition, our own business has recently completely changed its direction. As new and growing businesses, both we and BII don't yet generate profits from our operations to cover our day-to-day operating costs and to make investments (such as buying expensive new equipment) that we need to grow our businesses. Therefore, we need money from outside sources. In the past, both we and BII have had to sell stock in our companies, and also borrow money, to meet our large and ongoing needs for capital. If we can't continue to raise enough money from these sources, neither we nor BII will be able to grow our businesses. We have invested money in BII, but that won't be enough to keep BII solvent. Further, if we can't provide more money to BII, and they have to sell more stock to other people, our ownership interest in BII could be lessened.



     BII MAY NOT BE ABLE TO DEVELOP A LARGE ENOUGH MARKET FOR ITS BIOMETRIC IDENTITY VERIFICATION PRODUCTS; THESE PRODUCTS AREN'T YET IN WIDE USE. The market for BII's products must grow for it to succeed. Its major products, namely biometric identity verification ("Bio-ID") products and biometric imaging products, have not experienced widespread commercial acceptance. In part, this is because Bio-ID products are a new approach to identity verification and they have not been widely used.



     Factors that could affect whether BII can develop a large market for Bio-ID products include:



        - whether their cost, performance and reliability compare favorably to competitive products



        -  whether customers come to understand their benefits



        - whether the public will be "put off" by the intrusiveness of the products and how companies collect and use fingerprint information



           NOTE: Some groups have objected to Bio-ID products on civil liberties grounds, as an invasion of privacy, and legislation has been proposed to regulate the use of Bio-ID products to prevent such abuse

        - whether the public trusts that companies will not abuse the confidentiality of personal information created from using Bio-ID products



        - whether institutional purchasers (such as banks and retailers) will install the infrastructure in automatic teller machines and point-of-sale equipment to use Bio-ID products



        -  whether BII can develop an international market for its products and



        -  whether BII successfully markets and promotes its products



     BII FACES INTENSE COMPETITION FROM OTHER TECHNOLOGIES AND OTHER, BETTER-FINANCED COMPANIES. BII faces intense competition from other providers of sophisticated biometric imaging systems, as well as from providers who use traditional "low-tech" identification and security systems (e.g., key card, surveillance systems and passwords). A number of start-up and established companies develop and market software and hardware for fingerprint biometric security applications that could compete directly with BII's products. It is possible that other biometric identification technologies of which we and BII are aware, could ultimately be more widely adopted. These technologies could reduce demand for BII's products even if they were demonstrably superior. For example, a well-financed company with a large customer base and established distribution channels for its less sophisticated products might marginalize BII's possibly superior products.



     IF BII IS UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE ITS PRODUCTS COULD BECOME OBSOLETE, OR OTHER COMPANIES COULD EXPLOIT MARKET OPPORTUNITIES FASTER. The markets for Bio-ID products and biometric imaging systems rapidly change in response to newer, more advanced products. Unless BII's products keep up with the demand for sophisticated technology, they could become obsolete. Even if BII can keep pace, it could fail to predict where the market is going and thus develop technology that customers do not want to buy. Or BII might develop desirable products but too slowly and be surpassed by a competitor.



     BII DEPENDS ON STRATEGIC RELATIONSHIPS FOR PRODUCT DISTRIBUTION; IF THESE RELATIONSHIPS DON'T WORK OUT, OR IF THE OTHER COMPANIES DON'T DO ENOUGH TO MARKET BII PRODUCTS, BII COULD LOSE SALES. BII's business plan depends on establishing strategic relationships with marketing partners to distribute some of its products. These may include original equipment manufacturers (known as OEMs), systems integrators and resellers. It may be difficult for BII to identify and establish relationships to assure the successful marketing of its products. Even if BII identifies partners, negotiating deal terms can be a laborious process. Once an agreement is reached, it could be terminable with little notice, or disputes could arise as to interpretation. It's also difficult to control the resources and effort that a partner will devote to the marketing of BII's products.



     IF BII'S PRODUCTS ARE DEFECTIVE OR FAIL TO MEET PERFORMANCE CRITERIA, THIS COULD REDUCE BII'S PROFITS. Despite careful quality control in design and production, newly-introduced complex products often have undetected defects (e.g., software "bugs") or they do not initially meet customer performance specifications. Even if the defects are ultimately corrected, BII could:



     - lose customers



     - be forced to divert its employees and resources in order to work with the dissatisfied customers



     - make refunds



     - cover breaches in product warranties, or



     - conduct a product recall



     Because BII's products are designed to improve security, malfunction could hurt BII's customers. Examples of the impact of product failure include:



     - unauthorized persons gaining access to dangerous or sensitive physical facilities



     - the alteration or theft of customer database information, or



     - fraudulent financial transactions

     These failures could result in loss of customers or negative publicity. Even if defects are minor and readily corrected, BII's efforts at correction could reduce or even eliminate profits from sales. BII may not be able to maintain product liability insurance to adequately cover such risks.



     BII HAS ONLY LICENSE RIGHTS RATHER THAN OWNERSHIP RIGHTS TO ITS BIO-ID TECHNOLOGY. BII licenses its technology from Arete under an exclusive world-wide license. The license has no expiration date, although Arete can terminate the license if BII materially breaches the license agreement. BII has not yet accrued or paid any significant royalties to Arete. Only after BII has paid US$ 1,250,000 of royalties will Arete transfer ownership of the intellectual property outright to BII. Until then, BII is dependent on Arete's maintaining its ownership and right to exploit the technology. BII doesn't control Arete's efforts to protect its rights to these technologies. If Arete doesn't do enough to protect the technologies, BII would be put at a significant competitive disadvantage since much of BII's market advantage stems from its use of technology that's currently unique to Arete.



     BII'S PROPRIETARY TECHNOLOGY MAY BE IMPOSSIBLE TO PROTECT OR MAY INFRINGE ON OTHER TECHNOLOGIES. Subject to its license from Arete, BII's competitive advantage depends on owning and controlling the right to exploit its technology. The usual means to protect proprietary rights in technology are through patent, copyright, trade secret and contract law. Arete holds, and BII expects eventually to hold, United States and foreign patents covering certain of BII's products and technologies. Patent protection, however, does not eliminate all risks. For example:



     - the claimed inventions in Arete's patents may not be broad enough to cover the technology contained in BII's products



     - Arete or BII may have their patent applications denied, or



     - another person may challenge the validity of the patents or claim they do not cover a similar invention which such person intends to commercialize



     BII also depends on its employees, consultants and other persons to keep confidential BII's trade secrets and other proprietary information. If any of these persons reveals this confidential information, BII could lose major competitive advantages.



     BII DEPENDS ON ITS KEY TECHNOLOGY PERSONNEL AND ON ITS RELATIONSHIP WITH ARETE. BII's competitive position depends on its ability to find and keep employees who have special knowledge about designing, manufacturing and marketing Bio-ID products. Its senior management has many years of experience in the Bio-ID field. For example:



     - Dr. Stephen Lubard, founder and Chairman of BII, is an engineer with over 20 years of experience in managing highly technical projects and developing software and computer systems for solving complex image processing problems



     - Robert Kamm, Chief Executive Officer, is an experienced technology entrepreneur and has started two previous technology companies



     - Parker Eagerton, Vice President of Operations, has considerable experience in the areas of devising cost-effective manufacturing strategies and assuring that products are engineered and designed with manufacturing in mind



     It would be very difficult and time-consuming for BII to locate personnel with the combination of skills and attributes required to carry out its strategy.



     BII also depends on its relationships with Arete. For example, Arete has agreed to provide engineering services for BII, in exchange for payments from BII. Under this agreement, Arete provides BII with the equivalent of services of four full-time engineers, and Arete will use its best efforts to supply additional engineering assistance as needed. If Arete can't provide enough engineering assistance, BII could lose access to technology that would enable it to compete in the marketplace.

     POSSIBLE FAILURES BY THIRD PARTIES TO COMPLY WITH Y2K ISSUES. The Year 2000 issue refers to certain negative impacts on business systems that could be caused by the arrival of the new millennium. Best known is the possible inability of computer software to recognize the year 2000 as a date. Unless the software is fixed, date-sensitive systems may begin to fail prior to January 1, 2000. Failures may range from relatively minor processing inaccuracies to catastrophic system malfunctions. Failures may affect not only systems used to process everyday business information, but also the imbedded computers that control plant machinery, robotics, office equipment, elevators and building climate and security systems.



     Biometric does not expect to experience significant Year 2000 issues, because we use standard commercial programs and systems that have been designed or upgraded to comply with requirements imposed by the transition into the next millennium. We are contacting our main suppliers to make sure that they are also Year 2000 compliant, a process we expect to complete by the third quarter of 1999.



     BII has evaluated the products and services that it offers, as well as its information technology infrastructure, and has determined that they are Year 2000 compliant. BII's business involves integrating its products with those of original equipment managers and value added resellers. If any of those companies is not Year 2000 compliant, their product sales, and consequently BII's sales, could drop.



     OUR STOCK IS LOW-PRICED STOCK SUBJECT TO "PENNY STOCK" RULES; BROKER-DEALERS MAY BE LESS WILLING TO DEAL IN PENNY STOCKS SUCH AS OURS IF THEY FIND THE NEW "PENNY STOCK" LAWS TOO BURDENSOME. Our common stock would be classified as "penny stock" under United States securities laws. The laws relating to penny stocks were changed in 1990 because of alleged abuses in the penny stock market. The new laws require broker-dealers who sell penny stocks to meet burdensome requirements that might limit their willingness to deal in those stocks. For example, a broker-dealer selling a penny stock must:



     - give the customer written information about the market for penny stocks including a discussion of how such stocks are traded, and the risks of the penny stock market. This information must also describe the broker-dealer's duties to the customer and let the customer know about his or her rights and remedies if the broker-dealer violates these duties.



     - give penny stock customers written monthly account statements that list their holdings and estimated market values.



If broker-dealers find these requirements too burdensome and therefore are less willing to deal in penny stocks, this might limit market activity for all penny stocks, including Biometric's common stock. This could limit your ability to sell your stock when you want and at a satisfactory price.

                           THE ANNUAL GENERAL MEETING


     This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by Biometric's management from Biometric's shareholders to be voted at the annual general meeting of Biometric's shareholders. Our Board of Directors has determined that the proposed transactions are in the best interests of our shareholders and unanimously recommends that you elect the director nominees and that you vote "for" each of the other proposals to be presented at the meeting. Please see the Information Circular for the annual general meeting, at page 29.



     The annual general meeting will be held at Biometric's principal office located at Suite 1940 - 400 Burrard Street, Vancouver, British Columbia, Canada, on Friday, July 30, 1999, at 10:00 a.m. (local time in Vancouver, B.C.). At this meeting, we will ask you to:



     - fix the number of directors at four



     - elect directors



     - approve our appointment of independent auditors



     - authorize us to grant incentive stock options



     - approve the reverse stock split



     - approve the transfer to British Columbia



     - approve the reduction of Biometric's authorized share capital



     - approve the adoption of new corporate governance documents and



     - approve the change in the Biometric's name.



     If you wish to present a shareholder proposal at our annual general meeting in 2000, your proposal must be received by January 31, 2000, in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Please direct your proposals to the Corporate Secretary, at our address shown above.



VOTING SECURITIES; RECORD DATE (PAGE 30)



     You are entitled to vote at the annual general meeting if you owned shares of Biometric's common stock as of the close of business on June 25, 1999.



     On June 25, 1999, there were outstanding 45,767,743 [UPDATE PRIOR TO MAILOUT TO SHAREHOLDERS] shares of Biometric's common stock, and no other types of stock. You will have one vote for each share of Biometric's common stock you owned at that date.


VOTES REQUIRED


     Biometric will need the following percentages of favorable votes to approve the proposals:



        - At least a majority of shares voted at a meeting, whether in person or by proxy, at which a quorum is present, must fix the number of directors at four, elect each of the director nominees and approve the appointment of the independent auditor, the granting of incentive stock options, the reverse stock split, the reduction in Biometric's authorized share capital upon the transfer to British Columbia, and the change in Biometric's name.



        - At least two-thirds of the shares present at a meeting, whether in person or by proxy, at which a quorum is present, must approve the transfer to British Columbia.



     On May 31, 1999, Biometric's directors and officers together held 2.5% [TO BE UPDATED PRIOR TO MAILOUT TO SHAREHOLDERS] of Biometric's outstanding common stock.

APPOINTMENT AND REVOCATION OF PROXIES (PAGE 29)



     The persons named in the accompanying proxy form are either an officer or director of Biometric. However, if you wish to appoint an alternate proxy, you may appoint any person you choose, including someone who is not a Biometric shareholder.



     A PROXY WILL NOT BE VALID UNLESS THE COMPLETED, DATED AND SIGNED FORM OF PROXY IS DELIVERED TO EITHER:



     - Pacific Corporate Trust Corporation, Suite 830, 625 Howe Street, Vancouver, British Columbia, Canada V6C 3B8 not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the annual general meeting, or



     - the Chair of the meeting before the start of the annual general meeting.



     If you provide your properly executed proxy before the annual general meeting, and you do not revoke the proxy, your proxy will be voted in accordance with the instructions indicated in your proxy. If you provide no voting instructions, your proxy will be voted "for" Biometric's director nominees and "for" approval and adoption of the above proposals.



     YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE BY SIGNING A REVOCATION NOTICE AND DELIVERING IT TO EITHER:



     - BIOMETRIC'S REGISTERED OFFICE, AT SUITE 1100, 1055 WEST HASTINGS STREET, VANCOUVER, BRITISH COLUMBIA, CANADA V6E 2E9 OR



     - THE CHAIR OF THE MEETING ON THE DAY OF THE ANNUAL GENERAL MEETING OR ANY ADJOURNMENT OF IT AND VOTING IN PERSON.



     Biometric will pay for all costs of this proxy solicitation.

                                  THE COMPANY



DESCRIPTION OF BUSINESS



     Biometric Security Corp. believes that certain information contained in this Proxy Statement/Prospectus constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable laws or regulatory policies. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Although Biometric has attempted to identify important factors, including those listed under "Risk Factors" below, that could cause actual results to differ materially, there may be other factors that can cause actual results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.



  Structure of the Company



     Biometric Security Corp. was incorporated by registration of its memorandum and articles under the Company Act (British Columbia) on January 16, 1979 under the name "North American Power Petroleums Inc." Its name was changed to "Sonoma Resource Corp." on January 5, 1990. Sonoma adopted a new set of Articles effective as of July 19, 1996.



     On November 10, 1998 Sonoma transferred its domicile from British Columbia to the State of Wyoming, changed its name from "Sonoma Resource Corp." to "Biometric Security Corp." and adopted Articles of Continuance governed by Wyoming law (but unchanged from its prior charter except so as to conform to requirements of the Wyoming corporations statute). On November 12, 1998, Biometric increased its authorized capital to an unlimited number of common shares.



     Biometric's executive offices are located at Suite 1940, 400 Burrard Street, Vancouver, British Columbia, Canada, V6C 3A6. Its registered office and address for service in British Columbia is care of its solicitors, Catalyst Corporate Finance Lawyers, Suite 1100, 1055 West Hastings, Vancouver, British Columbia, Canada V6E 2E9. Biometric's registered office and address for service in Wyoming is care of its Wyoming attorneys, Hathaway, Speight & Kunz, LLC, 2515 Warren Avenue, P.O. Box 1208, Cheyenne, Wyoming, U.S.A. 82003-1208.



     On December 31, 1998 Biometric owned seven subsidiaries, six of which (detailed in the chart below) are related to its mineral exploration activities in Argentina (see Business of the Company -- Historical Operations: Mineral Exploration in Argentina). Except for Sonoma Resource de Argentina S.A. (further described below), none of the subsidiaries has any material assets and Biometric plans dissolve them as soon as possible.



                                                     DATE OF         JURISDICTION OF     PERCENTAGE
              NAME OF SUBSIDIARY                  INCORPORATION       INCORPORATION     OWNERSHIP(1)
              ------------------                  -------------      ---------------    ------------
Sonoma Resource de Argentina S.A.               November 30, 1995       Argentina           100%
Castano S.A.                                     August 7, 1996         Argentina           100%
Castano Mining (Barbados) Ltd.                    June 6, 1996          Barbados            100%
Cerro Toro S.A.                                  August 5, 1996         Argentina           100%
Cerro Toro Mining (Barbados) Ltd.                 June 6, 1996          Barbados            100%
Sonoma Resource (Bermuda) Ltd.                    June 5, 1996           Bermuda            100%


---------------

(1) Represents the percentage of voting securities held. None of the subsidiaries has any non-voting securities outstanding.



     The seventh subsidiary, Supron Energy Corp., an inactive British Columbia corporation and a natural resources company, has no activities or assets, and Biometric plans to dissolve it as soon as possible.

BUSINESS OF THE COMPANY



  Historical Operations: Mineral Exploration in Argentina



     Until mid-1998 Biometric's business was exclusively mineral exploration. In light of the state of the markets for gold and other precious metals, Biometric made a strategic decision to leave the resource sector and began disposing of its mineral exploration assets. Biometric made this change because management believes that the price of gold will remain depressed into the foreseeable future. That means that Biometric, in common with other precious metal exploration companies, would have trouble financing its exploration operations, since this financing is based on cash flow estimates of future production from mineral properties. With low metals prices, even if mines are put into production, the cash flows based on those prices may not be high enough to justify exploration financing.



     On December 31, 1998, Biometric's mineral exploration assets were held indirectly through its wholly-owned subsidiary Sonoma Resource de Argentina S.A. This subsidiary owned 100% of the Cerro Toro Project located in the San Juan Province of Argentina and the Apeleg Claim Block located in the Chubut Province of Argentina, which included 9 properties comprising 93,709 hectares. These limited Argentina operations were what remained following cutbacks made by Biometric earlier in 1998, when Biometric had significantly reduced its staff and overhead in Argentina and had substantially cut back on its exploration activities.



     In November 1998, Biometric through its subsidiary reached an agreement to sell up to 100% of its Argentinean properties to Inlet Resources Ltd., a corporation organized under British Columbia law with executive offices in Vancouver. In order to grant Inlet an option to acquire 90% of the properties, Inlet and Biometric entered into a written agreement for such purchase on January 21, 1999, which was approved on February 15, 1999 by the Canadian regulatory authorities. Under the agreement, Inlet must pay US$ 750,000 and issue 300,000 of its shares to Biometric over a three year period and also complete a work commitment requiring expenditure of US$ 2,150,000. Under this work commitment, Inlet must spend a total of US$ 2,150,000 on exploration work over three years, on the optioned Argentinean properties. If Inlet fails to meet this commitment, it will lose the right to exercise its option to acquire the properties. Inlet may acquire the remaining 10% by the payment of US$ 2,000,000 to Biometric. By March 1, 1999, Biometric had received US$ 150,000 and 100,000 common shares of Inlet.



     Inlet is a public company whose stock is traded on the Vancouver Stock Exchange. The closing price for Inlet's stock on June 9, 1999, was $0.07. Inlet is engaged in the acquisition, exploration, development and subsequent production relating to mining properties. Biometric had acquired 100,000 shares of Inlet common stock and has since sold the shares for $11,078. Biometric holds no Inlet shares at this time. At December 31, 1998, Inlet had 20,174,875 shares outstanding. If Biometric receives 200,000 shares of Inlet stock, Biometric's ownership percentage would be approximately 1%.



     When Inlet has met all its obligations under the agreement, Biometric will have completed its departure from the natural resource sector. It has no plans to return to this industry.



  Current Activity: Investment in U.S. Fingerprint Technology Company



     On June 12, 1998, Biometric entered into an agreement (the "BII Agreement") to acquire up to US$ 5,000,000 of convertible debentures to be issued by Biometric Identification, Inc., a California corporation ("BII"), which is engaged in development of fingerprint identification technology and related products. Biometric now has no other activity than its investment in BII but, as further discussed below, is contemplating entering into the same business as BII.



     BII is controlled by Arete Associates, a California corporation having its executive offices in Los Angeles. Arete owns 80% of the issued and outstanding shares of BII. Employees of BII and Arete hold the remaining shares of BII.



     Arete has been a Department of Defense research and development contractor for over 20 years specializing in sensor systems and pattern recognition software development. Many of Arete's mathematicians and physicists helped develop the fingerprint identification technology now being further developed and commercialized by BII. Arete has obtained the recognition of the technical community through an integration of scientific knowledge and advanced sensor systems expertise.



  Terms of Investment in Biometric Identification Inc.



     Under the BII Agreement, Biometric agreed to invest in BII by purchasing in a series of tranches up to US$ 5,000,000 of convertible debentures issuable by BII. The BII debentures bear interest at the lowest "applicable federal rate" required to avoid imputation of interest under U.S. tax law and, unless converted, will mature and be payable on June 12, 2003, the fifth anniversary after the closing date of the first three tranches. If Biometric fails to close its purchases of debentures by the due date for any tranche, it loses its rights to purchase subsequent tranches of debentures unless BII waives such noncompliance. As of May 31, 1999, Biometric had purchased US$ 3,600,000 of the debentures in accordance as the following table:



        DESIGNATION           PRINCIPAL AMOUNT        OUTSIDE PURCHASE DATE
        -----------           ----------------    -----------------------------
Tranche A & B                  US$   350,000      Advanced before June 12, 1998
Tranche C                      US$   900,000      Advanced on June 12, 1998
Tranche D                      US$   500,000      Advanced on August 12, 1998
Tranche E:
  First advance                US$    75,000      Advanced on November 13, 1998
  Second advance               US$   250,000      Advanced on November 25, 1998
  Third advance                US$   250,000      Advanced on December 18, 1998
  Fourth advance               US$   550,000      Advanced on January 29, 1999
  Fifth advance                US$   125,000      April 16, 1999
Tranche F                      US$   500,000      April 16, 1999
Tranche G                      US$ 1,500,000      May 12, 1999*
          Total:               US$ 5,000,000


---------------

* Biometric has not yet purchased all of this tranche, and currently anticipates its purchases to be completed on or about July 12, 1999.



     Biometric may convert the BII debentures at any time into shares of BII common stock. The debentures will be automatically converted on an initial public offering by BII. As shown in the following table, if Biometric were to purchase all the BII debentures and immediately convert them without BII having issued any additional dilutive securities, Biometric would hold 45% of BII's common stock. That percentage, however, is subject to dilution resulting from share issuances resulting from exercise of stock options granted or to be granted under BII's incentive stock option plan as well as any subsequent equity financings undertaken by BII in which Biometric does not participate.



                                               PERCENT UPON
                                              CONVERSION OF
                DESIGNATION                   ENTIRE TRANCHE    CUMULATIVE PERCENTAGE
                -----------                   --------------    ---------------------
Tranche A, B & C............................      20.00%                20.00%
Tranches D & E..............................      13.33%                33.33%
Tranches F & G..............................      11.67%                45.00%



     Biometric has not made a decision whether to exercise its right to convert the BII debentures.



     The BII Agreement includes acknowledgements by Biometric and BII that they intend to merge if they determine it is in their interests following analysis of their mutual business objectives and whether a merger could be advantageously structured following consideration of tax, securities and other legal matters. The BII Agreement has no legally binding provision requiring the parties to merge, and the parties are not currently conducting any merger negotiations.

     Rand Edgar Capital Corp., a private British Columbia corporation with executive offices in Vancouver, British Columbia, arranged for Biometric's purchase of the BII debentures. RECC is owned and controlled by two persons, one of whom is the wife of Mr. William Rand, a director of Biometric.



     RECC originally entered into a Memorandum of Understanding with BII and with Arete dated March 18, 1998, amended and replaced May 20, 1998. RECC assigned its interest in the memorandum to Biometric on May 21, 1998 upon payment of US$ 145,000 plus reimbursement of its expenses. On June 12, 1998, RECC elected that such fee could be paid in the form of 715,575 common shares of Biometric at $0.30 per share. These shares were and are issued in pro rata tranches with the closing of tranches of Biometric's purchase of BII debentures. Finders fee shares issued to date have actually been in the form of special warrants, each exercisable for one share of Biometric's common stock at $0.30 per share. As of December 31, 1998, Biometric had issued 250,450 shares to RECC in connection with the finder's fee. In addition, Biometric has committed (but not yet issued) 161,005 shares for issuance to RECC in respect of the BII debentures that Biometric purchased on November 13 and 25, 1998, December 18, 1998, and January 29, 1999.



BUSINESS OF BIOMETRIC IDENTIFICATION INC.



       Overview



     BII was incorporated in 1995 as a subsidiary of Arete. Arete granted BII an exclusive world-wide license for all uses of Arete's fingerprint identification technology, to the full extent of Arete's rights in the technology. The license agreement provides that BII will pay Arete a license fee of US$ 0.10 per unit for the first 2,500,000 products and US$ 0.05 per unit for the next 20,000,000 products. Upon the payment of US$ 1,250,000 of royalties, Arete will transfer ownership of the licensed intellectual property outright to BII. Although the license has no expiration date, Arete can terminate the license on 30 days' notice if BII materially breaches the license agreement.



     BII has continued to develop the Arete technology and undertake its commercialization. BII's products use patented proprietary software for positive personal identification. The technology provides a higher level of security and ease of use compared to traditional older methods of identification such as personal identification numbers and passwords. The advantage of BII fingerprint identification technology relative to competitive products derives from its greater accuracy because it images the entire fingerprint and the rapidity with which it can be integrated into customer identification systems.



  Biometric Technologies



     Biometrics is the science of identifying an individual through his or her own unique physical characteristics. The biometrics industry is based upon the premise there are substantial commercial markets for positive personal identification based on the widespread need of employers, governmental agencies, service companies, among others, for accurate, rapid, cost-efficient and user-acceptable identification of persons. The existence of passwords for data access, PINs for ATM and account access, identification cards, photos and signatures on credit cards provides evidence of this need.

     There are six primary forms of biometric technology: fingerprint scanning, face recognition, hand geometry, iris/retina scanning, voice print and signature recognition. BII is focusing on fingerprint identification technology. Each other type of biometric technology has disadvantages not shared by fingerprint identification technology, as shown in the following chart:



     TECHNOLOGY               MAIN USES              ADVANTAGES             DISADVANTAGES
Fingerprint Scanning    Retail point of sale    Highly accurate         Can be considered
                        and credit card         No memorization of      marginally intrusive
                        transactions            PINs or passwords
                                                                        Potential perception
                        e-commerce              Minimally intrusive     of law enforcement
                        Internet/intranet                               relationship
                        security                Easy to use
Face Recognition        Governmental            Relatively              Can be considered
                        applications (welfare   inexpensive             intrusive
                        agencies, departments
                        of motor vehicles)      Easy to use             Requires large
                                                                        amounts of data
                                                                        storage capability
                                                                        because image of
                                                                        entire face
Hand Geometry           Time and attendance     Relatively easy to      Requires large
                        monitoring              use                     equipment, and the
                                                                        equipment is easily
                                                                        vandalized
Iris/Retina Scanning    High security           Extremely accurate      Expensive
                        applications such as
                        nuclear power plants                            Can be considered
                                                                        intrusive
Voice Recognition       Remote access           Relatively              Slow in application
                        applications such as    inexpensive
                        remote banking                                  Can be affected by
                                                                        physical condition or
                                                                        emotional state
Signature Recognition   Document processing     Relatively              Can be affected by
                        in financial and        inexpensive             physical condition or
                        insurance industries                            emotional state
                        and in government
                        applications                                    Accuracy has been
                                                                        questioned



  Technology and Products



     BII's products use a proprietary patented fingerprint verification software. The system registers the entire fingerprint of an individual, saves a template of it, and then at a later time verifies the individual's identity by retrieving the template and comparing it with a newly obtained fingerprint image. BII's line of biometric fingerprint identification products includes those which can be used in stand-alone mode or as part of a larger application. These products can be integrated into a broad range of existing applications that require user authentication such as access to personal computers, computer networks, ATMs, credit card readers and physical access control systems.



  Competitive Features of BII Fingerprint Identification Technology



     Verification software is the essential component of fingerprint identification biometrics. BII's software presents improvements in accuracy of verification and integration with other software and hardware. BII's products are small, versatile and inexpensive. During 1998, BII spent US$ 1,500,000 on product research and development. BII plans to spend approximately US$ 3 million in 1999.



     BII's products are unique among fingerprint identification systems for three major reasons:



-  Accuracy and Long-Term Reliability of Identification.



     Many fingerprint verification software techniques involve making identification based on certain features of the fingerprint, known as "minutia", but not the entire fingerprint. These minutia-based programs can be fooled by temporary alterations such as changes to the finger due to cuts or swelling. In contrast, the BII technique images the entire two dimensional ridge structure of the fingerprint so as to create a template for comparison purposes. The software's comparison technique compensates for image distortion, dislocation, rotation, sensor noise, finger swelling and scarring. It is only after performance of these compensatory techniques, and the process then indicates that the two print images still do not match, that the candidate print is declared dissimilar to the template.



     Minutia-based systems often have difficulty compensating for distortion and other factors such that over time they become less reliable in identifying stored fingerprints. This can require individuals to re-enroll (i.e., create new templates) and increases the probability of a false rejection.



     Test results confirm that BII's identification system is highly accurate. Less than one usage in a thousand results in a false positive (i.e., incorrect identity confirmation) or false negative (i.e., failure to confirm identify). The system permits enrollment of new users through one touch in a process completed within less than five seconds. Response time in usage is usually less than one second. BII tests the accuracy of its fingerprint identification systems using various software programs that test the products throughout the manufacturing process. The tests include general checks of systems and circuitry, and tests for tolerance of image quality.



-  Flexibility and Rapidity of Integration into Products.



     Another unique feature of BII's products is that the software, rather than being a permanent, unchangeable part of a computer chip, is programmable and therefore more flexible for various uses. This means that the software can be more easily integrated into products developed by original equipment manufacturers (known as OEMs) or value added resellers (VARs) which are sold to the ultimate user. By comparison, most competitive products rely on so-called "application specific integrated circuit" technology (sometimes referred to as "software frozen into silicon") which does not lend itself so readily to customization.



     BII has also developed an application software development kit to assist, for example, VARs in integrating their software with BII products. BII's software is compatible with Windows 95 and NT and is provided in the form of a "dynamic link library" which means that BII's software can link, or communicate, with the user's. This allows a user to customize the products for purposes of meeting the user specific needs and enabling capability with its computer environment.



-  Small and Inexpensive Products.



     BII's products use silicon sensor technology, which enables its products to be designed to function in very small sizes. BII is the first company to complete the integration of its software into a self-contained system the size of a business card, as included in its Veriprint 1100 product, discussed below.



  BII PRODUCTS



     BII has developed three main products. The first is BII's core software technology and the next two represent customer-ready applications. BII's product line of biometric fingerprint identification products includes products which can be deployed in stand-alone more or as part of a larger application. BII does not manufacture its own products but instead "outsources" its manufacturing so as to control costs.

     Currently, BII's major outside manufacturer is PrimeTech Electronics, Inc. This relationship is not exclusive for either BII or PrimeTech, and BII believes that it can readily find other outside manufacturers if PrimeTech were to be unavailable to manufacture BII products. BII purchases silicon sensors, its primary manufacturing component, either directly from the large silicon sensor companies (Siemens, Harris, ST Micro, Veridicom and Thomson CSF Semiconducteurs Specifiques), or through PrimeTech. BII purchases its board parts (that is, the collection of printed or soldered circuitry on which the sensors would be placed) from PrimeTech. BII has not entered into written purchasing or supply contracts with any of these companies.



     BII's existing product line is summarized below. All of these products are available for retail sale:



          1. BII FINGERPRINT IDENTIFICATION SOFTWARE -- The core software which is the "engine" of BII's product applications and features the following:



             - BII's patented fingerprint verification software that, as discussed above, focuses on fingerprint ridge patterns rather than minutia



             - detection of latex/rubber fake fingers used to "fool" less sophisticated identification systems



             - performs both matching (one-to-one) and searching (one-to-many)
               in a database



          2. VERIPRINT 2100 OPTICAL TERMINAL -- Complete biometric terminal with case, keypad and light emitting diode screen. This product is presently an "optically based sensor" product. Each unit sells for US$ 800 to US$ 900. The product has been available since 1997 and there are now approximately 3,500 units being used in connection with time and attendance and access control applications.





              BII hopes to achieve "silicon sensor" integration during 1999 which is superior to an optically based sensor product because use of silicon enables the product to become much smaller without loss of performance.



          3. VERIPRINT 1100 SILICON SENSOR, INTEGRATION COMPONENT -- Introduced in 1998, this is the first ever use of "silicon sensor" technology in a self-contained programmable fingerprint system including template storage for up to 1500 persons. The product is smaller than a business card and no thicker than a half dollar, so that it can be easily integrated into OEM products such as readers and keyboards. This sells for less than US$ 340 retail. Applications include safeguarding Internet access, electronic commerce and other sensitive data applications.



     In addition to its existing products, BII is also working on a new product, the Veriprint 2200, which BII expects to begin marketing in 1999. This product is to be a hybrid of the Veriprint 1100 and the Veriprint 2100 in that it will incorporate the silicon sensor technology of the Veriprint 1100, and will include a case, keypad and screen display similar to the Veriprint 2100. The Veriprint 2200 will contain a limited amount of storage for the fingerprint templates.



     BII's plans for additional future revenue include licensing its proprietary fingerprint identification software to large original equipment manufacturers in such areas as smart card technology, electronic commerce, and computer equipment. BII does not currently license its technology to any OEMs, but its software is currently being tested by several OEMs in anticipation of forming a licensing relationship in the future.



  PRODUCT INTEGRATION



     BII has integrated its products with newly-introduced solid state technology and is working with five vendors of the integrated system: Veridicom, Inc., ST Micro, Thomson CSF, Siemens and AuthenTec Inc. BII has also completed product integration with several other manufacturers such as Radionics, Inc., Westinghouse Security Electronics, Inc., Chubb Security, Simplex, Northern Computer and Apollo Computer. The integration process is time-consuming and expensive because it generally involves two levels of integration: first, the hardware must be designed to accommodate the company's products; then the software must be integrated with the hardware.

     BII has not entered into written supply, production or distribution contracts with any of the companies that integrate BII's products with theirs. BII typically enters into non-disclosure agreements with these companies, and provides other documents concerning the product integration process such as product specifications and integration timetables.



  Market for Products



  MARKET OVERVIEW



     The biometrics industry started with forensic applications using fingerprints for law enforcement and government security applications. In the last 30 years, electronic fingerprinting has evolved as an alternative storage and retrieval medium to paper and ink.



     BII believes that the fingerprint identification segment is the largest and most widely accepted method of biometric identification. New technologies, such as BII's products, are overcoming the historical problems of inaccuracy, false rejections and user nonacceptance that have limited the use of this tool for biometric identification and have held back long term market growth. With advances in computer technology, including cost reduction, miniaturization, and growing familiarity of the public with computer-based solutions, there is much greater potential for commercial investment in this area, particularly as prices further decline following ongoing technology development and increasingly widespread commercial implementation.



  BII'S MARKET FOCUS



     There are many applications for electronic fingerprint devices, including point-of-sale devices, electronic commerce, access control, and computer security. Although BII's technology can be used in almost any environment requiring highly accurate and rapid identification of persons, it would be much more expensive and time consuming to focus initially on applications in so-called open systems, which involve large number of ever changing users and sites. Examples of open systems include the credit card and electronic commerce industries. Because there is extensive demand for application in closed systems, which are less time-intensive and expensive to implement, BII has decided to focus its efforts on these in the short term. Examples of closed systems include access control for company personnel, time and attendance records for employees, and access and usage security for computer networks.



  Time and Attendance Records



     There is high demand for closed system identification controls. Many industries (manufacturing, retail, service) with large numbers of wage workers desire to reduce the fraud associated with "buddy punching" (clocking in and out for an absent co-worker). Buddy punching is relatively easy because cards and person identification numbers ("PINs") are not intrinsically linked to the card holder.



     BII currently provides its time and attendance products to companies such as Stromberg Corporation, Control Module, Inc. and Synel Corporation.



  Building Access Control



     Another promising closed system for BII products is in controlling entry of persons to buildings and office suites. The need is growing in the large U.S. service economy involving large numbers of office workers who are highly concentrated in urban areas with a strong perceived need to prevent extremely costly vandalism and theft or alteration of records. Large corporations, sensitive government locations, law and other professional firms, hospitals, banks, correctional institutions, airports and educational institutions are all examples of institutions with large office security requirements.



     The introduction of biometric devices in this market has been limited, despite the considerable size of this marketplace, likely due to cost and system integration impediments. The electronic access control market is dominated by card and proximity reader devices placed on entries to control and limit access. BII's discussions at trade shows and with access control companies demonstrate that if biometric solutions could approach the cost level of card and proximity reader devices, then a biometric solution could become the primary application. BII has designed its Veriprint 1100 product line to meet these cost levels. Also, BII's product require less customer administrative oversight than for a card reader system because there is no longer any need to record and physically control identification cards.



     BII has completed or is nearing completion of integrating its product with those of large card identification companies such as Westinghouse Security Electronics Inc. and Radionics, Inc. For example, Westinghouse and Radionics have integrated BII's V2100 product with their access control systems.



  Computer Security



     As corporations and other organizations have decentralized their computer operations by widely installing personal computers ("PCs"), the points of access to networked systems and sensitive databases have greatly increased. Although PC's may substantially improve employee productivity, their proliferation presents a far larger security risk because access points are now so numerous. Networked PC systems are expected to grow as computer-based management of information increases worldwide. The rapid expansion of PC networked systems provides an important area of market growth for biometric products. Organizations now have concerns about a range of computer security issues such as protection of privacy of personnel and customer data, prevention of theft of competitively advantageous information (e.g., trade secrets), and prevention of deliberate damage to and corruption of data and systems.



     BII expects the commercial and governmental network security market to be one of the largest sources of demand for its biometric products. There may be also be a developing market of home users who would be willing to purchase inexpensive and compact security devices such as those of BII.



     BII is presently working with Radionics, Inc., one of the largest home security companies in the U.S., in order to integrate BII biometrics into their access control and intrusion systems



  Identification of Government Service Recipients



     In U.S. government applications, public agencies use biometrics to verify the identity of persons who wish to receive a service from the agency or pass through an application process. Examples include welfare agencies, departments of motor vehicles, and the U.S. Immigration and Naturalization Service. BII believes that there is interest in this area from governments due to concerns about fraud.



     BII also provides products for non-U.S. governments. For example, BII's Veriprint 2100 system is being used by the Venezuelan legislature in verification terminals that allow members of the Chamber of Deputies and Senate, and their authorized surrogates, to vote electronically from their desks.



  MARKETING AND DISTRIBUTION CHANNELS



     The favorable performance of BII products, combined with aggressive pricing, has enabled BII to secure relationships with several large companies. BII desires that once integration is completed with each OEM's products, the OEM will then introduce BII products into their distribution channels.



     BII has been executing its sales strategy through its sales team and has been actively marketing its product since September 1997. Since then, BII has developed a list of alliances with key customers including Westinghouse, Radionics, Thomson CSF, Gemplus and Keysource.



     BII is targeting both large and small companies. Although the larger companies offer long term sales potential, the innovative smaller VARs and OEMs are more often the first to adopt new technologies and create early stage demand from consumers. Early users sometimes divert business from industry leaders which creates incentive for the big companies to follow suit. BII is also going to target systems integrators and large consulting firms that thrive on introducing new technologies to their customers.

     To date, BII has focused on the time and attendance and access control markets. During 1999, it intends to expand its marketing efforts to include direct contact with financial institutions, "smart" and credit card companies, electronic commerce and computer equipment companies where interest in biometrics is growing.



     BII has retained a small marketing company located in the United Kingdom as a representative for BII in the European market area. BII wishes to secure several sales representatives to assist BII in introducing its products into the European and Asian marketplaces.



  COMPETITION



     BII competes with other providers of biometric identification services to the commercial markets it serves in time and attendance monitors, access control and computer security. In addition, BII competes with providers of non-biometric identification services. BII believes that the principal methods of competition in the identification verification industry are providing function, ease of integration and an affordable price. Many of BII's actual and potential competitors have greater financial, marketing and other resources than BII possesses.



  Patents, Trademarks, and Copyrights



     Arete has provided an exclusive license to BII for its five pending patents in fingerprint sensing and algorithms. The patent applications have been filed during the past three years with the U.S. patent office and three have proceeded to filings under the Patent Cooperation Treaty. Of these, one has proceeded to national stage filings in Brazil, Japan and Canada, and with the European Patent Office. Effective January 8, 1999, a patent on key technology elements of ridge recognition is in the process of being issued in the United States.



                            DESCRIPTION OF PROPERTY



     Biometric occupies approximately 2,300 square feet of leased space at Suite 1940, 400 Burrard Street, Vancouver, British Columbia under a lease expiring October 31, 2000. A total of four Biometric employees operate out of its Vancouver office.



     BII occupies two administration offices in California, an engineering office in Tucson, Arizona and sales offices in Dayton, Ohio and London, England.



     BII's California offices occupy a total of approximately 4,200 square feet and are located at 5000 Van Nuys Blvd., Sherman Oaks, California and 324 E-11th Street, Tracy, California. A total of 25 employees and consultants operate out of the California offices. A total of 10 employees and consultants operate out of the Arizona, Ohio, and London offices.



                               LEGAL PROCEEDINGS



     Other than as disclosed below, no material legal proceedings are pending to which Biometric is a party or of which any of its properties is subject.



     Effective as of November 10, 1998, in compliance with the "continuation" procedure provided for under the Company Act (British Columbia), Biometric transferred its domicile into the State of Wyoming, where it is now governed by the Wyoming Business Corporations Act. Biometric's management has subsequently determined that Biometric should transfer its domicile back to British Columbia. In order to solicit shareholder approval for this transfer, Biometric filed on March 5, 1999, as required by the Securities Exchange Act of 1934, a preliminary proxy statement with the SEC which was reviewed by the SEC staff. Based on its review, the staff informally advised Biometric that the staff believes that Biometric's transfer to Wyoming was an event that would have required the filing of a registration statement with the SEC, under the Securities Act of 1933.



     In response to the SEC's advice, on May 7, 1999, Biometric filed a registration statement under the Securities Act on Form S-4 for a repurchase offer with respect to the shares deemed to have been offered in connection with the transfer to Wyoming. Repurchase offerees may be able to sue Biometric for a possible violation of the registration requirement under the Securities Act. Biometric's exposure in that event is difficult to quantify because its shareholders were provided their statutory right of dissent under the Company Act (British Columbia) to be paid the fair market value of their shares if they dissented from the transfer to Wyoming. No shareholder exercised that dissent right.



                            SELECTED FINANCIAL DATA



     The selected consolidated financial data set forth below with respect to Biometric's consolidated statements of operations for each of the three fiscal years in the period ended December 31, 1998 and with respect to the consolidated balance sheets at December 31, 1998 and 1997, and with respect to Biometric's consolidated statements of operations for each of the three months ended March 31, 1999 and 1998, and with respect to the consolidated balance sheets at March 31, 1999 and 1998, are derived from Biometric's audited consolidated financial statements as of December 31, 1998 and unaudited interim consolidated financial statements as of March 31, 1999, included on pages F-1 - F-27. Consolidated statement of operations data for the years ended December 31, 1995 and 1994, and balance sheet data at December 31, 1996, 1995 and 1994 have been derived from Biometric's audited consolidated financial statements that are not included in this Proxy Statement/Prospectus. (These financial statements, which included a note reconciling differences between U.S. and Canadian Generally Accepted Accounting Principles ("GAAP"), were filed with Biometric's Annual Reports on Form 20-F.)



     You should read the following selected financial consolidated financial data in conjunction with Biometric's consolidated financial statements and the notes on pages F-1 - F-27. Historical operating results are not necessarily indicative of the results in any future period.



     As a result of Biometric's transfer into Wyoming, Biometric adopted U.S. GAAP and restated prior years figures to be in accordance with U.S. GAAP. Since Biometric's functional currency is Canadian dollars, all amounts are in Canadian dollars.



                         FOR THE THREE MONTHS
                            ENDED MARCH 31,              FOR THE FISCAL YEARS ENDED DEC. 31,
                         ---------------------   ----------------------------------------------------
                           1999        1998        1998        1997       1996       1995      1994
                         ---------   ---------   ---------   --------   --------   --------   -------
                               (STATED IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE DATA)
                               ----------------------------------------------------------------
Revenue................  $      57   $      31   $     159   $    175   $    102   $    211   $    36
Net income (loss)......  $    (132)  $     (86)  $  (5,684)  $ (2,200)  $ (1,259)  $ (1,142)  $  (406)
Net income (loss) per
  share................  $   (0.01)  $   (0.01)  $   (0.30)  $  (0.13)  $  (0.14)  $  (0.20)  $ (0.10)
Cash dividends declared
  per share............  $       0   $       0   $       0   $      0   $      0   $      0   $     0
Working capital........  $     112   $   2,990   $      10   $  3,072   $  6,369   $  1,936   $ 1,846
Total assets...........  $   4,763   $   8,131   $   4,007   $  8,274   $ 10,451   $  2,721   $ 2,010
Total liabilities......  $     113   $     225   $     299   $    283   $    571   $     91   $   143
Share capital..........  $  14,862   $  12,388   $  13,789   $ 12,388   $ 12,077   $  3,567   $ 1,662
Retained earnings
  (deficit)............  $ (10,212)  $  (4,482)  $ (10,080)  $ (4,397)  $ (2,197)  $   (937)  $   204

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS



FORWARD-LOOKING STATEMENTS



     As noted above, Biometric believes that the statements in this Proxy Statement/Prospectus that relate to future plans, events or performance are forward-looking statements. Actual results could differ materially due to a variety of factors, including the factors described under "Risk Factors." We have no obligation to publicly update these forward-looking statements to reflect events or circumstances after the date of this Proxy Statement/Prospectus or to reflect the occurrence of unanticipated events.



NOTE: WE USE THE NAME "BIOMETRIC" FOR DISCUSSIONS OF ALL PERIODS IN THIS SECTION, EVEN THOUGH BIOMETRIC ASSUMED ITS CURRENT NAME ONLY IN NOVEMBER 1998.



  Current Capital Resources and Liquidity



     Since inception, Biometric's capital resources have been limited. Since cash generated from operations has been nominal, Biometric has had to rely upon the sale of equity and debt securities for cash required for investments and operations, among other things. Biometric has acquired the right to invest up to US$ 5,000,000 into BII by way of the acquisition of convertible debentures (see "The Company -- Business of the Company"). As at May 31, 1999, Biometric had invested US$ 3,600,000 into BII, leaving another US$ 1,400,000 for potential future investment. On April 30, 1999, Biometric had working capital of approximately $500,000. Biometric's current working capital is not sufficient to make the rest of the investment in BII, nor are Biometric's working capital or cash flows sufficient to fund ongoing operations and other commitments. The ability of Biometric to settle its liabilities as they come due and to fund its commitments and ongoing operations is dependent upon the ability of Biometric to obtain additional equity or debt financing. If Biometric cannot raise the necessary financing directly by way of debt, equity or other means, the lack of capital may force it to curtail its purchase of debentures of BII and its operating activities. There is no assurance that Biometric will obtain any such financing.



     Other than the BII acquisition, Biometric does not have any commitments for material capital expenditures over the near or long term, and none are presently contemplated over normal operating requirements.



THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998



  Results of Operations



     A $0.01 loss per share in the quarter ended March 31, 1999 resulted from cash and short-term investment earnings of $56,954 plus a gain on the sale of the Argentine properties to Inlet Resources Ltd. of $164,855 less expenses of $353,880. This is compared to a $0.01 loss per share in the quarter ended March 31, 1998 from cash and short-term investment earnings of $31,456 less expenses of $99,413 and a loss on the disposal of equipment of $17,726. At March 1, 1999, Biometric had received US$ 150,000 and 100,000 common shares of Inlet. Biometric has since sold these shares for $11,078, or approximately $0.11 per share, which was the quoted market price for Inlet shares on the date of sale. The cash and shares originally received from Inlet, net of expenses incurred, has been reflected in the statement of operations.



     Administrative costs in 1999 increased 255% over the 1998 quarter, primarily as a result of Biometric incurring increased legal and audit fees, foreign exchange and finder's fees.

  Liquidity and Capital Resources



     During the quarter ended March 31, 1999 Biometric incurred a reduction in cash from operations, financing and investments of $89,964. The loss for the period was $132,071.



     During the quarter ended March 31, 1999 Biometric completed private placements totaling 11,666,666 units. These private placements were for proceeds (before costs) of $1,750,000, of which $660,592 had been advanced to Biometric prior to December 31, 1998. In addition, Biometric received $15,000 on the exercise of warrants and $75,000 for share subscriptions. During the period Biometric repaid a short-term $150,775 loan payable that was outstanding at December 31, 1998.



     During the quarter ended March 31, 1999 Biometric invested an additional $783,326 (US$ 550,000) including interest of $55,922 in debentures of BII.



  Balance Sheets



     Total cash and short-term investments at March 31, 1999 were $155,218 as compared to $245,182 at December 31, 1998, and working capital increased to $112,264 as at March 31, 1999 compared to $10,478 as at December 31, 1998. The increase in cash and working capital is largely attributable to Biometric's completing two private placements that raised cash proceeds of $1,750,000 less $660,592 received by Biometric before December 31, 1998 and the related costs of completing the financing.



     At March 31, 1999 a total of $4,476,467 (U.S. $2,875,000) including
$135,911 has been invested in debentures of BII. This is compared to $3,637,219 (U.S. $2,325,000) including interest of $79,989 that had been invested at December 31, 1998.



     At March 31, 1999 Biometric had no loans payable and had repaid the $150,775 short term loan that was outstanding at December 31, 1998.



     At March 31, 1999 Biometric had received $75,000 in share subscriptions for a private placement that was completed after March 31, 1999 and had completed the private placement it had received $660,592 for prior to December 31, 1998.



  Subsequent Events



     - On June 10, 1999, Biometric announced a $2,000,000 Private Placement. The private placement will consist of 10,000,000 units, brokered on a best efforts basis, at a price of $0.20 per unit for total proceeds of $2,000,000. Each unit will consist of one common share and one two-year non-transferable share purchase warrant. Each warrant is exercisable at a price of $0.20 per share in the first year and $0.23 per share in the second year. Remuneration paid to the broker for acting as agent will consist of a 10% commission ($200,000) payable in cash and a two year broker's warrant exercisable into a maximum of 1,500,000 shares of Biometric. The broker's warrants are exercisable at a price of $0.20 per share in the first year and $0.23 per share in the second year.



     - Biometric completed a $1,750,000 Private Placement on April 15, 1999. The private placement consisted of 11,666,665 units, brokered on a best efforts basis, at a price of $0.15 per unit for total proceeds of $1,750,000. Each unit consisted of one common share and one two-year non-transferable share purchase warrant. Each warrant is exercisable at a price of $0.15 per share in the first year and $0.17 per share in the second year. Remuneration paid to the broker for acting as agent consisted of a 10% commission ($160,000) payable in cash and a two year broker's warrant exercisable into (1,600,000) shares of Biometric. The broker's warrants are exercisable at a price of $0.15 per share in the first year and $0.17 per share in the second year.



     - Biometric invested an additional US$ 625,000 in BII debentures.



     - Biometric announced an Annual General Meeting of the shareholders, at which time the shareholders will be asked to vote on Biometric's proposal to continue to the Province of British Columbia and to consolidate Biometric's share capital on the basis of one post-consolidated share for each five pre-consolidated shares.



FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997



  Results of Operations



     A $0.30 loss per share in the fiscal year ended December 31, 1998 resulted from cash and short-term investment earnings of $159,118 less expenses of $1,250,578 and mineral property write-offs of $4,592,237. This is compared to a $0.13 loss per share in the fiscal year ended December 31, 1997 from cash and short-term investment earnings of $175,185, expenses of $759,182, and mineral property write-offs of $1,615,898.



     Administrative costs in 1998 increased 67% over 1997, primarily as a result of Biometric incurring increased professional fees and finders fees.



  Liquidity and Capital Resources



     During 1998 Biometric had a reduction in cash from operations, financing and investments of $3,084,928. The loss for the year was $5,683,697, which consisted largely of the write-down of mineral properties.



     During 1998, Biometric completed a 3,375,000 unit private placement that raised proceeds of $506,250 and a 660,000 unit private placement that raised proceeds of $99,000. In addition, Biometric raised $23,000 from the exercise of 100,000 stock options. Biometric also issued 250,450 Common Shares at a deemed value of $75,135 for finders fees in connection with the BII debentures.



     During 1998, Biometric invested $3,557,230 (net of interest income of $79,989) in BII debentures, disposed of equipment used in Argentina for proceeds of $151,512 and recovered $185,335 of security deposits.



  Balance Sheets



     Total cash and short-term investments at December 31, 1998 were $245,182 as compared to $3,330,110 at December 31, 1997 and working capital decreased to $10,478 as at December 31, 1998 compared to $3,072,259 as at December 31, 1997. The decrease in cash and working capital is largely attributable to Biometric's investment of $3,637,219 (including interest of $79,989) in convertible debentures of BII during the year.



     Equipment and leasehold improvements totaled $60,758 at December 31, 1998 as compared to $248,213 at December 31, 1997. The decrease is a result of Biometric selling off equipment in 1998.



     Mineral properties totaled nil at December 31, 1998 as compared to $4,670,516 at December 31, 1997. The decrease is a result of Biometric changing its business from mineral exploration to its investment in Biometric Identification Inc.



     Share capital totaled $13,128,263 at December 31, 1998 as compared to $12,387,691 at December 31, 1997. The increase is a result of Biometric issuing shares for cash proceeds of $628,250 and shares for services having a value of $112,322.



     Shares subscribed totaled $660,592 at December 31, 1998 as compared to nil at December 31, 1997 as investors had advanced Biometric $660,592 as funds advanced for a private placement that was completed after the year-end.



YEARS ENDED DECEMBER 31, 1997 AND 1996



  Results of Operations



     A $0.13 loss per share in the fiscal year ended December 31, 1997 resulted from cash and short-term investment earnings of $175,185 less expenses of $759,182 and mineral property write-offs of $1,615,898. This is compared to a $0.14 loss per share in the fiscal year ended December 31, 1996 from cash and short-term investment earnings of $102,147, expenses of $826,609 and mineral property write-offs of $534,853.



     Administrative costs in 1997 decreased 13% over 1996 as a result of Biometric cutting back promotional, travel, consultants and other costs.



  Liquidity and Capital Resources



     During the year ended December 31, 1997, Biometric had an increase in cash of $1,587,977 primarily as a result of its financing activities. The loss for the year was $2,199,895, which consisted largely of the write-down of mineral properties. During 1997, Biometric completed a special warrant placement of 5,000,000 units that raised net proceeds of $5,106,645 (see 1996 liquidity and capital resources below). Biometric raised $184,000 from the exercise of 200,000 warrants, and $126,400 from the exercise of 120,000 options.



     During 1997 Biometric incurred expenditures on mineral properties totaling $3,033,103 and purchased equipment and leasehold improvements of $79,658.



  Balance Sheets



     Total cash and short-term investments at December 31, 1997 were $3,330,110 as compared to $1,742,133 (excluding $5,106,645 of cash in escrow) at December 31, 1996. Working capital decreased to $3,072,259 as at December 31, 1997 compared to $6,369,429 as at December 31, 1996. Share capital increased primarily as a result of the closing of the 5,000,000 unit special warrant offering announced in October 1996. Advances on share subscriptions decreased from $5,106,645 to nil as a result of the completion of the 5,000,000 unit special warrant financing.



     Biometric expended a total of $3,171,103 of mineral property costs in Argentina that was initially capitalized during 1997.



YEARS ENDED DECEMBER 31, 1996 AND 1995



  Results of Operations



     A $0.14 loss per share in the fiscal year ended December 31, 1996 resulted from cash and short-term investment earnings of $102,147 less expenses of $826,609 and mineral property write-offs of $534,853. This is compared to a $0.20 loss per share in the fiscal year ended December 31, 1995 from cash and short-term investment earnings of $210,620, expenses of $606,230 and resource property write-downs of $746,371.



     Administrative costs in 1996 increased 36.4% over 1995 as a result of Biometric's move to new office premises, the hiring of additional personnel, advertising, promotional, exploration and travel costs incurred to support Biometric's mineral projects.



  Liquidity and Capital Resources



     During the year ended December 31, 1996, Biometric increased its cash by $99,492 primarily as a result of its financing activities which raised $3,403,506 by private placements and the exercise of warrants and options.



     The loss for the year was $1,259,315, which included a $534,853 write-off of mineral properties.



     On October 22, 1996, Biometric announced the private placement of 5,000,000 Special Warrants at an issue price of $1.10 per Special Warrant. Each Special Warrant entitled the holder to acquire, without further consideration, one unit comprising one common share and one-half of a share purchase warrant. Each whole warrant entitled the holder to purchase one additional share at $1.30 per share for a two year period. At December 31, 1996, Biometric held in escrow the proceeds from the sale of Special Warrants of $5,106,645, net of commissions and other offering costs, pending completion of a prospectus qualifying the common shares and share purchase warrants for distribution.

     Biometric also granted the underwriters 250,000 special compensation options as partial compensation for the placement of the Special Warrants. Each special compensation option entitled the underwriter to acquire, without further consideration, one compensation option. Each compensation option was exercisable for one unit at a price of $1.10 per unit to January 31, 1999. Each unit consists of one common share and one-half of a share purchase warrant, with each whole warrant entitling the underwriter to purchase one additional share for $1.30 per share to January 31, 1999.



     In January 1997, Biometric issued the 5,000,000 shares and 5,000,000 one-half share purchase warrants upon exercise of the 5,000,000 Special Warrants. Biometric also issued 250,000 compensation options to the underwriter upon the exercise of 250,000 special compensation options. In addition, the net proceeds from the sale of Special Warrants, together with interest earned thereon, were released to Biometric.



     Biometric received additional financing during 1996 from: the net proceeds of $1,486,568 from three private placements during 1996 totaling 1,537,000 common shares; $1,828,138 from the exercise of 2,022,250 warrants; and $88,800 from the exercise of 110,000 options granted to employees.



     During 1996 Biometric incurred expenditures on mineral properties totaling $2,998,643, purchased equipment and leasehold improvements totaling $223,643. Also during 1996, Biometric sold marketable securities for proceeds of $193,527 and paid a security deposit of $138,000.



  Balance Sheets



     Total cash and short-term investments at December 31, 1996 were $1,742,133 (excluding $5,106,645 of cash in escrow) as compared to $1,796,691 at December 31, 1995. Working capital increased to $6,369,429 as at December 31, 1996 compared to $1,935,574 as at December 31, 1995.



     A total of $2,998,691 in mineral property costs were expended in Argentina and initially capitalized during 1996.



     During 1996 Biometric expended $223,643 on equipment and leasehold improvements giving it a total of $257,743 in equipment net of depreciation at December 31, 1996. This compares to $42,600 for equipment and leaseholds at December 31, 1995.



     At December 31, 1996 Biometric had $138,000 in a security deposit related to a mineral property it was exploring in 1996.



     At December 31, 1996 Biometric had accounts payable of $570,752 largely related to the exploration work it was carrying out in South America.



YEAR 2000 COMPLIANCE



     The Year 2000 issue refers to certain negative impacts on business systems that could be caused by the arrival of the new millennium. Best known is the possible inability of computer software to recognize the year 2000 as a date. Unless the software is fixed, date-sensitive systems may begin to fail prior to January 1, 2000.



     Biometric does not expect to experience significant Year 2000 issues, because it uses standard commercial programs and systems that have been designed or upgraded to comply with requirements imposed by the transition into the next millennium. Biometric is contacting its main suppliers to make sure that they are also Year 2000 compliant, a process Biometric expects to complete by the third quarter of 1999.



     BII has evaluated the products and services that it offers, as well as its information technology infrastructure, and has determined that they are Year 2000 compliant. BII's business involves integrating its products with those of original equipment managers and value added resellers. If any of those companies is not Year 2000 compliant, their product sales, and consequently BII's sales, could drop. BII is contacting these companies to determine the state of their Year 2000 compliance. BII expects to complete this process by the third quarter of 1999.

                                    EXPERTS



     Biometric's consolidated financial statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 included in this Proxy Statement/Prospectus, have been so included in reliance on the report of KPMG LLP, independent chartered accountants, given on the authority of that firm as experts in accounting and auditing.



                      WHERE YOU CAN FIND MORE INFORMATION



     Biometric has filed with the SEC a Registration Statement on Form S-4, including amendments, under the Securities Act with respect to its Common Stock as discussed herein. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits and schedules. For further information about Biometric and its Common Stock, please see the Registration Statement and the exhibits and schedules filed with it. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference.



     Biometric files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by Biometric, including the Registration Statement and its exhibits and schedules, at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its Public Reference Room. These SEC filings are also available to the public at the SEC's web site at "www.sec.gov."

                              INFORMATION CIRCULAR

                            BIOMETRIC SECURITY CORP.
                        SUITE 1940 - 400 BURRARD STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 3A6

         (all information as at [MAY 31], 1999 unless otherwise noted)

                        PERSONS MAKING THE SOLICITATION


     BIOMETRIC IS DELIVERING THIS INFORMATION CIRCULAR SO THAT ITS MANAGEMENT MAY SOLICIT PROXIES OF SHAREHOLDERS FOR USE AT THE ANNUAL GENERAL MEETING OF BIOMETRIC'S SHAREHOLDERS TO BE HELD ON FRIDAY, JULY 30, 1999 AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING. While it is expected that the solicitation will be made primarily by mail, proxies may be solicited personally or by telephone by Biometric directors, officers and employees.



     Biometric is paying for all costs of this solicitation.


                     APPOINTMENT AND REVOCATION OF PROXIES


     The individuals named in the accompanying form of proxy are directors or officers of Biometric. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT ON THE SHAREHOLDER'S BEHALF AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY INSERTING THE PERSON'S NAME IN THE BLANK SPACE IN THE PROXY AND STRIKING OUT THE TWO PRINTED NAMES, OR BY COMPLETING ANOTHER PROXY. A Proxy will not be valid unless it is completed, dated, signed and delivered to Pacific Corporate Trust Company, Suite 830 - 625 Howe Street, Vancouver, British Columbia, Canada V6C 3B8 no later than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting, or is delivered to the Chair of the Meeting prior to the Meeting.



     A shareholder who has given a Proxy may revoke it in a writing signed by the shareholder or by the shareholder's attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of Biometric (Suite 1100, 1055 West Hastings Street, Vancouver, British Columbia, Canada V6E
2E9) at any time up to and including the last business day before the day of the Meeting or to the Chair of the Meeting on the day of the Meeting.


     A revocation of a Proxy does not affect any matter on which a vote has been taken prior to the revocation.

                             EXERCISE OF DISCRETION


     If the instructions in a Proxy are certain, the shares represented by the proxy will be voted on any poll by the person(s) named in the Proxy. If a choice with respect to any matter to be acted upon is specified in the Proxy, the shares will be voted or withheld from voting in accordance with the specifications so made.



     IF A SHAREHOLDER NEGLECTS TO SPECIFY A CHOICE IN THE PROXY, HIS SHARES WILL BE VOTED IN ACCORDANCE WITH THE NOTES TO THE PROXY.



     The enclosed proxy, when completed and delivered and not revoked, confers discretionary authority to vote on any amendments or variations of matters identified in the Notice of Meeting and on other matters that may come before the Meeting. At the time of this Information Circular, Biometric's management does not know of any amendment, variation or other matter that may be presented to the Meeting.

          VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES


     As at May 31, 1999, Biometric has issued and outstanding 45,767,743 [UPDATE PRIOR TO MAILOUT TO SHAREHOLDERS] fully paid and non-assessable common shares without par value, each share carrying the right to one vote. BIOMETRIC HAS NO OTHER CLASSES OF VOTING SECURITIES.


     Any shareholder of record at the close of business on June 25, 1999 who either personally attends the Meeting or who has completed and delivered a Proxy in the manner, subject to the provisions described above, shall be entitled to vote or to have such shareholder's shares voted at the Meeting.


     To the knowledge of Biometric's management, as of May 31, 1999, no person beneficially owns more than five percent (5%) of any class of Biometric's voting securities other than as set forth below. The following table sets forth the total amount of any class of Biometric's voting securities owned by each of its executive officers and directors and by its executive officers and directors, as a group, as of May 31, 1999. [UPDATE PRIOR TO MAILOUT TO SHAREHOLDERS]



                                                                   AMOUNT AND
                                                                   NATURE OF
                                                                   BENEFICIAL        PERCENTAGE
                    NAME AND ADDRESS(1)                           OWNERSHIP(2)        OF CLASS
                    -------------------                           ------------       ----------
Robert M. Kamm(3)...........................................              --              --%
Chester Idziszek............................................         335,000(4)         *
William A. Rand.............................................       2,148,450(5)          4.6%
Wayne Johnstone.............................................         479,700(6)          1.0%
Saundra J. Zimmer...........................................          95,000(7)         *
All executive officers and directors as a group (5
  persons)..................................................       3,058,150(2)          6.4%(2)


---------------


  * Less than one percent.



(1) The address for each of these persons is Suite 1940, 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6.



(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of May 31, 1999, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Biometric makes no representation that any of these options or warrants will be exercised.



(3) Mr. Kamm succeeded Patrick McCleery as Biometric's President on May 31, 1999 and also became a Director of Biometric on that date. Mr. McCleery beneficially owns 6,185,958 shares (12.5% of the class, calculated in accordance with Note (2) above). These include currently exercisable options and warrants, and options and warrants exercisable within sixty days hereof to purchase an aggregate of 1,420,000 shares as to Mr. McCleery and 2,323,000 shares as to Mrs. McCleery, with respect to which Mr. McCleery disclaims any beneficial ownership. They also include 1,283,000 shares beneficially owned by Mrs. McCleery, with respect to which Mr. McCleery disclaims any beneficial ownership. Biometric makes no representation that any of these options or warrants will be exercised.



(4) Includes currently exercisable options and options exercisable within sixty days hereof to purchase an aggregate of 285,000 shares. Biometric makes no representation that any of these options will be exercised.



(5) Includes currently exercisable options and options exercisable within sixty days hereof to purchase an aggregate of 285,000 shares. Also includes 901,950 shares and, in addition, warrants currently exercisable to purchase 961,500 shares, beneficially owned by Rand Edgar Capital Corp., a private British Columbia company, which is owned by the wives of Mr. Rand and Brian Edgar and of which Mr. Rand was a director, with respect to which Mr. Rand disclaims any beneficial ownership. Biometric makes no representation that any of these options or warrants will be exercised.



(6) Includes currently exercisable options and warrants, and options and warrants exercisable within sixty days hereof to purchase an aggregate of 291,050 shares. Also includes 10,000 shares owned by

    Mrs. Johnstone, with respect to which Mr. Johnstone disclaims any beneficial ownership. Biometric makes no representation that any of these options or warrants will be exercised.



(7) Includes currently exercisable options and options exercisable within sixty days hereof to purchase an aggregate of 95,000 shares. Ms. Zimmer does not own any shares of Biometric's common stock. Biometric makes no representation that any of these options will be exercised.



     To the knowledge of Biometric's management, there are no arrangements whose operation may at a subsequent date result in a change of control of Biometric.



                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS



     If you want to present a proposal at the Annual General Meeting of Shareholders in 2000, we must receive your proposal by January 31, 2000, so we can consider it for inclusion in Biometric's proxy statement and form of proxy relating to that Meeting. Please send your proposals to Biometric's Corporate Secretary, at Biometric's address: Suite 1940, 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6.



                             EXECUTIVE COMPENSATION



     Set out below are particulars of compensation paid to the following persons (the "Named Executive Officers"):



     (a)  Biometric's chief executive officer;



     (b) each of Biometric's four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds US$ 100,000 per year; and



     (c) any additional individuals for whom disclosure would have been provided under (b) except that the individual was not serving as an executive officer of Biometric at the end of the most recently completed fiscal year.



     On December 31, 1998, the end of its last full fiscal year, Biometric had one Named Executive Officer, Patrick W. McCleery, then the Chairman of the Board, President and a director of Biometric. Accordingly, the only person treated in the following charts is Mr. McCleery.



SUMMARY OF COMPENSATION



     The following table is a summary of compensation paid to Mr. McCleery during Biometric's last three fiscal years.




                                             ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                                                                AWARDS            PAYOUTS
                                                                                     RESTRICTED
                                                                                       SHARES
                                                                        SECURITIES       OR
                               FISCAL                    OTHER ANNUAL     UNDER      RESTRICTED
NAME AND                        YEAR                     COMPENSATION    OPTIONS       SHARE       LTIP      ALL OTHER
POSITION OF PRINCIPAL          ENDING   SALARY   BONUS   (CDN. $)(1)     GRANTED       UNITS      PAYOUTS   COMPENSATION
PATRICK W. MCCLEERY             1998      0        0      $120,059       420,000         0          N/A          0
Chairman of the Board and       1997      0        0      $127,122             0         0          N/A          0
President                       1996      0        0      $117,196       359,761         0          N/A          0



(1) Other annual compensation included consulting fees in connection with Mr. McCleery's managerial activities, and corporate finance advisory fees paid to Mr. McCleery.

LONG-TERM INCENTIVE PLANS -- AWARDS IN MOST RECENTLY COMPLETED FISCAL YEAR



     Biometric has no long-term incentive plan in place. A "Long-Term Incentive Plan" is a plan under which awards are made based on performance over a period longer than one fiscal year. It is different from a plan for options, SARs (stock appreciation rights) or restricted share compensation.



OPTIONS/SARS GRANTED DURING THE MOST RECENTLY COMPLETED FISCAL YEAR



     During its last fiscal year Biometric granted the following incentive stock options to Mr. McCleery . Biometric did not grant any SARs (stock appreciation rights) during this period.



                                                                                        MARKET VALUE
                                                                                        OF SECURITIES
                                                                                         UNDERLYING
                                           SECURITIES                    % OF TOTAL      OPTIONS ON
                                             UNDER       EXERCISE OR      OPTIONS        THE DATE OF
                                            OPTIONS      BASE PRICE      GRANTED TO     GRANT (CDN$/
                            DATE OF         GRANTED        (CDN$/       EMPLOYEES IN      SECURITY)
NAME                         GRANT            (#)         SECURITY)     FISCAL YEAR          (1)         EXPIRATION DATE
PATRICK W. MCCLEERY      Jan. 28, 1998      420,000         $0.23          23.5%            $0.23        January 28, 2001


                           POTENTIAL
                          REALIZABLE
                           VALUE AT
                            ASSUMED
                        ANNUAL RATES OF
                          STOCK PRICE
                       APPRECIATION FOR
                          OPTION TERM
NAME                   5%($)     10%($)
PATRICK W. MCCLEERY    $9,950    $20,286



(1) Calculated as the closing price of Biometric's shares on the Vancouver Stock Exchange on the date of the grant.



AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY


COMPLETED FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES



     The following table sets out incentive stock options exercised by Mr. McCleery during the last fiscal year, as well as the fiscal year end value of stock options held by him. During this period, he held no outstanding SARs.




                                                                                                        VALUE OF UNEXERCISED
                                  SECURITIES          AGGREGATE          UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                  ACQUIRED ON           VALUE                FISCAL YEAR-END             FISCAL YEAR-END ($)
                                   EXERCISE        REALIZED (CDN$)      EXERCISABLE/UNEXERCISABLE           EXERCISABLE/
NAME                                  (#)                (1)                       (#)                    UNEXERCISABLE (2)
PATRICK W. MCCLEERY                 0                     0                     420,000/0                        0/0



(1) Based on the difference between the option exercise price and the closing market price of Biometric's shares, on the date of exercise.



(2) In-the-Money Options are those where the market value of the underlying securities as at the most recent fiscal year end exceeds the option exercise price. The closing market price of Biometric's shares on December 31, 1998 (i.e., fiscal year end) was Cdn.$0.18.



TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS



     Effective May 31, 1999, Patrick McCleery resigned as Chairman, President and a director of Biometric. Mr. McCleery and Biometric have made an agreement, dated May 31, 1999, that Mr. McCleery will be paid $4,000 per month plus severance pay of $6,000 per month, plus benefits and stock options as determined by the Board of Directors. This agreement expires on June 30, 2001. There are no employment contracts between Biometric and any of its officers. Biometric has no defined benefit or actuarial plans.



COMPENSATION OF DIRECTORS



     Mr. McCleery's compensation was disclosed above. Biometric did not pay any cash compensation to any other Biometric director for his services as a director during the fiscal year ended December 31, 1998.



     Biometric has no standard arrangement to compensate directors for their services in their capacity as directors except for the granting from time to time of incentive stock options in accordance with the policies of the Vancouver Stock Exchange. During the last fiscal year, Biometric granted its directors, other than Mr. McCleery, incentive stock options to purchase a total of 665,000 Biometric common shares. It granted 285,000 to William Rand, 285,000 to Chester Idziszek, and 95,000 to Wayne Johnstone. These options are exercisable up to the close of business on January 28, 2001 (sometimes referred to as an "expiry date").



     All of the existing stock options are non-transferable and terminate on the earlier of the expiry date or the 30th day after the date on which the director, officer or employee, as the case may be, terminates his position at Biometric. If a director is forced to resign or is removed by special resolution, or if a senior officer or other employee is fired for cause, his options expire on the day of removal or firing.



     The outstanding options will be adjusted if Biometric consolidates, subdivides or similarly changes its share capital.



     During the fiscal year ended December 31, 1998 Biometric paid $56,561 to Rand Edgar Investment Corp. and Wayne Johnstone for consulting fees. Rand Edgar Investment Corp. is owned equally by William A. Rand, a director of Biometric, and Brian Edgar.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     Biometric has no committee that performs the function of a compensation committee. None of Biometric's officers or directors serves on a committee making compensation decisions of any other entity. Directors generally participate in compensation-related matters.



BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     Biometric currently has no compensation committee, nor is any compensation program in place for the executive officers of Biometric.

     Biometric's President determines the compensation paid to the Corporate Secretary. The Board of Directors determines the President's compensation.

PERFORMANCE GRAPH


     The graph below compares the five-year cumulative total return (assuming $100 invested on December 31, 1993) of Biometric's Common Stock to the Vancouver Stock Exchange Index.


                                                                     BIOMETRIC SECURITY                 VSE COMPOSITE PMT
                                                                     ------------------                 -----------------
12/31/1993                                                                 100.00                             100.00
12/30/1994                                                                 150.00                              72.00
12/29/1995                                                                 200.00                              75.00
12/31/1996                                                                 293.00                             112.00
12/31/1997                                                                  45.00                              58.00
12/31/1998                                                                  28.00                              37.00

                 INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS


     Except as disclosed below, since the start of the last completed fiscal year, no insider of Biometric, nominee for director, or any associate or affiliate of an insider or nominee, had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or would materially affect Biometric.



     Effective May 31, 1999, Patrick McCleery resigned as Chairman, President and a director of Biometric. Mr. McCleery and Biometric have made an agreement, dated May 31, 1999, that Mr. McCleery will be paid $4,000 per month plus severance pay of $6,000 per month, plus benefits and stock options as determined by the Board of Directors. This agreement expires on June 30, 2001.



     In June 1998, Biometric agreed to acquire an interest in Biometric Identification, Inc., a private California corporation. The BII acquisition was arranged by Rand Edgar Capital Corp., a private company controlled by the spouses of Brian Edgar and William Rand. Mr. Rand is a director of Biometric. RECC originally entered into a memorandum of understanding with BII and with Arete Associates, a private California company, dated March 18, 1998, amended and replaced May 20, 1998. RECC assigned its interest in the amended memorandum to Biometric on May 21, 1998 in exchange for a fee of US$ 145,000, plus reimbursement of its expenses. As of June 12, 1998, RECC elected to take its fee in the form of 715,575 common shares of Biometric to be issued at a price of $0.30 per share (for a total value of US$ 145,000) Biometric's closing stock price on the VSE on June 12, 1998, was $0.28. These shares were to be issued in pro rata tranches in accordance with the tranche advances being made by Biometric to BII. These finders fee shares were actually issued in the form of special warrants at a price of $0.30 per special warrant. Each special warrant is exercisable without the payment of any additional consideration into one common share of Biometric. RECC elected to take shares valued at US$ 145,000 instead of cash in order to help Biometric conserve its cash. "Special warrants" can be converted to shares at the holder's option. As at December 31, 1998, Biometric had issued 250,450 shares to RECC under the terms of this agreement. For further information about this acquisition, please see "The
Company -- Description of Business", below.



     During 1998, RECC loaned Biometric a total of $250,000. The loan is unsecured and was due on December 26, 1998. A total of $99,225 of the loan was repaid on December 29, 1998, and the balance of the loan of $150,775 was repaid after December 31, 1998. Biometric also allotted 65,789 shares at a deemed price of $0.19 per share at December 31, 1998, as allowed for under the rules of the Vancouver Stock Exchange, as consideration for the loan. Biometric's closing stock price on the VSE on December 31, 1998, was $0.17.



     Pursuant to a private placement completed on January 29, 1999. Patrick McCleery and Wayne Johnstone and RECC and Wendy McCleery participated in the offering of units at $0.15 per unit. Each unit consisted of one common share and one non-transferable share purchase warrant, and each warrant was exercisable for a period of two years at a price of $0.15 in the first year and $0.17 in the second year. Mr. McCleery subscribed for 500,000 units, Mr. Johnstone for 96,050 units, Mrs. McCleery for 823,000 units and RECC for 661,500 units. Biometric's closing stock price on the VSE on January 29, 1999, was $0.20.



     Pursuant to a private placement completed on April 15, 1999, Patrick McCleery and Wendy McCleery participated in an offering of units at $0.15 per unit. Each unit consisted of one common share and one non-transferable share purchase warrant, and each warrant was exercisable for a period of two years at a price of $0.15 in the first year and $0.17 in the second year. Mr. McCleery subscribed for 500,000 units and Mrs. McCleery for 500,000 units. Biometric's closing stock price on the VSE on April 15, 1999, was $0.25.



     Pursuant to a private placement completed on May 15, 1998, Wendy McCleery, Wayne Johnstone and RECC participated in an offering of special warrants at a price of $ 0.15 per special warrant. Each warrant was exchangeable, at no additional cost, into one common share and one non-transferable share purchase warrant that was exercisable for a period of two years at a price of $0.15 in the first year and $0.17 in the second year. Mrs. McCleery subscribed for 1,000,000 special warrants, RECC subscribed for 300,000 special warrants and Mr. Johnstone subscribed for 100,000 special warrants. Biometric's closing stock price on the VSE on May 15, 1998, was $0.22.



     During the fiscal year ended December 31, 1998, Biometric paid a total of $56,561 to Rand Edgar Investment Corp. and Wayne Johnstone for consulting fees. Rand Edgar Investment Corp. is owned equally by William A. Rand, a director of Biometric, and Brian Edgar. Also during that fiscal year, Biometric paid $120,059 in consulting fees to Patrick McCleery. Please see "Executive Compensation -- Summary of Compensation." The terms of these consulting arrangements were as fair to Biometric as those that Biometric could have obtained from unrelated third parties and arm's-length negotiation.


            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON


     No person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting. The term "person" includes each person: (a) who has been a director, senior officer or insider of Biometric at any time during and after Biometric's last fiscal year; (b) who is a proposed nominee for election as a director of Biometric; or (c) who is an associate or affiliate of a person included in subparagraphs (a) or (b).


                              NUMBER OF DIRECTORS


     Management of Biometric is seeking shareholder approval of a resolution fixing the number of directors of Biometric at four for the ensuing year. Approval of this resolution requires the vote of a majority of the shareholders entitled to vote at the Meeting.


                             ELECTION OF DIRECTORS


     The term of office of each of the present directors expires at the Meeting. BIOMETRIC'S MANAGEMENT WILL PRESENT THE PERSONS NAMED BELOW AS THE NOMINEES FOR ELECTION AT THE MEETING. Management believes that each of these nominees will be able to serve as a director. Each director elected will hold office until Biometric's next annual general meeting or until his or her successor is elected or appointed, unless his or her office is earlier vacated in accordance with the Articles of Biometric or with the provisions of the Wyoming Business Corporation Act.



     The following table contains useful information about the nominees.




                                                                                                           COMMON SHARES
                                                                                                           HELD (DOES NOT
         NAME, AGE, OCCUPATION(1),                 PRESENT POSITION(S)            DATE(S) SERVED          INCLUDE OPTIONS
            RESIDENT COUNTRY(2)                       WITH BIOMETRIC              AS A DIRECTOR           OR WARRANTS)(2)
Robert M. Kamm, 42(3)                             President and Director      Since May 31, 1999                  None
  Business Executive
  U.S.A.
Chester Idziszek, 51                              Director                    Since March 1, 1995               50,000
  Business Executive
  Canada
William A. Rand, 56(3)                            Director                    Since November 1, 1995           901,950(4)
  Business Executive
  Canada
Wayne Johnstone, 44(3)                            Director                    Since June 30, 1998              188,650
  Chartered Accountant
  Canada



(1) Each nominee not elected at the last annual general meeting has held the principal occupation or employment for at least five years.



(2) Biometric relies on the nominees for information as to country of residence, principal occupation and number of shares beneficially owned by the nominees (directly or indirectly or over which control or direction is exercised).



(3) Members of Biometric's Audit Committee.



(4) These shares are held by Rand Edgar Capital Corp., a private British Columbia company of which Mr. Rand had been a director, but is not a shareholder.

     The employees and consultants forming Biometric's management team and directors and their resumes are described briefly below.



Robert Kamm, President and Director



     Mr. Kamm, age 42, has been President of Biometric since May 31, 1999 and a Director since that date. He is also Chief Executive Officer and a Director of BII. He has served BII in those capacities since March 1998. Mr. Kamm is an experienced technology entrepreneur and has started two previous technology companies. From May 1997 to March 1998, Mr. Kamm was Chief Operating Officer and Chief Financial Officer of VideoActive Corp. From January 1996 to May 1997, he was Senior Vice President of Monument Mortgage, and from June 1994 to June 1995 he was President of Online Mortgage Documents. Prior to obtaining his M.B.A., Mr. Kamm was employed by General Motors Corporation's fuel systems division in manufacturing engineering management. In this role, Mr. Kamm was responsible for divisional investment planning and was also integrally involved in the development of GM's fuel injection product line. Mr. Kamm received a B.S. degree in Economics and Marketing from Alfred University in 1979, and received an M.B.A. in Finance from the University of California (Los Angeles) in 1985.



Chester Idziszek, Director



     Mr. Idziszek, age 51, is a Director of Biometric. Mr. Idziszek devotes approximately 10% of his time to Biometric. Mr. Idziszek has served Biometric in this capacity since March 1, 1995. Mr. Idziszek is also the President and CEO and a director of Adrian Resources Ltd., and a director of: Oromine Explorations Ltd., Braddick Resources Ltd., Cross Lake Minerals Ltd., Fresco Developments Ltd. and Norcan Resources Ltd. He is also President and a director of Madison Enterprises Corporation, Buffalo Diamonds Ltd., Hyperion Resources Corp. and Maracote International Resources Inc. (formerly, Cherry Lane Fashion Group). He was a director of Arequipa Resources Ltd. between July 1993 and August 1996. In addition, from 1990 to 1992, he was the Chief Executive Officer, President and a Director of Prime Equities International Corporation. Mr. Idziszek was also President of Prime Explorations Ltd. from 1987 to 1990. In addition, he has been a director and/or officer of numerous other junior mining and resource companies trading on the Vancouver Stock Exchange (these companies include Image Data International, La Plata Gold Corporation, Barrier Technology, Haddington Resources Ltd., Arlo Resources Ltd., Minamerica Corporation and Waseco Resources Inc.) Of these companies, Adrian Resources Ltd., Madison Enterprises Corporation and Maracote International Resources Inc. each have a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Mr. Idziszek has a B.Sc. (Geology) degree from University of Waterloo (1971) and an M.Sc. (Appl. Min. Expl.) degree from the University of Waterloo.



William A. Rand, Director



     Mr. Rand, age 56, is a Director of Biometric. Mr. Rand devotes approximately 10% of his time to Biometric. Mr. Rand has served Biometric in this capacity since November 1, 1995. Mr. Rand is a Director of Rand Edgar Investment Corp., an investment firm in Vancouver, B.C. which provides advisory services to Biometric. Prior to that, Mr. Rand was a partner in a law firm and practiced securities law. Mr. Rand currently sits on the board of a number of publicly traded mineral resource companies (these companies include Citation Resources Inc., Consolidated Team Resources Corp., Dome Ventures, Inc., Broadlands Resources Corp., International Curator Resources Ltd., International Uranium Corp., Lexacal Investment Corp., Lundin Oil AB, Red Sea Oil Corporation, Santa Catalina Mining Corp., South Atlantic Resources Corp., Tanganyika Oil Co. Ltd., and Tenke Mining Corp.). Of the companies for which Mr. Rand is a director, Broadlands Resources Ltd., International Curator Resources Ltd., International Uranium Corp., Lundin Oil AB and Tenke Mining Corp. each have a class of securities registered under Section 12 of the Exchange Act. Mr. Rand has considerable expertise in organizing and managing emerging public mineral resource exploration companies. Mr. Rand has a B.Comm. degree from McGill University (1963), an LLB degree from Dalhousie University (1966) and an LLM degree from the London School of Economics (1977).

Wayne Johnstone, Director



     Mr. Johnstone, age 44, is a Director of Biometric. Mr. Johnstone devotes approximately 70% of his time to Biometric. Mr. Johnstone has served Biometric in this capacity since June 30, 1998 and was a Director of Biometric's predecessor, Sonoma Resource Corp., from August, 1989 to November, 1995. Mr. Johnstone is a self-employed chartered accountant providing consulting and accounting services to various publicly traded companies. Prior to that Mr. Johnstone served as a senior accountant for Viceroy Resource Corp. and controller of Baja Gold Inc. (a company which merged with Viceroy Resource Corp.) from February, 1994 to December, 1996. Prior to that Mr. Johnstone served as an accountant for Weston Mineral Services Ltd., a private British Columbia company. Mr. Johnstone has a B.Comm. degree from The University of British Columbia (1978).



Saundra Zimmer, Secretary



     Ms. Zimmer, age 36, is the Secretary of Biometric and is employed by Biometric on essentially a full time basis. Ms. Zimmer devotes approximately 75% of her time to Biometric. Ms. Zimmer has served Biometric as Secretary since June 21, 1995 and was previously Secretary of Biometric from August 1989 and May 1993. Ms. Zimmer has been the Administrative Assistant of Biometric since August 1, 1995 and before that from 1986 and 1990. From 1990 to 1995, she was the Administrative Assistant of Rich Coast Resources Ltd. She has been a director of Alantra Venture Corp. since March 1998, and Corporate Secretary of Kaieteur Resource Corporation since November 1, 1995.


            INDEBTEDNESS OF DIRECTORS, EXECUTIVE AND SENIOR OFFICERS


     During the last completed fiscal year, no director, executive officer, senior officer or nominee for director of Biometric or any of their associates has been indebted to Biometric or any of its subsidiaries, nor has any of these individuals been indebted to another entity which indebtedness is the subject of a guarantee, support in agreement, letter of credit or other similar arrangement or understanding provided by Biometric or any of its subsidiaries.


                    APPOINTMENT AND REMUNERATION OF AUDITOR


     Shareholders will be asked to approve the appointment of KPMG LLP, Chartered Accountants, as Biometric's auditor to hold office until the next annual general meeting of the shareholders at a remuneration to be fixed by the directors. KPMG was first appointed auditor of Biometric on June 12, 1984.


                                SPECIAL BUSINESS

INCENTIVE STOCK OPTIONS


     Director, officer and employee stock options (commonly referred to as incentive stock options) are a means of rewarding future services provided to Biometric and are not intended as a substitute for salaries or wages or as a means of compensation for past services rendered.



     Management proposes to present to the shareholders at the Meeting a resolution to grant to Biometric's directors, officers, employees and consultants incentive stock options to purchase Biometric common shares, for such periods, in such amounts and at such prices per share as the board of directors may agree upon, all in accordance with the regulatory bodies and stock exchanges having jurisdiction over Biometric. Approval of this resolution requires a majority vote of the shareholders entitled to vote at the Meeting. The Vancouver Stock Exchange requires that a company receive the approval of its shareholders prior to the exercise of the incentive stock options granted to its insiders.



     For the form of resolution being proposed for the grant of incentive stock options, see Appendix I attached to this Information Circular.

CONSOLIDATION (REVERSE STOCK SPLIT) OF SHARE CAPITAL

GENERAL


     Management will present to the shareholders at the Meeting a resolution to consolidate its share capital as described below. Approval of this resolution requires a majority vote of the shareholders entitled to vote at the Meeting. Management would like the consent of the shareholders to not proceed with the consolidation (even if the resolution for the consolidation is passed by the shareholders at the Meeting) if management subsequently concludes that it would not be in the best interests of Biometric to proceed with the consolidation. Approval of the resolution by the shareholders will authorize Biometric to consolidate its issued share capital on the basis of one new common share without par value for every existing five common shares without par value. Thus, the principal effect of the consolidation will be to decrease to one-fifth
( 1/5) the number of issued and outstanding shares. As the consolidation only affects Biometric's issued share capital, it will have no effect on Biometric's authorized share capital.



     Management believes that a reverse stock split, and resulting share price increase, may improve investors' perception of Biometric stock. Biometric's stock currently trades in the $.20 - $.30 range, and this may be a disincentive for investors, particularly institutional investors, to purchase the stock since these investors typically focus on higher-priced stocks. Institutional shareholders are an important part of Biometric's shareholder base. Biometric does not know exactly how much Biometric stock is owned by institutions, since many stockholders typically do not hold stock in their own names. However, based on management's knowledge of the buyers in Biometric's recent stock issuances, management believes that at a significant portion of the purchasers were institutional investors.



     On May 31, 1999, the total number of Biometric's issued and outstanding shares is 45,767,743 [UPDATE PRIOR TO MAILOUT TO SHAREHOLDERS.] Since there are currently 31,373,331 stock options and warrants outstanding, the total of Biometric's issued and outstanding shares at the date of the consolidation may be different than the total on the date of this Information Circular. The shares of Biometric subject to outstanding options and warrants at the date of the approval of the consolidation will also be proportionately reduced.



     On June 23, 1999, the closing price of Biometric's common shares trading on the Vancouver Stock Exchange was $0.22 per share. After the consolidation the market will adjust the market price of the shares. Theoretically, the share price should increase by five times. However, experience shows that the share price usually settles at some price less than the consolidation multiple times the then current market price.



     For the form of resolution being proposed for the reverse stock split, see Appendix I attached to this Information Circular.



MATERIAL TAX CONSEQUENCES OF THE CONSOLIDATION (REVERSE STOCK SPLIT)



     The following is a summary of the United States federal income tax consequences of the Reverse Stock Split based on current law, including the United States Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Certain shareholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold common shares of Biometric as a capital asset, may be subject to special rules not discussed below.



     THIS SUMMARY OF U.S. TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OR PROSPECTIVE HOLDER OF BIOMETRIC'S COMMON SHARES. ACCORDINGLY, HOLDERS AND PROSPECTIVE HOLDERS OF BIOMETRIC'S COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE CONSOLIDATION.



     The receipt of new common shares (excluding fractional shares) in the reverse stock split should be a non-taxable transaction under the Code for federal income tax purposes. Consequently, a shareholder receiving new common shares should not realize either gain or loss, or any other type of income as a result of the reverse stock split. In addition, the aggregate tax basis of such shareholder's common shares prior to the reverse stock split will carry over in computing the tax basis of the shareholder's new common shares. Each shareholder must allocate his cost basis in his common shares ratably among the aggregate of (i) total number of new common shares owned following the reverse stock split and (ii) any fractional share.



TRANSFER OF DOMICILE TO BRITISH COLUMBIA


INTRODUCTION


     Biometric was incorporated under the British Columbia Company Act. On November 10, 1998, it transferred its domicile to the State of Wyoming, U.S.A., changed its name to Biometric Security Corp. and adopted Wyoming Articles of Continuance. On November 12, 1998, Biometric increased its authorized capital to an unlimited number of common shares.



     Management is proposing to transfer Biometric out of the State of Wyoming into British Columbia, the result of which will be that Biometric will cease to be a Wyoming corporation governed by the provisions of the Wyoming Business Corporation Act and will become a company governed by the provisions of the British Columbia Company Act. The transfer is subject to regulatory approval.



     To effect the transfer under Wyoming law, Biometric's shareholders must adopt a resolution by two thirds ( 2/3) or more of the shareholders entitled to vote at the Meeting. In addition, Biometric must post a US$ 50,000 surety bond or deposit of such amount in an appropriate Wyoming depository for six months, furnish the Wyoming Secretary of State with audited financial statements certified by an independent certified public accountant with an office in the United States, publish a public notice in Wyoming as to the proposed transfer to British Columbia for the protection of creditors and minority stockholders, and pay a special toll charge to the Wyoming Secretary of State of an amount based on the net value of Biometric's assets.



     To effect the continuation under the laws in British Columbia, Biometric will file an instrument of continuation with the British Columbia Registrar of Companies. The instrument of continuation includes the Memorandum and Articles which will become Biometric's new charter documents, the equivalent of which under Wyoming law are Articles and By-Laws, respectively. The transfer will be effective on the date the Wyoming Secretary of State issues a certificate of transfer transferring Biometric to British Columbia and the issuance by the British Columbia Registrar of Companies a Certificate of Continuance. The effective date of the continuation is proposed to be on or about August 3, 1999.



     Management would also like the consent of the shareholders not to proceed with the transfer (even if passed by the shareholders at the Meeting) and management subsequently concludes that it would not be in the best interests of Biometric to proceed with such matters.



     For the form of resolution being proposed for the transfer, see Appendix I attached to this Information Circular.



     A copy of the instrument of continuation, which includes a copy of the proposed new British Columbia Memorandum and Articles, may be reviewed at the offices of Biometric's solicitors, Catalyst Corporate Finance Lawyers, 1100 - 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9. A copy may also be obtained from Biometric upon request.



     The transfer to British Columbia will not result in any change of Biometric's business, assets, liabilities, net worth or management, nor will it impair the rights of any creditors of Biometric. A particular shareholder's holdings will not change. The transfer is not, in itself, a reorganization, amalgamation or merger.



     The major purpose of Biometric's proposal to transfer its domicile of incorporation from Wyoming, U.S.A. to British Columbia, Canada is to enable Biometric to have its affairs governed by the law of the jurisdiction in which its principal trading market is located. Biometric's shareholders are primarily located in Canada, and Biometric expects that most of its financing efforts will be based in Canada as well as other non-U.S. jurisdictions. At Biometric's present stage of development, the costs outweigh the benefits of access to U.S. capital markets. The transfer to British Columbia will provide Biometric with greater ease in securing financing for, among other things, Biometric's acquisition of Biometric Identification, Inc. ("BII") which was approved by Biometric's shareholders at the Annual General Meeting held on June 30, 1998.

     Moreover, upon reconsideration of Biometric's recent transfer to Wyoming, management believes that dual compliance with Canadian and U.S. securities laws is expensive. Since Biometric has no present intention to terminate its Vancouver Stock Exchange listing, management wants to reduce costs by transferring its domicile from the U.S. to Canada.



THE PROVISIONS OF THE BRITISH COLUMBIA COMPANY ACT ("BCCA") AND THE WYOMING BUSINESS CORPORATIONS ACT ("WBCA")



     On the completion of the transfer, Biometric will be a British Columbia corporation subject to the provisions of the BCCA. The following is a discussion of the material provisions of the BCCA, as well as a discussion of the material provisions of Biometric's new British Columbia Articles. This discussion includes, where relevant, a summary of certain differences between the BCCA and the WBCA. However, the following summary is not intended to be exhaustive and its focus is primarily upon shareholder rights and safeguards. NOTHING THAT FOLLOWS SHOULD BE CONSTRUED AS LEGAL ADVICE TO ANY PARTICULAR SHAREHOLDER OF BIOMETRIC AND SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN LEGAL ADVISORS RESPECTING ALL OF THE IMPLICATIONS OF THE TRANSFER TO BRITISH COLUMBIA.


THE CONSTATING DOCUMENTS


     The constating documents are the constitution of a company which set out the corporate governance procedures for the management of a company's affairs. Under the WBCA, a Wyoming corporation is required to have constating documents made up of Articles and By-Laws. Under the BCCA, a British Columbia corporation is required to have constating documents made up of a Memorandum and Articles. Biometric's existing Articles set forth its name and authorized share capital and will be replaced by Biometric's new Memorandum. The new Articles will prescribe the corporate governance procedures such as how directors' and shareholders' meetings are held, how the books and records must be maintained, how Biometric must conduct its corporate affairs, etc.


AMENDMENTS TO CONSTATING DOCUMENTS


     Both the BCCA and the WBCA require shareholders to approve substantive changes to the constating documents of a corporation. However, the requisite majority of votes necessary to approve substantive changes to the constating documents under the BCCA is 75% (3/4) of the votes cast whereas under the WBCA a simple majority of shareholders entitled to vote on the proposed resolution is required. In the case of certain fundamental changes, such as the alteration of special rights and restrictions attached to issued shares or a proposed amalgamation or continuation to another jurisdiction, a resolution similarly approved by each class of shares is also required.


SHARE CAPITAL


     Upon the completion of the transfer and the adoption of the proposed new Memorandum and Articles, Biometric's authorized share capital will consist of one hundred million (100,000,000) common shares without par value. The company will continue to have only one kind and class of shares and there will be no changes to the current rights or restrictions attached to these shares. All of the current issued and outstanding common shares of Biometric will be retained without any further action by the shareholders.



     All of the common shares of Biometric will rank equally as to voting rights, participation in a distribution of the assets of Biometric on a liquidation, dissolution or winding-up of Biometric and the entitlement to dividends. The holders of the common shares will be entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each common share continues to carry with it the right to one vote.



     In the event of the liquidation, dissolution or winding-up of Biometric or other distribution of its assets, the holders of the common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after Biometric has paid out its liabilities. Distribution in the form of dividends, if any, will be set by the board of directors.

     Provision as to the modification, amendment or variation of the rights attached to the common shares of Biometric will be contained in Biometric's new Articles and the BCCA. Generally speaking, substantive changes to the share capital require the approval of the shareholders by a resolution adopted by at least 75% of the votes cast.


APPOINTMENT OF DIRECTORS


     Under the BCCA and Biometric's proposed new Articles, the directors of Biometric will be elected by the shareholders at each annual general meeting and typically hold office until the next annual general meeting at which time they may be re-elected or replaced. The new Articles will permit the directors to appoint directors to fill any vacancies that may occur on the board. The Articles will also permit the directors to add additional directors to the board between successive annual general meetings so long as the number appointed does not exceed more than 30% of the number of directors appointed at the last annual general meeting. Individuals appointed as directors to fill vacancies on the board or added as additional directors hold office like any other director until the next annual general meeting at which time they may be re-elected or replaced. A director may be removed between annual meetings by way of a resolution adopted by at least 75% of the votes cast at a meeting of the shareholders called for that purpose.


MANAGEMENT


     The board of directors are responsible for the overall management of Biometric. However, they are permitted to delegate much of their responsibility to Biometric's officers and employees and to committees formed by the board. Under the BCCA, Biometric must have, at a minimum, a President and a Secretary who must not be the same individual. As a "reporting issuer" in British Columbia, Biometric will continue to be required to have an audit committee.



     The directors and senior officers are required, under the BCCA, to act honestly, in good faith and with a view to the best interests of Biometric. The directors have a fiduciary responsibility to Biometric and they are required to disclose conflicts of interests.


RIGHTS OF SHAREHOLDERS


     In addition to the voting, dividend and liquidation rights attached to the common shares as described under "Share Capital" above, the BCCA affords shareholders certain rights such as the right to call a shareholders' meeting and to review the minute books of a corporation.



     Under the BCCA, a shareholder or a director may, with court approval, commence a legal action on behalf of a corporation (a derivative action). Such an action may be brought to enforce a right, duty or obligation owed to the corporation by another person or to obtain damages for any breach of that right, duty or obligation.



     The BCCA also provides a shareholder of a corporation the right to apply to a court on the grounds that the corporation is acting or proposes to act in a way that is prejudicial to the shareholder (an oppression action). On such an application, the court may make such order as it sees fit, including an order to prohibit any act proposed by the corporation. The WBCA does not contain a comparable provision.



     Under the BCCA, a shareholder or director of a corporation may also defend any action brought against the corporation, provided court approval is obtained. Court approval is also required to discontinue, settle or dismiss any action brought under any of these provisions.


     The WBCA provides that a shareholder or a director may commence or defend a legal action on behalf of a corporation (a derivative action) to enforce a right, duty or obligation owed to a corporation by another party or to obtain damages for any breach of that right, duty or obligation. A shareholder is entitled to commence a derivative action if:

     (a) The shareholder was a shareholder of the corporation at the time of the act or omission complained of, or became a shareholder through transfer by operation of law from one who was a shareholder at the time; and

     (b) The shareholder fairly and adequately represents the interests of the corporation in enforcing the rights of the corporation.

     Court approval is also required to discontinue, settle or dismiss any action brought under any of these provisions.


DISSENT RIGHTS UNDER THE WBCA



     The WBCA provides that shareholders of a Wyoming corporation are entitled to dissent from certain actions proposed to be taken by the corporation.



     Such corporate actions include:


     (a) consummation of a plan of merger or consolidation to which the corporation is a party if:

        (i) shareholder approval is required for the merger or the consolidation by the WBCA or the articles of incorporation and the shareholder is entitled to vote on the merger or consolidation; or

        (ii) the corporation is a subsidiary that is merged with its parent under the WBCA;


     (b) consummation of a plan of share exchange to which the corporation is the party whose shares will be acquired, if the shareholder is entitled to vote on the plan;



     (c) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;


     (d) an amendment of the articles of the corporation that materially and adversely affects rights in respect of a dissenter's shares because it:

        (i)   alters or abolishes a preferential right of the shares;

        (ii) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

        (iii) alters or abolishes a pre-emptive right of the holder of the shares to acquire shares or other securities;

        (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

        (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the WBCA; and

     (e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws, or a resolution of the board of directors, provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

     A shareholder who exercises a right of dissent is entitled to be paid the fair value of his or her shares as determined by agreement of the parties or failing which, by order of the court.

DISSENT RIGHTS UNDER THE BCCA


     The BCCA provides that shareholders are entitled to dissent in respect of certain actions proposed to be taken by a British Columbia corporation, if the corporation proposes to:


     (a) amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares;

     (b) amend its articles to add, change or remove any restrictions on the business the corporation may carry on;

     (c) amalgamate with another corporation other than its holding corporation or wholly-owned subsidiary;

     (d)  continue out of the jurisdiction of the BCCA;

     (e)  sell, lease or exchange all or substantially all of its property;

     (f) offer financial assistance for the purpose of purchasing shares or convertible debt obligations of the corporation or on the security of a pledge of or charge on shares of the corporation given by that person to the corporation, or in any other case, unless there are reasonable grounds for believing that, or the directors are of the opinion that, the giving of financial assistance is in the best interests of the corporation;


     (g) convert from a specially limited corporation (as defined in the BCCA); and


     (h) transfer or sell the whole or part of its business or property to another corporation when it is being wound-up and for the transfer or sale, the members of the corporation being wound-up receive shares, debentures or other title interests from the other corporation.

     A shareholder may exercise a right of dissent and is entitled to be paid the fair value of the shareholder's shares as determined by agreement of the parties or failing which, by order of the court.

DISCLOSURE OBLIGATIONS


     Following the transfer to British Columbia, Biometric will remain a "reporting issuer" in British Columbia and as such it will remain obliged to prepare and issue news releases in British Columbia, file material change reports with the British Columbia Securities Commission, prepare, file and provide to shareholders unaudited quarterly and audited annual financial statements, and otherwise comply with the British Columbia Securities Act. Biometric's insiders (existing and future) will continue to be subject to the insider trading and reporting requirements of the British Columbia Securities Act.



     Similarly, following the transfer, Biometric, while it continues to qualify as "foreign private issuer", as such term is defined under the Securities Exchange Act of 1934 (U.S.), will remain a "reporting issuer" in the United States subject to the requirements of the Exchange Act. Accordingly, it will file an annual report on Form 20-F with the U.S. Securities and Exchange Commission within six months after the close of each fiscal year and will report on Form 6-K as to certain events material to Biometric, as specified in the regulations under the Exchange Act, promptly after public announcement of any such event is made. Biometric will no longer be subject to the Exchange Act requirements imposed on "U.S. reporting issuers" such as quarterly reports on Form 10-Q, annual reports on Form 10-K, and compliance with the proxy solicitation and insider trading reporting rules.

MATERIAL TAX CONSEQUENCES OF THE TRANSFER TO BRITISH COLUMBIA



UNITED STATES INCOME TAX CONSEQUENCES OF THE TRANSFER TO BRITISH COLUMBIA



     The following is a general summary of certain United States federal income tax consequences, under current law, generally applicable to a U.S. holder (as described below) of Biometric's common shares with respect to the transfer. (Please refer to "Canadian Income Tax Consequences of the Transfer to British Columbia" below for a discussion of certain Canadian income tax consequences.) This summary does not address all potentially relevant United States federal income tax matters and does not take into account or anticipate any state, local or foreign tax considerations.



     The following summary is based upon the sections of the Internal Revenue Code of 1986, U.S. Treasury Regulations, published Internal Revenue Service rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time.



     This commentary is generally applicable to a holder of Biometric's common shares who is a U.S. citizen or U.S. resident individual, a U.S. domestic corporation or partnership, or a U.S. trust or estate. This summary does not address the tax consequences to persons subject to specific provisions of United States federal income tax law. This summary is applicable to shareholders of Biometric who hold their shares in the company as capital property and who deal at arm's length with Biometric.



     THIS SUMMARY OF U.S. TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OR PROSPECTIVE HOLDER OF BIOMETRIC'S COMMON SHARES. ACCORDINGLY, HOLDERS AND PROSPECTIVE HOLDERS OF BIOMETRIC'S COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE TRANSFER.


Discussion


A.  Consequences to Biometric


     General


     Biometric's transfer to Canada from the United States would be treated, for tax purposes only, as a transfer by Biometric of all of its property to a fictional, newly incorporated wholly-owned British Columbia subsidiary ("BCco") in exchange for BCco shares. Immediately following such exchange would be a deemed distribution of BCco shares to the Biometric shareholders and an exchange by them of their shares of Biometric for BCco shares. The final result would be that BCco would have all the assets and liabilities of Biometric and the same shareholders as Biometric but would, for U.S. tax purposes, be a Canadian corporation rather than a U.S. corporation.


     Deemed Transfer of Assets to BCco


     Generally, the exchange of property by a corporation solely for stock or securities in another corporation (BCco) would not require the recognition of gain or loss to the exchanging corporation, pursuant to the U.S. tax code. However, the tax code renders the exchange of assets of Biometric for the shares of BCco taxable in the U.S. because BCco is a foreign corporation. As a result, Biometric would be taxable on the disposition of its property to the extent that the fair market value of such property exceeds the historic basis, for U.S. tax purposes, in such property.



     There are no exceptions from the U.S. emigration tax which apply to a U.S. corporation emigrating from the United States. Consequently, Biometric would be taxable in the U.S. on its emigration to the extent that the fair market value of its property exceeds its basis, for U.S. tax purposes, in the property. Biometric would pay tax on the amount of any gain at regular U.S. corporate tax rates.

     Dividend and Interest Withholding Tax


     After Biometric emigrates from the United States and becomes a Canadian corporation it would be subject to a U.S. withholding tax on any dividends paid by another U.S. corporation. The withholding tax of 15% is reduced to 5% if Biometric holds 10% or more of the voting shares of the corporation paying the dividend. In addition, a 10% U.S. withholding tax would apply to interest received from Biometric's investments in U.S. debentures.


     U.S. State Tax


     Biometric has not researched the U.S. state tax consequences of the transfer to Canada.


B.  Consequences to Shareholders

     U.S. Resident Shareholders


     The deemed distribution of BCco stock in exchange for the Biometric shares discussed above would be a taxable disposition of such shares formerly held by the U.S. resident shareholders. The gain to the U.S. resident shareholders from the deemed disposition would be equal to the fair market value of BCco shares received over the basis of the disposed shares. The fair market value of BCco shares should equal the fair market value of property transferred to BCco, net of liabilities. To the extent that this fair market value amount exceeds the U.S. shareholders' basis in their Biometric shares, a capital gain would result. The U.S. shareholders' basis in their Biometric shares would have been increased by any gain recognized on the earlier immigration of Biometric to the United States from Canada. Any capital gain on the Biometric shares would be taxable to the U.S. resident individual shareholders at personal capital gains tax rates (20% tax rate for shares held longer than 12 months). U.S. corporate shareholders would be taxable in the U.S. at regular U.S. corporate tax rates.


     Dividend Withholding Tax


     After Biometric emigrates from the United States, any dividends paid to U.S. resident individual shareholders would be subject to 15% Canadian withholding tax.


     Canadian Resident Shareholders


     Under the 1980 Canada-U.S. Income Tax Convention and the U.S. tax code, the Canadian resident shareholders would only be taxable in the U.S. on the disposition of the Biometric shares if Biometric was a "U.S. real property interest" for U.S. tax purposes. In general, a U.S. real property interest is defined to mean a private corporation 50% of whose value is derived from U.S. real property. As 50% or more of Biometric's value is not derived from U.S. real property and Biometric is a public corporation, the Canadian resident shareholders would not be subject to U.S. tax on the emigration of Biometric to Canada.



CANADIAN INCOME TAX CONSEQUENCES OF THE TRANSFER TO BRITISH COLUMBIA



     This commentary summarizes the Canadian income tax consequences, for both shareholders and Biometric, of the transfer to British Columbia.



     This summary is based on the current provisions of the Canadian Income Tax Act, the regulations to the Tax Act and any proposed amendments to it publicly announced before the date of this Information Circular. It is assumed that any proposed amendments will be enacted in their present form and that no other relevant amendments will come into force. However, there can be no certainty in this regard.



     The summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account the tax legislation of any province, state or other local jurisdiction. Tax law and regulations, the judicial interpretation of them and the administrative practices of tax authorities are constantly changing, and some of these could be changed in a manner that will fundamentally alter the tax consequences to Biometric or to any particular shareholder.

     The tax summary is generally applicable to Biometric shareholders who are individuals (except where expressly noted otherwise), who hold their Biometric shares as capital property and who deal at arm's length with Biometric. This summary generally does not address the tax consequences of entities subject to specific provisions of Canadian income tax law.


     NO ADVANCE TAX RULING OR INTERPRETATION HAS BEEN SOUGHT FROM ANY TAX AUTHORITY WITH RESPECT TO ANY OF THE TRANSACTIONS DISCUSSED HEREIN.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO CONSTITUTE ADVICE TO ANY PARTICULAR SHAREHOLDER. EACH SHAREHOLDER SHOULD SEEK INDEPENDENT ADVICE BASED UPON THE PARTICULAR CIRCUMSTANCES OF THAT SHAREHOLDER.

Summary


     Several rules in Canadian tax legislation affecting corporations immigrating to Canada are in the process of being changed. Several of these changes will affect Biometric and the effect of the proposed rules has been incorporated in the discussion below as if they had the effect of law.



     The Tax Act requires a corporation to have a deemed year end occurring immediately before immigrating to Canada and a new year beginning immediately thereafter. Therefore, Biometric will have a year end immediately before immigrating and a new taxation period beginning immediately thereafter. Biometric will be able to choose any year end it desires as long as the year does not exceed 53 weeks.



     The Tax Act requires that at the year end noted above, the immigrating company is deemed to dispose of all its property at fair market value on the day of the immigration. Accordingly, Biometric will be deemed to have disposed of all its assets at the fair value at the day of immigration; however, management expects that Biometric will not be subject to significant gains because the cost amount of its assets, namely the convertible debentures in BII, will have a fair value close to its cost amount. If a gain exists, the gain will not be taxable in Canada except in certain circumstances. These circumstances include the disposition of taxable Canadian property and assets used in a business in Canada. Based on a review of Biometric's balance sheet as at September 30, 1998 it does not appear that Biometric owns any assets that would fall into these circumstances.



     The Tax Act states that a corporation is deemed to reacquire, at fair market value, the assets deemed disposed as noted above. Therefore, Biometric will reacquire, at fair market value, all its assets owned at the date of immigration. The cost amounts of these assets to Biometric will equal the fair market value at the date of immigration.



     Biometric is not currently a foreign affiliate of any resident of Canada (i.e., no shareholder owns, either individually or as part of a related group, 10% or more of the shares of Biometric). Based on this, the rules in the Tax Act relating to foreign affiliates will not apply to Biometric.


Paid-up Capital


     On immigrating to Canada, the Tax Act requires that the paid-up capital of a corporation be reviewed in order to determine whether or not it will need to be adjusted for income tax purposes. The adjustment is required when there is a difference between the paid-up capital and the net of the assets and liabilities of the company. The adjustment is calculated by taking the deemed fair market value on the deemed disposition reduced by all the debts owing by the corporation (referred to as the "net book value") and subtracting from the net book value the paid-up capital. When this amount is negative (indicating that the net book value is less than the paid-up capital), the Tax Act requires that the paid-up capital be reduced by the negative amount. This will reduce the amount of capital that an immigrating company can return tax-free to its shareholders.



     If the calculated amount is positive, indicating that the net book value exceeds the paid-up capital, the Tax Act allows a corporation to elect to increase the paid-up capital by the positive amount. Where a corporation chooses to increase its paid-up capital, it must do so by notifying the Minister of its intentions by electing within 90 days of immigrating. Where a corporation makes this election, the shareholders of a corporation will be deemed to have received a dividend equal to the positive amount. Depending on the particular taxpayer, this deemed dividend may be taxable in Canada.


     In Biometric's case, a preliminary review of the balance sheet as at September 30, 1998 indicates that the net book value minus the paid-up capital would result in a negative adjustment of approximately $10 million. This would have the effect of reducing Biometric's paid-up capital from approximately $12 million to $2 million, thereby reducing the amount of capital that can be returned to the shareholders on a tax-free basis by approximately $10 million. In order to determine the actual adjustment required, it will be necessary to review financial information at the date of immigration. A review by legal counsel of the paid-up capital otherwise calculated may also be required.



Transferred Corporation



     The Tax Act states that where a corporation has incorporated in one jurisdiction and has been granted articles of continuance in another jurisdiction the corporation shall be deemed to have been incorporated in the new jurisdiction and not have been incorporated in the old jurisdiction. This rule allows foreign companies that have been granted articles of continuance into Canada the ability to access certain tax-free rollovers, wind-ups and amalgamations afforded to residents of Canada. This provision will deem Biometric to be incorporated in Canada and not in Wyoming for the purposes of the Tax Act. Consequently, Biometric will, for tax purposes, qualify as a Canadian corporation. However, Biometric may not need to rely on this provision as it was incorporated in Canada prior to acquiring articles of continuance to Wyoming. Biometric may be in the position where its incorporation in Canada deems it to be a resident in any event.


CHANGE OF AUTHORIZED CAPITAL


     The WBCA permits Wyoming corporations to have an authorized share capital consisting of an unlimited number of shares. The BCCA requires a corporation to have a stated authorized share capital. Therefore, in order to effect the transfer to British Columbia, management is also asking the shareholders to approve the change in its authorized capital to one hundred million (100,000,000) common shares without par value. To effect this change, Biometric's shareholders must adopt a resolution approved by two thirds ( 2/3) or more of the shareholders entitled to vote at the Meeting.



     Management would also like the consent of the shareholders to not proceed with the change in the authorized share capital (even if the resolution is passed by the shareholders at the Meeting) and management subsequently concludes that it would not be in the best interests of Biometric to proceed with such matters.



     For the form of resolution being proposed for the change of authorized capital, see Appendix I attached to this Information Circular.


CHANGE OF NAME


     Pursuant to the policies of the Vancouver Stock Exchange (the exchange on which Biometric's shares are listed for trading), a corporation must change its name concurrently with a consolidation of its issued share capital. Therefore, in the course of effecting the transfer to British Columbia, Biometric must change its name as required by the stock exchange policy. The most administratively efficient and cost effective date for Biometric to change its name is at the time of its transfer. Therefore, management is asking shareholders to approve the change of name from "Biometric" to "Safeguard Biometric Corp." which will be effective upon the transfer of Biometric into the Province of British Columbia. To effect this change, Biometric's shareholders must adopt a resolution approved by at least a majority vote of the shareholders entitled to vote at the meeting.



     Management would also like the consent of the shareholders to not proceed with the name change (even if the resolution is passed by the shareholders) at the Meeting and management subsequently concludes that it would not be in the best interests of Biometric to proceed with such matters.

     For the form of resolution being proposed for the name change, see Appendix I attached to this Information Circular.


                                 OTHER BUSINESS

     Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the Proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

                                               ON BEHALF OF THE BOARD


                                                "Robert M. Kamm"


                                                --------------------------------

                                                ROBERT M. KAMM

                                                President

                            BIOMETRIC SECURITY CORP.



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
Audited Financial Statements as of December 31, 1998
     Auditors' Report to the Shareholders...................   F-2
     Consolidated Balance Sheets as of December 31, 1998 and
      1997..................................................   F-3
     Consolidated Statements of Operations and Deficit for
      the years ended
       December 31, 1998, 1997 and 1996.....................   F-4
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1998,
       1997 and 1996........................................   F-5
     Notes to Consolidated Financial Statements.............   F-6
Unaudited Interim Financial Statements as of March 31, 1999
     Unaudited Interim Consolidated Balance Sheets as of
      March 31, 1999,
       December 31, 1998, and March 31, 1998................  F-19
     Unaudited Interim Consolidated Statements of Operations
      and Deficit for
       the three months ended March 31, 1999, 1998 and
      1997..................................................  F-20
     Unaudited Interim Consolidated Statements of Cash Flows
      for the three
       months ended March 31, 1999, 1998 and 1997...........  F-21
     Notes to Unaudited Interim Consolidated Financial
      Statements............................................  F-22

                      AUDITORS' REPORT TO THE SHAREHOLDERS



     We have audited the consolidated balance sheets of Biometric Security Corp. (formerly Sonoma Resource Corp.) as at December 31, 1998 and 1997 and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.



     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1998 in accordance with generally accepted accounting principles in the United States.



                                            /s/  KPMG LLP


                                            Chartered Accountants



Vancouver, Canada


February 23, 1999

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)


                          CONSOLIDATED BALANCE SHEETS


                        (EXPRESSED IN CANADIAN DOLLARS)


                           DECEMBER 31, 1998 AND 1997



                                                                 1998           1997
                                                              -----------    ----------
                           ASSETS
Current assets:
     Cash...................................................  $   245,182    $3,330,110
     Amounts receivable.....................................       55,076        19,002
     Prepaid expenses.......................................        9,257         6,252
                                                              -----------    ----------
                                                                  309,515     3,355,364
Equipment and leasehold improvements (note 3)...............       60,758       248,213
Mineral properties (note 4).................................           --     4,670,516
Investment (note 5).........................................    3,637,219            --
                                                              -----------    ----------
                                                              $ 4,007,492    $8,274,093
                                                              ===========    ==========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued liabilities...............  $   148,262    $  283,105
     Loan payable (note 6)..................................      150,775            --
                                                              -----------    ----------
                                                                  299,037       283,105
Shareholders' equity:
     Share capital (note 7):
          Authorized:
          Unlimited (1997 -- 100,000,000) common shares
          Issued:
          20,834,412 (1997 -- 16,448,962) common shares.....   13,128,263    12,387,691
     Advances on share subscriptions (note 7(b))............      660,592            --
     Deficit................................................  (10,080,400)   (4,396,703)
                                                              -----------    ----------
                                                                3,708,455     7,990,988
Continuing operations (note 1)
Commitments and contingencies (notes 5 and 13)
Subsequent events (notes 5, 6, 7 and 14)....................
                                                              -----------    ----------
                                                              $ 4,007,492    $8,274,093
                                                              ===========    ==========



On behalf of the Board:



                         , Director



                         , Director



          See accompanying notes to consolidated financial statements.

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)


               CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                             1998          1997          1996
                                                         ------------   -----------   -----------
Revenue:
     Interest and other income.........................  $    159,118   $   175,185   $    62,670
     Gain on disposal of marketable securities.........            --            --        39,477
                                                         ------------   -----------   -----------
                                                              159,118       175,185       102,147
General and administrative expenses:
     Business consultants..............................        78,306        87,345       158,305
     Depreciation and depletion........................         9,858        67,100         8,500
     Finder's fee (note 5).............................        99,822            --            --
     Foreign exchange gain.............................       (80,041)      (20,198)      (20,630)
     Interest and bank charges.........................        14,449         2,159         2,507
     Legal, audit and accounting.......................       563,234       141,256        66,461
     Management fees...................................       120,059       127,121       164,451
     Office expense....................................       113,851       113,570       136,891
     Public listing....................................        66,153        37,035        38,080
     Salaries, wages and administration................        56,129        61,979        68,841
     Travel, accommodation and promotion...............       159,891       103,332       203,203
                                                         ------------   -----------   -----------
                                                            1,201,711       720,699       826,609
                                                         ------------   -----------   -----------
                                                           (1,042,593)     (545,514)     (724,462)
Other expenses:
     Write-off of mineral properties (note 4)..........     4,592,237     1,615,898       534,853
     Mineral exploration...............................            --        16,395            --
     Loss on disposal of equipment.....................        48,867        22,088            --
                                                         ------------   -----------   -----------
                                                            4,641,104     1,654,381       534,853
                                                         ------------   -----------   -----------
Loss for the year......................................    (5,683,697)   (2,199,895)   (1,259,315)
Deficit, beginning of year.............................    (4,396,703)   (2,196,808)     (937,493)
                                                         ------------   -----------   -----------
Deficit, end of year...................................  $(10,080,400)  $(4,396,703)  $(2,196,808)
                                                         ============   ===========   ===========
Loss per share.........................................  $      (0.30)  $     (0.13)  $     (0.14)
                                                         ============   ===========   ===========
Weighted average number of shares......................    18,825,977    16,170,395     8,933,410
                                                         ============   ===========   ===========



          See accompanying notes to consolidated financial statements.

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                             1998          1997          1996
                                                          -----------   -----------   -----------
Cash flows from operating activities:
  Loss for the year.....................................  $(5,683,697)  $(2,199,895)  $(1,259,315)
  Adjustments to reconcile loss for the year to net cash
     used in operating activities:
       Write-off of mineral properties..................    4,592,237     1,615,898       534,853
       Loss on disposal of equipment....................       48,867        22,088            --
       Depreciation and depletion.......................        9,858        67,100         8,500
       Accrued interest income on investment............      (79,989)           --            --
       Non-cash fees and expenses.......................      112,322            --            --
       Gain on disposal of marketable securities........           --            --       (39,477)
       Decrease (increase) in amounts receivable........      (36,074)       29,846       107,230
       Decrease (increase) in prepaid expenses..........       (3,005)       36,303        31,331
       Increase (decrease) in accounts payable and
          accrued liabilities...........................     (134,844)     (287,647)      479,671
                                                          -----------   -----------   -----------
Net cash used in operating activities...................   (1,174,325)     (716,307)     (137,207)
Cash flows from investing activities:
  Proceeds on sale of marketable securities.............           --            --       193,527
  Equipment and leasehold improvements..................      (22,781)      (79,658)     (223,643)
  Proceeds on disposal of equipment and leasehold
     improvements.......................................      151,512            --            --
  Mineral properties....................................     (145,306)   (3,033,103)   (2,998,691)
  Security deposit (paid) recovered.....................      185,335            --      (138,000)
  Proceeds on sale of mineral properties................       38,250            --            --
  Investment............................................   (3,557,230)           --            --
                                                          -----------   -----------   -----------
Net cash used in investing activities...................   (3,350,220)   (3,112,761)   (3,166,807)
Cash flows from financing activities:
  Loan payable..........................................      250,000            --            --
  Repayment of loan payable.............................      (99,225)           --            --
  Issuance of common shares.............................      628,250     5,417,045     3,403,506
  Advances on share subscriptions.......................      660,592            --            --
                                                          -----------   -----------   -----------
Net cash provided by financing activities...............    1,439,617     5,417,045     3,403,506
                                                          -----------   -----------   -----------
Increase (decrease) in cash.............................   (3,084,928)    1,587,977        99,492
Cash, beginning of year.................................    3,330,110     1,742,133     1,642,641
                                                          -----------   -----------   -----------
Cash, end of year.......................................  $   245,182   $ 3,330,110   $ 1,742,133
                                                          ===========   ===========   ===========


---------------


Supplementary cash flow information (note 9)



          See accompanying notes to consolidated financial statements.

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



1.  CONTINUING OPERATIONS:



     The Company was incorporated under the laws of British Columbia, Canada. During 1998, the Company changed its principal business activity from the exploration and development of resource properties to an investment holding company, with its principal holding being its investment in Biometric Identification Inc. ("BII") (note 5). BII's principal business activity is the development, manufacture and marketing of fingerprint identification systems in the United States. BII has not yet achieved profitable operations. In connection with this change in business activity during 1998, the Company changed its name from Sonoma Resource Corp. to Biometric Security Corp., and on November 10, 1998, the Company was continued under the laws of the State of Wyoming (also see note 14(a)).



     These financial statements have been prepared in accordance with accounting principles applicable to a going concern, which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. At December 31, 1998, the Company has a net working capital position of approximately $10,000, which is not sufficient to meet its commitments or fund ongoing operations. The ability of the Company to settle its liabilities as they come due and to fund its commitments and ongoing operations is dependent upon the ability of the Company to obtain additional equity financing (also see notes 7(b) and 14(b)). The recoverability of the Company's investment in BII is dependent upon the establishment of profitable commercial operations in BII, the ability of the Company to obtain additional debt or equity financing to complete the acquisition of BII or the proceeds from the disposition of the Company's interest in BII.



2.  SIGNIFICANT ACCOUNTING POLICIES:



  (a) Basis of presentation:



     These consolidated financial statements have been prepared in accordance with accounting principles and practices that are generally accepted in the United States, which conform, in all material respects, with those generally accepted in Canada, except as explained in note 15.



  (b) Basis of consolidation:



     The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are directly or indirectly wholly-owned, and include (with the jurisdiction of incorporation in brackets):



          Sonoma Resource de Argentina S.A. (Argentina)


        Sonoma Resource (Bermuda) Ltd. (Bermuda)


        Cerro Toro Mining (Barbados) Ltd. (Barbados)


        Cerro Toro S.A. (Argentina)


        Castano Mining (Barbados)


        Castano S.A. (Argentina)



     All intercompany balances and transactions have been eliminated.



  (c) Equipment and leasehold improvements:



     Equipment and leasehold improvements are stated at cost and depreciated over their estimated useful lives on a declining-balance basis at 15% per year.



  (d) Mineral properties:



     Mineral property acquisition costs and related exploration and development expenditures are deferred until the property is placed into production, sold or abandoned. These costs will be amortized over the

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



estimated life of the property following commencement of commercial production or written off if the property is sold, allowed to lapse or abandoned. Administration expenditures are expensed in the period incurred.



     Mineral property acquisition costs include the cash consideration and the fair market value of common shares issued for mineral property interests. A property acquired under an option agreement or by joint venture, where payments are made at the sole discretion of the Company, is recorded in the accounts at the time of payment.



     On an on-going basis, the Company evaluates the status of its mineral properties based on results to date to determine the nature of exploration and development work that is warranted in the future. If there is little prospect of further work on a property being carried out, the deferred costs related to that property are written down to their estimated recoverable amount.



     The amounts shown for mineral properties reflect costs incurred to date, less write-offs and recoveries, and are not intended to reflect present or future values.



  (e) Investments:



     The investment in BII (note 5) is classified by the Company as a held-to-maturity investment, as BII is not a public company and the Company intends to hold the debt securities until maturity, or until conversion. Held-to-maturity investments are recorded at cost. A decline in value of held-to-maturity investments that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. The impairment would be charged to earnings in the period such determination is made and a new cost basis for the investment is established. Dividend and interest income are recognized when earned.



  (f) Stock options:



     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.



  (g) Loss per share:



     Basic loss per share is calculated using the weighted average number of shares outstanding during the year. Diluted loss per share has not been presented as the effect on basic loss per share would be anti-dilutive.



  (h) Foreign currency translation:



     Transactions of the Company and its subsidiaries that are denominated in foreign currencies are recorded in Canadian dollars at exchange rates in effect at the related transaction dates. Monetary assets and liabilities denominated in foreign currencies are adjusted to reflect exchange rates at the balance sheet date. Exchange gains and losses arising on the translation of monetary assets and liabilities are included in the determination of operations for the year.



  (i) Use of estimates:



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of impairment of mineral properties and equipment, useful

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



lives for depreciation and the carrying value of the investment in BII. Actual results could differ from those estimates.



  (j) Comparative figures:



     Certain of the prior years' comparative figures have been reclassified to conform with the presentation adopted for 1998.



3.  EQUIPMENT AND LEASEHOLD IMPROVEMENTS:



                                                                1998        1997
                                                              --------    --------
Equipment...................................................  $ 67,759    $ 71,320
Automotive equipment........................................        --     209,179
Leasehold improvements......................................    19,138      15,941
                                                              --------    --------
                                                                86,897     296,440
Accumulated depreciation....................................   (26,139)    (48,227)
                                                              --------    --------
                                                              $ 60,758    $248,213
                                                              ========    ========



4. MINERAL PROPERTIES:



     The continuity of mineral property acquisition costs, exploration and development expenditures, write-offs and deferred expenditures at year end is as follows:



                                                                      CHUBUT AND
                                         CERRO TORO      CASTANO       SAN LUIS
                                       PROPERTIES(a)    GROUP(b)    PROPERTIES(c)    OTHER(c)      TOTAL
                                       --------------   ---------   --------------   ---------   ----------
Balance, December 31, 1997...........    $3,983,092     $      --      $687,424      $     --    $4,670,516
  Exploration and development
     expenditures:
       Access costs..................           772            --            --            --           772
       Assays........................            --            --         2,882            --         2,882
       Communication.................            --            --           332            --           332
       Contract labour and
          supervision................         5,737            --            --            --         5,737
       Data acquisition and
          analysis...................           941            --           596            --         1,537
       Equipment and field
          supplies...................         5,231            --           259            --         5,490
       Field administration..........        21,674            --            --            --        21,674
       Field car rental and
          transportation.............         3,271            --           389            --         3,660
       Geological and geophysical....        40,471            --        28,810            --        69,281
       Insurance.....................         5,762            --            --            --         5,762
       Legal and other...............        19,552            --         6,687            --        26,239
       Travel and accommodation......         1,669            --           271            --         1,940
                                         ----------     ---------      --------      --------    ----------
                                            105,080            --        40,226            --       145,306
                                         ----------     ---------      --------      --------    ----------
                                          4,088,172            --       727,650            --     4,815,822
  Recovery of security deposit.......            --      (185,335)           --            --      (185,335)
  Deposit received on option
     agreement.......................            --            --            --       (38,250)      (38,250)
  Write-offs.........................    (4,088,172)      185,335      (727,650)       38,250    (4,592,237)
                                         ----------     ---------      --------      --------    ----------
  Balance, December 31, 1998.........    $       --     $      --      $     --      $     --    $       --
                                         ==========     =========      ========      ========    ==========

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                                      CHUBUT AND
                                        CERRO TORO      CASTANO        SAN LUIS
                                      PROPERTIES(a)     GROUP(b)    PROPERTIES(c)    OTHER(c)      TOTAL
                                      --------------   ----------   --------------   ---------   ----------
Balance, December 31, 1996..........    $1,591,602     $1,000,818      $217,877      $305,014    $3,115,311
Acquisition costs...................         7,610        165,308        55,726        31,637       260,281
Exploration and development
  expenditures:
     Access costs...................        66,273             --        27,030            --        93,303
     Assays.........................       109,858             --            --            --       109,858
     Camp...........................         2,121             --            --            --         2,121
     Communication..................        15,802             --            --            --        15,802
     Contract drilling..............     1,203,985             --            --            --     1,203,985
     Contract labour and
       supervision..................        82,045             --        16,685            --        98,730
     Data acquisition and
       analysis.....................        19,512             --         2,364        22,516        44,392
     Equipment and field supplies...       156,120             --        42,676           512       199,308
     Field administration...........       149,318             --           860            --       150,178
     Field car rental and
       transportation...............        77,563             --        15,021           364        92,948
     Geological and geophysical.....       394,316          1,400       200,277        30,280       626,273
     Insurance......................        23,369             --         1,308           707        25,384
     Legal and other................        19,852             --        33,002        55,620       108,474
     Travel and accommodation.......        63,746             --        74,598         1,722       140,066
                                        ----------     ----------      --------      --------    ----------
                                         2,383,880          1,400       413,821       111,721     2,910,822
                                        ----------     ----------      --------      --------    ----------
                                         3,983,092      1,167,526       687,424       448,372     6,286,414
Write-offs..........................            --     (1,167,526)           --      (448,372)   (1,615,898)
                                        ----------     ----------      --------      --------    ----------
Balance, December 31, 1997..........    $3,983,092     $       --      $687,424      $     --    $4,670,516
                                        ==========     ==========      ========      ========    ==========



A brief description of the Company's mineral properties is as follows:



  (a) Cerro Toro Properties:



     On February 15, 1995, the Company filed three exploration permits with the regulatory authorities in San Juan Province, Argentina covering 1,845 hectares located in San Juan Province. The Company was subsequently notified that 100% of the rights of ownership established by the procedures of the Province belong to the Company.



     During 1998, all deferred expenditures relating to the Cerro Toro Properties were written off.



  (b) Castano Group:



     In 1996, the Company entered into a purchase/option agreement to acquire 100% of the rights and interests in the Castano Group of mineral properties located in San Juan Province, Argentina. In 1997, the Company terminated the purchase/option agreement in accordance with the provisions provided therein and wrote off the remaining deferred expenditures on the Castano Group. During 1998, the Company recovered a security deposit that had previously been written off.



  (c) Other Argentina properties:



     During 1995, the Company staked and applied for a number of cateos and manifestaciones within Cordova, San Luis, Chubut and Santa Cruz provinces, all of which were of a grass roots nature. At

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



December 31, 1997, the Company had staked and applied for 13 cateos and 20 manifestaciones in the San Luis and Chubut provinces.



     In 1997, the Company wrote-off costs incurred relating to properties in provinces other than San Luis and Chubut that the Company did not intend to pursue.



     As the Cordova and San Luis cateos and manifestaciones were not renewed during 1999, all deferred expenditures relating to these properties were written off during 1998.



     During 1998, the Company entered into a letter agreement to grant Inlet Resources Ltd. ("Inlet") an option to purchase up to a 100% interest in the Company's Argentine properties. Under the terms of the agreement, the Company granted Inlet an option to purchase up to 90% of the properties, over a three year period, with a buyout of the remaining 10% for U.S. $2,000,000. During the first year, the agreement requires Inlet to pay the Company U.S. $150,000 in stages, issue the Company 100,000 shares and complete a U.S. $650,000 work program, to earn a 50% interest in the properties. During the second and third years, the agreement provides that Inlet will pay the Company a total of U.S. $600,000 in stages, issue 200,000 shares and complete work commitments totalling U.S. $1,500,000 to earn an additional 40% interest in the properties. To December 31, 1998, the Company received a cash deposit of U.S. $25,000 relating to the option agreement.



5.  INVESTMENT:



Investment, at cost.........................................  $3,557,230
  Accrued interest receivable...............................      79,989
                                                              ----------
                                                              $3,637,219
                                                              ==========



     During 1998, the Company entered into an agreement to purchase convertible debentures entitling the Company to acquire up to a 45% interest in Biometric Identification Inc. ("BII"), a private California-based company in the business of developing, manufacturing and marketing fingerprint recognition technology. Under the terms of the agreement, the Company has the right to acquire up to U.S. $5,000,000 of convertible debentures to be issued by BII. If all such debentures are acquired and converted into shares of BII, the Company will hold approximately 45% of the issued shares of BII.



     This investment was initiated by a related party which assigned its interest to the Company in exchange for a fee up to U.S. $145,000, plus reimbursement of its expenses. The related party elected to take this fee in the form of 715,575 common shares at a deemed price of $0.30 per share. These shares will be issued in pro-rata tranches on the same basis the debentures are purchased by the Company.



     The debentures have a term of five years from the date of the closing of the first acquisition and bear interest at the lowest interest rate imputed under the U.S. Internal Revenue Code.

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



     At December 31, 1998, the Company had acquired debentures of BII totalling U.S. $2,325,000 in accordance with the terms of the agreement and had issued 250,450 shares and allotted 82,292 shares, at a total value of $99,822, to the related party. Additional debenture acquisitions and share issuances for finders fees under the terms of the original agreement are scheduled as follows:



                                                          DEBENTURE
DATES                                                  AMOUNTS (U.S. $)   SHARES
-----                                                  ----------------   -------
February 1, 1999 (paid)..............................     $  550,000       78,713
February 22, 1999....................................        125,000       17,889
March 12, 1999.......................................        500,000       71,558
May 12, 1999.........................................      1,500,000      214,673
                                                          ----------      -------
                                                          $2,675,000      382,833
                                                          ==========      =======



     Subsequent to December 31, 1998, the debenture acquisitions scheduled to be made on February 22, 1999 and March 12, 1999 were deferred, by mutual agreement, until April 2, 1999.



6.  LOAN PAYABLE:



     During 1998, a company controlled by a director loaned the Company a total of $250,000. The loan is unsecured, non-interest bearing and was due on December 26, 1998. A total of $99,225 of the loan was repaid on December 29, 1998, and the balance of the loan of $150,775 was repaid subsequent to December 31, 1998.



     The Company also allotted 65,789 shares at a deemed price of $0.19 per share at December 31, 1998, as allowed for under the rules of the Vancouver Stock Exchange, as consideration for the loan.



7.  SHARE CAPITAL:



  (a) Issued:



                                                               NUMBER
                                                             OF SHARES       AMOUNT
                                                             ----------    -----------
Balance at December 31, 1996...............................  11,128,962    $ 6,970,646
Issued during the year for cash by way of:
     Private placement of special warrants, net of issue
       costs...............................................   5,000,000      5,106,645
     Exercise of warrants..................................     200,000        184,000
     Exercise of options...................................     120,000        126,400
                                                             ----------    -----------
Balance at December 31, 1997...............................  16,448,962     12,387,691
Issued during the year for cash by way of:
     Private placements....................................   4,035,000        605,250
     Exercise of options...................................     100,000         23,000
Issued during the year for finder's fee (note 5)...........     250,450         75,135
                                                             ----------    -----------
                                                             20,834,412     13,091,076
Allotted during the year for:
     Finder's fee (note 5).................................      82,292         24,687
     Carrying charges (note 6).............................      65,789         12,500
                                                             ----------    -----------
Balance at December 31, 1998...............................  20,982,493    $13,128,263
                                                             ==========    ===========



     During 1997, the Company issued the 5,000,000 common shares and 5,000,000 one-half share purchase warrants upon exercise of 5,000,000 previously issued special warrants. In addition, 250,000 compensation options were issued to the underwriter upon the exercise of 250,000 special compensation options granted to the underwriter in connection with this special warrant private placement. Each compensation option entitles

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



the underwriter to acquire a unit, consisting of one share and one-half of a share purchase warrant, at an exercise price of $1.10 per share prior to January 20, 1999. Each whole warrant entitles the underwriter to acquire one share at an exercise price of $1.30 prior to January 20, 1999. Subsequent to December 31, 1998, these compensation options expired unexercised.



     During 1998, the Company completed a 3,375,000 unit private placement at a price of $0.15 per unit and a 660,000 unit private placement at a price of $0.15 per unit. Each unit consisted of one common share and one non-transferable share purchase warrant. Each warrant is exercisable for a period of two years and entitles the holder to purchase one additional common share at a price of $0.15 per share in the first year and $0.17 per share in the second year.



  (b) Advances on share subscriptions:



     At December 31, 1998, the Company had received advances on share subscriptions for 4,403,950 units at $0.15 per unit in connection with:



- a brokered private placement of 6,666,666 units at $0.15 per unit for total proceeds of $1,000,000; and



- a non-brokered private placement of 5,000,000 units at $0.15 per unit for total proceeds of $750,000.



     Each unit consists of one common share and one non-transferable share purchase warrant exercisable for a period of two years. Each warrant will be exercisable at a price of $0.15 per share in the first year and $0.17 per share in the second year. The agent will be paid a 10% commission payable in cash and brokers' warrants exercisable into shares of the Company for a period of two years not exceeding 15% of the number of units issued to investors pursuant to the private placements. The brokers' warrants will be exercisable at a price of $0.15 per share the first year and $0.17 per share in the second year.



     Subsequent to December 31, 1998, the Company received the additional $1,089,408 of proceeds, paid the $100,000 commission, issued the 11,666,666 shares and share purchase warrants and issued the 1,000,000 brokers' warrants.



  (c) Share purchase warrants:



     The continuity of share purchase warrants during 1998 is as follows:



                                            BALANCE,                                              BALANCE,
                              EXERCISE    DECEMBER 31,                            EXPIRED OR    DECEMBER 31,
EXPIRY DATE                    PRICE          1997         GRANTED    EXERCISED    CANCELLED        1998
-----------                   --------    ------------     -------    ---------   ----------    ------------
January 26, 1998...........  $     1.47        37,000            --       --         (37,000)            --
August 21, 1998............        1.25     1,400,000            --       --      (1,400,000)            --
October 22, 1998...........        1.30     2,500,000            --       --      (2,500,000)            --
October 22, 1998/1999......   0.15/0.17            --       660,000       --              --        660,000
March 31, 1999/2000........   0.15/0.17            --     3,375,000       --              --      3,375,000
                                            ---------     ---------      ---      ----------      ---------
                                            3,937,000     4,035,000       --      (3,937,000)     4,035,000
                                            =========     =========      ===      ==========      =========

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



     The continuity of share purchase warrants during 1997 is as follows:



                                           BALANCE,                                              BALANCE,
                             EXERCISE    DECEMBER 31,                            EXPIRED OR    DECEMBER 31,
EXPIRY DATE                   PRICE          1996         GRANTED    EXERCISED    CANCELLED        1997
-----------                  --------    ------------     -------    ---------   ----------    ------------
January 26, 1997/1998.....  $1.28/1.47        37,000            --         --            --         37,000
June 22, 1997.............        0.92       700,000            --   (100,000)     (600,000)            --
June 29, 1997.............        0.92       300,000            --         --      (300,000)            --
September 14, 1997........        0.92       150,000            --         --      (150,000)            --
December 5, 1997..........        0.92       100,000            --   (100,000)           --             --
August 21, 1998...........        1.25     1,400,000            --         --            --      1,400,000
October 22, 1998..........        1.30            --     2,500,000         --            --      2,500,000
                                           ---------     ---------   --------    ----------      ---------
                                           2,687,000     2,500,000   (200,000)   (1,050,000)     3,937,000
                                           =========     =========   ========    ==========      =========



  (d) Stock options:



     (i) Continuity:



     The continuity of stock options during 1998 is as follows:



                                          BALANCE,                                              BALANCE,
                            EXERCISE    DECEMBER 31,                            EXPIRED OR    DECEMBER 31,
EXPIRY DATE                   PRICE         1997         GRANTED    EXERCISED    CANCELLED        1998
-----------                 --------    ------------     -------    ---------   ----------    ------------
April 27, 1998............    $1.00         100,000            --         --      (100,000)(a)          --
September 14, 1998........     0.34          30,000            --         --       (30,000)(a)          --
October 30, 1999..........     1.33         387,261            --         --      (387,261)(a)          --
January 21, 2000..........     0.34         130,000            --         --      (130,000)(a)          --
January 21, 2000..........     1.36         390,000            --         --      (390,000)(a)          --
July 6, 2000..............     0.32              --        50,000         --            --         50,000
August 28, 2000...........     0.20              --       100,000         --            --        100,000
January 28, 2001..........     0.23              --     1,640,000(a) (100,000)    (285,000)     1,255,000
                                          ---------     ---------   --------    ----------      ---------
                                          1,037,261     1,790,000   (100,000)   (1,322,261)     1,405,000
                                          =========     =========   ========    ==========      =========


---------------

(a) During 1998, these 1,037,261 outstanding options were cancelled and replaced with the 1,640,000 options at $0.23 per share expiring January 28, 2001.



     The continuity of stock options during 1997 is as follows:



                                            BALANCE,                                             BALANCE,
                              EXERCISE    DECEMBER 31,                           EXPIRED OR    DECEMBER 31,
EXPIRY DATE                     PRICE         1996        GRANTED    EXERCISED    CANCELLED        1997
-----------                   --------    ------------    -------    ---------   ----------    ------------
February 16, 1997...........    $0.90          40,000          --     (40,000)           --             --
January 30, 1998............     0.91          50,000          --          --       (50,000)            --
April 27, 1998..............     1.00         100,000          --          --            --        100,000
September 14, 1998..........     1.10          70,000          --     (40,000)      (30,000)(b)          --
September 14, 1998..........     0.34              --      30,000(b)       --            --         30,000
December 8, 1998............     0.97         373,635          --          --      (373,635)            --
July 31, 1999...............     1.12          10,000          --          --       (10,000)            --
September 25, 1999..........     1.16          50,000          --     (40,000)      (10,000)            --
October 30, 1999............     1.33         387,261          --          --            --        387,261
January 21, 2000............     1.36              --     620,000          --      (230,000)(b)     390,000
January 21, 2000............     0.34              --     230,000(b)       --      (100,000)       130,000
                                            ---------     -------    --------    ----------      ---------
                                            1,080,896     880,000    (120,000)     (803,635)     1,037,261
                                            =========     =======    ========    ==========      =========


---------------


(b) During 1997, these options were repriced to $0.34 per share.

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


         (ii) Compensation expense:

     The Company's Board of Directors grants stock options to its officers, directors and key employees in accordance with the rules prescribed by the Vancouver Stock Exchange. Stock options are granted with an exercise price equal to the stock's quoted value on the Vancouver Stock Exchange at the date of grant. Stock options granted generally have varying terms of up to three years and vest and become fully exercisable from the date of grant.

     The per share weighted-average fair value of stock options granted during 1998, 1997 and 1996 was $0.16, $0.17 and $0.89 on the date of grant, using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                              1998   1997   1996
                                                              ----   ----   ----
Expected dividend yield.....................................    0%     0%     0%
Risk-free interest rate.....................................  6.2%   5.0%   6.1%
Expected life (years).......................................    2      2      2
Expected volatility over expected life......................  139%   139%   139%

     The Company applies APB Opinion No. 25 in accounting for granting stock options and accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("FAS 123"), the Company's loss for the year would have increased to the pro forma amounts indicated below:

                                                 1998           1997           1996
                                              -----------    -----------    -----------
Loss for the year:
     As reported............................  $(5,683,697)   $(2,199,895)   $(1,259,315)
     Compensation expense under FAS 123.....      286,558        152,888        458,384
                                              -----------    -----------    -----------
Pro forma loss for the year.................  $(5,970,255)   $(2,352,783)   $(1,717,699)
                                              ===========    ===========    ===========
Pro forma loss per share....................  $     (0.32)   $     (0.15)   $     (0.19)
                                              ===========    ===========    ===========

8.  FINANCIAL INSTRUMENTS:

     The fair values of the Company's cash, amounts receivable, accounts payable and accrued liabilities and loan payable approximate their carrying amounts because of the immediate or short term to maturity of these financial instruments.

9.  NON-CASH FINANCING AND INVESTING ACTIVITIES:

     The Company has the following non-cash financing and investing activities:

                                                       1998        1997        1996
                                                     --------    --------    --------
Financing activities:
     Shares issued and allotted for finders fee....  $ 99,822    $     --    $     --
     Shares allotted as consideration for loan
       payable.....................................    12,500          --          --
                                                     --------    --------    --------
                                                     $112,322    $     --    $     --
                                                     ========    ========    ========
Investing activities:
     Accrued interest income on investment.........  $(79,989)   $     --    $     --
                                                     ========    ========    ========

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



10.  SEGMENTED INFORMATION:



     During 1998, the Company adopted the accounting standards related to segment disclosures recently approved by the accounting standard-setting bodies in the United States and Canada. The information presented below is consistent with these standards. The Company has not allocated general and administrative expenses from the corporate segment.



  (a) Operating segments:



     The Company has determined its operating segments to be mineral exploration and development, and corporate, which includes holding investments, based on the way management organizes and manages its business.



                                                         MINERAL
                                                     EXPLORATION AND
1998                                                   DEVELOPMENT       CORPORATE        TOTAL
----                                                 ---------------    -----------    -----------
Revenue............................................    $        --      $   159,118    $   159,118
General and administrative expenses................             --        1,201,711      1,201,711
Other expenses.....................................      4,592,237           48,867      4,641,104
                                                       -----------      -----------    -----------
Loss for the year..................................    $(4,592,237)     $(1,091,460)   $(5,683,697)
                                                       ===========      ===========    ===========
Capital expenditures (recovered)...................    $   (78,279)     $ 3,428,299    $ 3,350,220
                                                       ===========      ===========    ===========
Identifiable assets................................    $        --      $ 4,007,492    $ 4,007,492
                                                       ===========      ===========    ===========
1997
Revenue............................................    $        --      $   175,185    $   175,185
General and administrative expenses................             --          720,699        720,699
Other expenses.....................................      1,632,293           22,088      1,654,381
                                                       -----------      -----------    -----------
Loss for the year..................................    $(1,632,293)     $  (567,602)   $(2,199,895)
                                                       ===========      ===========    ===========
Capital expenditures...............................    $ 3,033,103      $    79,658    $ 3,112,761
                                                       ===========      ===========    ===========
Identifiable assets................................    $ 4,670,516      $ 3,603,577    $ 8,274,093
                                                       ===========      ===========    ===========
1996
Revenue............................................    $        --      $   102,147    $   102,147
General and administrative expenses................             --          826,609        826,609
Other expenses.....................................        534,853               --        534,853
                                                       -----------      -----------    -----------
Loss for the year..................................    $  (534,853)     $  (724,462)   $(1,259,315)
                                                       ===========      ===========    ===========
Capital expenditures...............................    $ 3,136,691      $    30,116    $ 3,166,807
                                                       ===========      ===========    ===========



  (b) Geographic information:



     As previously disclosed (note 4), all of the Company's mineral exploration and development activities during 1996 through 1998 were in Argentina.



     Except for the Company's investment in BII (note 5) and related accrued interest income and foreign exchange gain, substantially all of the Company's corporate activities during 1996 through 1998 were in Canada.



11.  RELATED PARTY TRANSACTIONS:



     During 1998, fees of $156,620 (1997 -- $233,348; 1996 -- $324,500) were charged by certain directors or companies controlled by them for management, consulting, accounting and administrative services.

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



Management believes the costs of related party services approximate amounts that would have been paid for similar services rendered by unrelated parties.



     Included in accounts payable and accrued liabilities at December 31, 1998 is $15,044 (1997 -- $35,332) payable to a director and a company controlled by a director related to the above fees.



12.  INCOME TAXES:



     As at December 31, 1998, the Company has approximately $3,000,000 of losses for Canadian income tax purposes that expire between 2000 and 2005 and that may be available to reduce taxable income in Canada in future years. In addition, the Company had deducted approximately $8,000,000 for book purposes in excess of amounts deducted for tax purposes, primarily for expenditures incurred on the Company's mineral properties and equipment. The Company has taken a valuation allowance of the full amount of the tax benefit thereon due to the uncertainty of whether these deferred tax assets will be realized.



13.  CONTINGENCIES:



  (a) Uncertainty due to the Year 2000 Issue:



     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effect of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of investees, suppliers or other third parties, will be fully resolved.



  (b) Contingent liability:



     As disclosed elsewhere in these financial statements (notes 1 and 14(a)), the Company continued its jurisdiction of incorporation from British Columbia to the State of Wyoming, effective November 10, 1998, and has proposed to continue from Wyoming back into British Columbia in 1999. In the course of their review of the Company's proposal, the United States Securities and Exchange Commission (the "SEC") has advised the Company that they believe the original continuance to Wyoming was an event that would have required the filing of a registration statement with the SEC. As a result, the Company appears to have been in technical violation of the U.S. Securities Act of 1933 (the "Act") and United States holders of shares of the Company, at the time of the original continuance to Wyoming may have common law remedies under the Act. In addition, the Company may be required to offer such United States holders of shares of the Company the right to have their shares repurchased by the Company at their fair market value at the time of the original continuance.



     The Company is currently reviewing its options to resolve this matter. No provision has been recorded in the accounts for any contingent loss, as the outcome is not determinable at this time.



14.  SUBSEQUENT EVENTS:



  (a) Corporate continuance:



     Subsequent to December 31, 1998, the Company announced an extraordinary general meeting of the shareholders of the Company to be held on April 12, 1999, at which time the shareholders will vote on the Company's proposal to continue the Company to the Province of British Columbia and to consolidate the

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



Company's share capital on the basis of one post-consolidated share for each five pre-consolidated shares. The meeting date was subsequently postponed and has not yet been rescheduled.



  (b) Private placement:



     Subsequent to December 31, 1998, the Company announced, subject to regulatory approval, a best-efforts brokered private placement of up to 11,666,666 units at $0.15 per unit to raise gross proceeds of up to $1,750,000. Each unit will consist of one common share and one non-transferable share purchase warrant exercisable at $0.15 per share in the first year and $0.17 per share in the second year. The agent will be paid a 10% commission, payable in cash, and up to 1,750,000 brokers' warrants exercisable at $0.15 per share in the first year and $0.17 per share in the second year.



15. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:



     Accounting practices under United States and Canadian generally accepted accounting principles ("GAAP"), as they affect the Company, are substantially the same, except for the following:



  (a) Unrealized gains for trading securities:



     Investments held principally for the purpose of selling them in the near term are considered trading securities. Under Canadian GAAP, unrealized gains on trading securities are not recorded in the accounts until realized. Under United States GAAP, unrealized gains and losses for trading securities are included in earnings. Accordingly, under Canadian GAAP, the gain on disposal of marketable securities during 1996 would be recorded as $72,400, as under Canadian GAAP, the $32,923 unrealized holding gain at December 31, 1995 would not have been included in earnings in 1995.



  (b) Stock-based compensation:



     Canadian GAAP for stock-based compensation is similar to that provided in APB Opinion No. 25 under United States GAAP (note 2(f)), although FAS 123 requires additional disclosure of the effects of accounting for stock-based compensation using the fair value method (note 7(c)). Accordingly, under Canadian GAAP, there would be no material differences in the consolidated financial statements in respect of stock-based compensation.



  (c) Foreign currency translation:



     Canadian GAAP requires that non-current, foreign currency denominated monetary items that have a fixed or ascertainable life extending beyond the end of the following fiscal year should be translated into Canadian dollars at the exchange rate in effect at the transaction date and adjusted to reflect the current exchange rate at each balance sheet date, with any gain or loss relating to the initial translation and balance sheet date adjustment being deferred and amortized over the remaining life of the item. United States GAAP requires such gains or losses to be included in operations in the period. Accordingly, under Canadian GAAP, the foreign exchange gain of $85,875 relating to the revaluation of the investment recorded at December 31, 1998 would initially be recorded as a deferred credit on the consolidated balance sheet and amortization of $9,551 would be recorded for the 1998 fiscal year.

                            BIOMETRIC SECURITY CORP.


                        (FORMERLY SONOMA RESOURCE CORP.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                        (EXPRESSED IN CANADIAN DOLLARS)


                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



     A reconciliation of the effects of the differences between Canadian GAAP and United States GAAP on the balance sheets and statements of operations and deficit is summarized as follows:



                                                                1998        1997
                                                              --------    --------
Total liabilities under United States GAAP..................  $299,037    $283,105
Deferred foreign exchange gain, net of amortization of
  $9,551....................................................    76,324          --
                                                              --------    --------
Total liabilities under Canadian GAAP.......................  $375,361    $283,105
                                                              ========    ========



                                                                 1998          1997
                                                              ----------    ----------
Shareholders' equity under United States GAAP...............  $3,708,455    $7,990,988
Adjustments:
     Deferral of foreign exchange gain......................     (85,875)           --
     Amortization of deferred foreign exchange gain.........       9,551            --
                                                              ----------    ----------
                                                                 (76,324)           --
                                                              ----------    ----------
Shareholders' equity under Canadian GAAP....................  $3,632,131    $7,990,988
                                                              ==========    ==========



                                                 1998           1997           1996
                                             ------------    -----------    -----------
Loss for the year under United States
  GAAP.....................................  $ (5,683,697)   $(2,199,895)   $(1,259,315)
Adjustments:
     Deferral of foreign exchange gain.....       (85,875)            --             --
     Amortization of deferred foreign
       exchange gain.......................         9,551             --             --
     Realized gain on disposal of trading
       securities..........................            --             --         32,923
                                             ------------    -----------    -----------
                                                  (76,324)            --         32,923
                                             ------------    -----------    -----------
Loss for the year under Canadian GAAP......    (5,760,021)    (2,199,895)    (1,226,392)
Deficit, beginning of year under Canadian
  GAAP.....................................    (4,396,703)    (2,196,808)      (970,416)
                                             ------------    -----------    -----------
Deficit, end of year under Canadian GAAP...  $(10,156,724)   $(4,396,703)   $(2,196,808)
                                             ------------    -----------    -----------
Loss per share under Canadian GAAP.........  $      (0.31)   $     (0.13)   $     (0.14)
                                             ============    ===========    ===========

                            BIOMETRIC SECURITY CORP.


                           CONSOLIDATED BALANCE SHEET
                        (EXPRESSED IN CANADIAN DOLLARS)
                                  (UNAUDITED)


                                                     MARCH 31,      DECEMBER 31,     MARCH 31,
                                                        1999            1998           1998
                                                    ------------    ------------    -----------
ASSETS
CURRENT ASSETS
  Cash............................................  $    155,218    $    245,182    $ 3,189,539
  Accounts receivable.............................        63,393          55,076         19,201
  Prepaid expenses, deposits and exploration
     advances.....................................         7,005           9,257          6,252
                                                    ------------    ------------    -----------
                                                         225,616         309,515      3,214,992
Equipment and leasehold improvements..............        61,161          60,758        177,801
Mineral Properties................................            --              --      4,737,805
Investment (Note 4)...............................     4,476,467       3,637,219             --
                                                    ------------    ------------    -----------
                                                    $  4,763,244    $  4,007,492    $ 8,130,598
                                                    ============    ============    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable................................  $    113,352    $    148,262        225,293
  Loan payable....................................            --         150,775             --
                                                    ------------    ------------    -----------
                                                         113,352         299,037        225,293
                                                    ------------    ------------    -----------
SHAREHOLDERS' EQUITY
  Share capital (Note 1)..........................    14,787,363      13,128,263     12,387,691
  Shares subscribed...............................        75,000         660,592             --
Deficit...........................................   (10,212,471)    (10,080,400)    (4,482,386)
                                                    ------------    ------------    -----------
                                                       4,649,892       3,708,455      7,905,305
                                                    ------------    ------------    -----------
                                                    $  4,763,244    $  4,007,492    $ 8,130,598
                                                    ============    ============    ===========


On Behalf of the Board of Directors

          /s/ PATRICK W. MCCLEERY                           /s/ WAYNE JOHNSTONE
--------------------------------------------    --------------------------------------------
                  Director                                        Director

                            BIOMETRIC SECURITY CORP.

                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
                        (EXPRESSED IN CANADIAN DOLLARS)
            FOR THE THREE MONTHS ENDED MARCH 31, 1999, 1998 AND 1997
                                  (UNAUDITED)


                                                         1999           1998           1997
                                                     ------------    -----------    -----------
REVENUE
  Interest.........................................  $     56,954    $    31,456    $    51,964
                                                     ------------    -----------    -----------
EXPENSES
  Advertising......................................            --             --         26,719
  Audit and legal..................................       105,500         11,589         37,372
  Business consultants.............................        43,150         12,750         30,236
  Depreciation.....................................         2,383          6,927         10,500
  Finder's fee (Note 4)............................        23,615             --             --
  Foreign exchange.................................        48,381             --         (6,007)
  Interest and bank charges........................           675            289            948
  Management fees..................................        32,100         30,000         30,000
  Office expenses..................................        33,846         15,847         37,699
  Listing costs....................................        11,749          2,294          7,130
  Salaries, wages and administration...............        22,059         14,965         27,860
  Travel and accommodation.........................        30,422          4,752         27,625
                                                     ------------    -----------    -----------
                                                          353,880         99,413        230,082
                                                     ------------    -----------    -----------
                                                         (296,926)       (67,957)      (178,118)
GAIN ON SALE OF PROPERTIES.........................       164,855             --             --
LOSS ON DISPOSAL OF ASSETS.........................            --        (17,726)            --
                                                     ------------    -----------    -----------
NET LOSS...........................................      (132,071)       (85,683)      (178,118)
DEFICIT, BEGINNING OF PERIOD.......................   (10,080,400)    (4,396,703)    (2,196,808)
                                                     ------------    -----------    -----------
DEFICIT, END OF PERIOD.............................  $(10,212,471)   $(4,482,386)   $(2,374,926)
                                                     ============    ===========    ===========
LOSS PER SHARE.....................................  $      (0.01)   $     (0.01)   $     (0.01)
                                                     ============    ===========    ===========

                            BIOMETRIC SECURITY CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                        (EXPRESSED IN CANADIAN DOLLARS)
            FOR THE THREE MONTHS ENDED MARCH 31, 1999, 1998 AND 1997
                                  (UNAUDITED)

                                                          1999          1998          1997
                                                        ---------    ----------    -----------
OPERATIONS
  Loss for the period.................................  $(132,071)   $  (85,683)   $  (178,118)
  Items not involving cash:
     Depreciation.....................................      2,383         6,927         10,500
     Loss on disposal of assets.......................         --        17,726             --
     Changes in non-cash working capital items........    (40,975)      (58,011)      (380,991)
     Accrued interest on investment...................    (55,922)           --             --
     Non-cash fees....................................     23,615            --             --
                                                        ---------    ----------    -----------
                                                         (202,970)     (119,041)      (548,609)
                                                        =========    ==========    ===========
FINANCING
  Issue of common shares, net.........................    974,893            --      5,417,045
  Repayment of loan...................................   (150,775)           --             --
  Advance on share subscription.......................     75,000            --             --
                                                        ---------    ----------    -----------
                                                          899,118            --      5,417,045
                                                        =========    ==========    ===========
INVESTMENTS
  Capital assets......................................     (2,786)      (11,064)       (75,831)
  Mineral properties..................................         --       (67,289)    (1,291,165)
  Proceeds on disposal of fixed assets................         --        56,823             --
  Increase in investment (Note 4).....................   (783,326)           --             --
                                                        ---------    ----------    -----------
                                                         (786,112)      (21,530)    (1,366,996)
                                                        ---------    ----------    -----------
CHANGE IN CASH........................................    (89,964)     (140,571)     3,501,440
CASH, BEGINNING OF PERIOD.............................    245,182     3,330,110      1,742,133
                                                        ---------    ----------    -----------
CASH, END OF PERIOD...................................  $ 155,218    $3,189,539    $ 5,243,573
                                                        =========    ==========    ===========

                            BIOMETRIC SECURITY CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (EXPRESSED IN CANADIAN DOLLARS)
            FOR THE THREE MONTHS ENDED MARCH 31, 1999, 1998 AND 1997
                                  (UNAUDITED)

1.  SHARE CAPITAL

     a) Authorized: Unlimited (1998 -- 100,000,000) common shares without par value.

     b) Issued:

                                                       SHARES        AMOUNT
                                                     ----------    -----------
Balance, March 31, 1996............................   7,645,962    $ 3,742,787
Exercise of warrants...............................   1,983,000      1,790,851
Exercise of options................................     100,000         77,800
Private placement..................................   1,400,000      1,540,000
Share issue costs..................................                   (180,792)
                                                     ----------    -----------
Balance, December 31, 1996.........................  11,128,962      6,970,646
Issued during the year for cash by way of:
  Private placement of special warrants, net of
     issue costs...................................   5,000,000      5,106,645
  Exercise of warrants.............................     200,000        184,000
  Exercise of options..............................     120,000        126,400
                                                     ----------    -----------
Balance, December 31, 1997.........................  16,448,962     12,387,691
Issued during the year for cash by way of:
  Private placements...............................   4,035,000        605,250
  Exercise of options..............................     100,000         23,000
Issued during the year for finder's fee............     250,450         75,135
                                                     ----------    -----------
                                                     20,834,412     13,091,076
Allotted during the year for:
  Finder's fee.....................................      82,292         24,687
  Carrying charges.................................      65,789         12,500
                                                     ----------    -----------
Balance, December 31, 1998.........................  20,982,493     13,128,263
Issued during the period for cash by way of:
  Private placements...............................  11,666,666      1,750,000
  Exercise of warrants.............................     100,000         15,000
                                                     ----------    -----------
                                                     32,749,159     14,893,263
Allotted during the period for:
  Finder's fee.....................................      78,715         23,615
Share issue costs..................................                   (129,515)
                                                     ----------    -----------
Balance, March 31, 1999............................  32,827,874    $14,787,363
                                                     ==========    ===========

                            BIOMETRIC SECURITY CORP.

                        (EXPRESSED IN CANADIAN DOLLARS)
            FOR THE THREE MONTHS ENDED MARCH 31, 1999, 1998 AND 1997
                                  (UNAUDITED)

     c) During the period ended March 31, 1999 the Company completed brokered and non-brokered private placements that totalled 11,666,666 units at $0.15 per unit for gross proceeds of $1,750,000. Each unit consisted of one common share and one non-transferable share purchase warrant exercisable at $0.15 per share in the first year and $0.17 per share in the second year. The agent for the brokered private placement was paid a 10% commission totalling $100,000 and 1,000,000 broker warrants exercisable at $0.15 per share in the first year and $0.17 per share in the second year.

     d) At March 31, 1999 the company reserved in respect of options and warrants:

        Options:

NUMBER OF SHARES   EXERCISE PRICE     EXPIRY DATE
----------------   --------------     -----------
   1,255,000           $0.23        January 28, 2001
      50,000           $0.32          July 6, 2000
     100,000           $0.20        August 28, 2000
   ---------
   1,405,000
   =========

        Warrants:

NUMBER OF SHARES   EXERCISE PRICE      EXPIRY DATE
----------------   --------------      -----------
    3,275,000          $0.17          March 31, 2000
      660,000          $0.15        September 10, 1999
                       $0.17        September 10, 2000
   12,666,666          $0.15         January 29, 2000
                       $0.17         January 29, 2001
   ----------
   16,601,666
   ==========

2.  RELATED PARTY TRANSACTIONS

     Fees of $60,188 (1998 -- $30,000; 1997 -- $81,125) were charged by directors or companies affiliated with them for management, consulting and administrative services.

3.  DIRECTORS

        Mr. P. McCleery
        Mr. W. Rand
        Mr. C. Idziszek
        Mr. W. Johnstone

4.  INVESTMENT

Investment, at cost......................................  $4,340,556
  Accrued interest receivable............................     135,911
                                                           ----------
                                                           $4,476,467
                                                           ==========

     During 1998 a company entered into an agreement to purchase convertible debentures entitling the Company to acquire up to a 45% interest in Biometric Identification Inc. ("BII"), a private California-based company in the business of developing, manufacturing and marketing fingerprint recognition technology.

                            BIOMETRIC SECURITY CORP.

                        (EXPRESSED IN CANADIAN DOLLARS)
            FOR THE THREE MONTHS ENDED MARCH 31, 1999, 1998 AND 1997
                                  (UNAUDITED)

Under the terms of the agreement, the company has the right to acquire up to US $5,000,000 of convertible debentures to be issued by BII. If all such debentures are acquired and converted into shares of BII, the Company will hold approximately 45% of the issued shares of BII.

     This investment was initiated by a related party which assigned its interest to the Company in exchange for a fee up to US $145,000, plus reimbursement of its expenses. The related party elected to take this fee in the form of 715,575 common shares as a deemed price of $0.30 per share. These shares will be issued in pro-rata tranches on the same basis the debentures are purchased by the Company.

     The debentures have a term of five years from the date of the closing of the first acquisition and bear interest at the lowest interest rate imputed under the U.S. Internal Revenue Code.

     At March 31, 1999 the Company had acquired debentures of BII totalling US $2,875,000 in accordance with the terms of the agreement and had issued 250,450 shares and allotted 161,007 shares at a total value of $123,437, to the related party. Additional debenture acquisitions and share issuances for finders fees under the terms of the original agreement are scheduled as follows:

                                                        DEBENTURE
                       DATES                          AMOUNT (US $)    SHARES
                       -----                          -------------    -------
April 16, 1999......................................   $  125,000       17,889
April 16, 1999......................................      500,000       71,558
May 12, 1999........................................    1,500,000      214,673
                                                       ----------      -------
                                                       $2,125,000      304,120
                                                       ==========      =======

Subsequent to March 31, 1999, the debenture acquisitions scheduled to be made on April 16, 1999, were made and the Company is in the process of negotiating an extension to the May 12, 1999, acquisition.

5.  LOAN PAYABLE

     During 1998, a company affiliated with a director loaned the Company a total of $250,000. The loan was unsecured, non-interest bearing and was due on December 26, 1998. A total of $99,225 of the loan was repaid on December 29, 1999, and the balance of the loan of $150,775 was repaid subsequent to December 31, 1998. The Company allotted 65,789 shares at a deemed price of $0.19 per share at December 31, 1998, as allowed for under the rules of the Vancouver Stock Exchange, as consideration for the loan.

6.  MINERAL PROPERTIES

     During the year ended December 31, 1998 the Company changed its principal business activity from mineral exploration to the development of fingerprint identification systems and wrote-off its mineral exploration expenditures.

                            BIOMETRIC SECURITY CORP.

                        (EXPRESSED IN CANADIAN DOLLARS)
            FOR THE THREE MONTHS ENDED MARCH 31, 1999, 1998 AND 1997
                                  (UNAUDITED)

                                                      1999       1998          1997
                                                      ----    ----------    ----------
ACQUISITION COSTS...................................   $--    $       --    $   63,311
                                                       --     ----------    ----------
EXPLORATION AND DEVELOPMENT EXPENDITURES
  Assays............................................   --          1,926        28,501
  Communication.....................................   --            332        19,816
  Contract drilling, excavation and trenching.......   --             --       701,034
  Contract labour and supervision...................   --             --        61,459
  Data acquisition and analysis.....................   --          1,368        29,134
  Equipment and field supplies......................   --          3,174       100,138
  Field administration..............................   --          8,930        42,408
  Field car rental and transportation...............   --          1,699        30,718
  Geological and geophysical........................   --         38,974       145,956
  Insurance.........................................   --          2,994         8,014
  Legal and other...................................   --          7,287        27,255
  Travel and accommodation..........................   --            605        33,421
                                                       --     ----------    ----------
                                                       --         67,289     1,227,854
                                                       ==     ==========    ==========
                                                       --         67,289     1,291,165
MINERAL PROPERTIES, BEGINNING.......................   --      4,670,516     3,115,311
                                                       --     ----------    ----------
MINERAL PROPERTIES, ENDING..........................   $--    $4,737,805    $4,406,476
                                                       ==     ==========    ==========

     The Company continues to hold several Argentine properties and has entered into an agreement to grant Inlet Resources Ltd. ("Inlet") an option to purchase up to a 100% interest in these properties. Under the terms of the agreement, the Company granted Inlet an option to purchase up to 90% of the properties, over a three year period, with a buyout of the remaining 10% for US $2,000,000. During the first year the agreement required Inlet to pay the Company US $150,000 in stages, issue the Company 100,000 shares and complete a US $650,000 work program to earn a 50% interest in the properties. During the second and third years the agreement provides that Inlet will pay the Company a total of US $600,000 in stages, issue 200,000 shares and complete work commitments totalling US $1,500,000 to earn an additional 40% interest in the properties. To March 31, 1999 the Company received US $150,000 and 100,000 shares relating to the option agreement.

7.  CONTINGENCIES:

     a) Uncertainty due to the Year 2000 Issue:

          The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effect of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of investees, suppliers or other third parties, will be fully resolved.

                            BIOMETRIC SECURITY CORP.

                        (EXPRESSED IN CANADIAN DOLLARS)
            FOR THE THREE MONTHS ENDED MARCH 31, 1999, 1998 AND 1997
                                  (UNAUDITED)

     b) Contingent Liability:

          The Company continued its jurisdiction of incorporation from British Columbia to the State of Wyoming, effective November 10, 1998, and has proposed to continue from Wyoming back into British Columbia in 1999. In the course of their review of the Company's proposal, the United States Securities and Exchange Commission (the "SEC") had advised the Company that they believe the original continuance to Wyoming was an event that would have required the filing of a registration statement with the SEC. As a result, the Company appears to have been in technical violation of the U.S. Securities Act of 1933 (the "Act") and holders of shares of the Company, at the time of the original continuance to Wyoming may have common law remedies under the Act. In addition, the Company is required to offer the U.S. holders of shares of the Company the right to have their shares repurchased by the Company at their fair market value at the time of the original continuance and may be required to offer non-U.S. holders the same right of repurchase.

          No provision has been recorded in the accounts for any contingent loss, as the outcome is not determinable at this time.

8.  SUBSEQUENT EVENTS

     a) Corporate Continuance:

          During the quarter the Company announced an extraordinary general meeting of the shareholders of the Company to be held on April 12, 1999, at which time the shareholders were to vote on the Company's proposal to continue the Company to the Province of British Columbia and to consolidate the Company's share capital on the basis of one post-consolidated share for each five pre-consolidated shares. The meeting was subsequently postponed and has not yet been re-scheduled.

     b) Private Placement:

          Subsequent to March 31, 1999 the Company completed a brokered private placement of 11,666,665 units at $0.15 per unit to raise gross proceeds of up to $1,750,000. Each unit consisted of one common share and one non-transferable share purchase warrant exercisable at $0.15 per share in the first year and $0.17 per share in the second year. The agent will be paid a 10% commission, payable in cash, and 1,600,000 broker warrants exercisable at $0.15 per share in the first year and $0.17 per share in the second year.

9.  SEGMENTED INFORMATION

     During 1998, the Company adopted the accounting standards related to segment disclosures recently approved by the accounting standard-setting bodies in the United States and Canada. The information presented below is consistent with these standards. The Company has not allocated general and administrative expenses from the corporate segment.

     a) Operating Segments:

          The Company has determined its operating segments to be mineral exploration and development, and corporate which includes holding investments, based on the way management organizes and manages its business.

                            BIOMETRIC SECURITY CORP.

                        (EXPRESSED IN CANADIAN DOLLARS)
            FOR THE THREE MONTHS ENDED MARCH 31, 1999, 1998 AND 1997
                                  (UNAUDITED)

                                                  MINERAL
                                              EXPLORATION AND
                                                DEVELOPMENT      CORPORATE        TOTAL
                                              ---------------    ----------    -----------
1999
Revenue.....................................    $       --       $   56,954    $    56,954
General and administrative..................            --          353,880        353,880
Gain on sale of assets......................       164,855               --        164,855
                                                ----------       ----------    -----------
(Loss) Gain for the period..................    $  164,855       $ (296,926)   $  (132,071)
                                                ----------       ----------    -----------
Capital expenditures........................    $       --       $  786,112    $   786,112
                                                ----------       ----------    -----------
Identifiable assets.........................    $       --       $4,763,244    $ 4,763,244
                                                ----------       ----------    -----------
1998
Revenue.....................................    $       --       $   31,456    $    31,456
General and administrative..................            --           99,413         99,413
Loss on sale of assets......................            --          (17,726)       (17,726)
                                                ----------       ----------    -----------
(Loss) Gain for the period..................    $       --       $  (85,683)   $   (85,683)
                                                ----------       ----------    -----------
Capital expenditures (recoveries)...........    $   67,289       $  (45,759)   $    21,530
                                                ----------       ----------    -----------
Identifiable assets.........................    $4,737,805       $3,392,793    $ 8,130,598
                                                ----------       ----------    -----------
1997
Revenue.....................................    $       --       $   51,964    $    51,964
General and administrative..................            --          230,082        230,082
Gain on sale of properties..................            --               --             --
                                                ----------       ----------    -----------
(Loss) Gain for the period..................    $       --       $ (178,118)   $  (178,118)
                                                ----------       ----------    -----------
Capital expenditures (recoveries)...........    $1,291,165       $   75,831    $ 1,366,996
                                                ----------       ----------    -----------
Identifiable assets.........................    $4,406,476       $5,938,147    $10,344,623
                                                ----------       ----------    -----------

     b) Geographic Information:

          All of the Company's mineral exploration and development activities during 1997 through 1999 were in Argentina.

          Except for the Company's investment in BII and related accrued interest income and foreign exchange loss, substantially all of the Company's corporate activities during 1997 through 1999 were in Canada.

                 APPENDIX I -- SPECIAL AND ORDINARY RESOLUTIONS

                    TEXT OF SPECIAL AND ORDINARY RESOLUTIONS

APPROVAL OF INCENTIVE STOCK OPTIONS

     The following Ordinary Resolution authorizes the Company to, in the absolute discretion of the directors, implement a stock option plan and to grant incentive stock options to insiders of the Company, either individually or under a stock option plan.

     "WHEREAS the Company wishes to implement a stock option plan and grant to directors, officers, employees and consultants of the Company, who may be insiders of the Company (as that term is defined in the Securities Act (British Columbia) ("Insiders")), incentive stock options, either individually or under a stock option plan;

     RESOLVED, as Ordinary Resolutions that:

1. the directors are authorized in their absolute discretion to implement a stock option plan and to grant to directors, officers, employees and consultants of the Company, who may be Insiders of the Company, incentive stock options, either individually or under a stock option plan, exercisable into an aggregate number of common shares of the Company, not to exceed the prescribed number of the outstanding capital of the Company, from time to time, within the policy of the Vancouver Stock Exchange;

2. incentive stock options previously granted to Insiders of the Company be ratified, approved and confirmed;

3. the directors be authorized to amend incentive stock options held by Insiders of the Company during the ensuing year; and

4. no further shareholder approval will be required prior to the exercising of these options or amended options by Insiders for the ensuing year."

APPROVAL OF CONSOLIDATION OF SHARE CAPITAL (REVERSE STOCK SPLIT)

     The following Ordinary Resolution authorizes the Company to consolidate its issued share capital (sometimes referred to as a reverse stock split) on the basis of one new common share without par value for every existing five common shares without par value (the "Consolidation").

     Management would like the consent of the shareholders to not proceed with the Consolidation in the event that the Ordinary Resolution respecting the consolidation of the Company's share capital is passed by the shareholders at the Meeting and management subsequently concludes that it would not be in the best interests of the Company to proceed with the Consolidation. In this regard, management will ask the shareholders to approve the following Ordinary
Resolution:

     "WHEREAS Management proposes that the Company consolidate its issued share capital on the basis of one new common share without par value for every five existing common shares without par value (the "Consolidation");

     AND WHEREAS management proposes to present an Ordinary Resolution to the shareholders at the Meeting with respect to the Consolidation and may subsequently decide that it is not in the best interests of the Company to proceed with such matters;

     RESOLVED, as Ordinary Resolutions, that:

1. all of the issued common shares without par value be consolidated on the basis of one new common share without par value for every five existing common shares without par value;

2. the directors of the Company be hereby authorized, in their discretion, to abandon the Consolidation without further approval of the shareholders; and

3. the directors and officers of the Company, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of this resolution."


APPROVAL OF CONTINUATION


     The following Special Resolution authorizes the Company to complete the transfer of the Company out of Wyoming and the continuation of the Company into British Columbia (the "Continuation").

     "WHEREAS the Company proposes to transfer out of the State of Wyoming under the jurisdiction of the Wyoming Business Corporations Act ("WBCA") and continue into British Columbia (the "Continuation") under the jurisdiction of the British Columbia Company Act (the "BCCA");

     AND WHEREAS the management proposes to present a Special Resolution to the shareholders at the Meeting with respect to the Continuation and may subsequently decide that it is not in the best interests of the Company to proceed with such matters;

     RESOLVED, as Special Resolutions, that:

1. the Company be hereby authorized to make application to the Wyoming Secretary of State (the "Wyoming Secretary") for approval of the proposed transfer of the Company out of Wyoming and to the B.C. Registrar of Companies (the "B.C. Registrar") for approval of the proposed continuation of the Company into British Columbia continuing the Company as if it had been incorporated under the BCCA;


2. the Company approve and, upon the Continuation, adopt the Memorandum (the "British Columbia Memorandum") in the form approved by the directors of the Company, the British Columbia Memorandum to come into effect when the B.C. Registrar issues a Certificate of Continuation continuing the Company as if it had been incorporated under the BCCA and the Wyoming Secretary issues a Certificate of Transfer to transfer the Company out of the State of Wyoming;


3. the Company approve and, upon the Continuation, adopt the Articles (the "British Columbia Articles") in the form approved by the directors of the Company, the British Columbia Articles to come into effect when the B.C. Registrar issues a Certificate of Continuation continuing the Company as if it had been incorporated under BCCA and the Wyoming Secretary issues a Certificate of Transfer to transfer the Company out of the State of Wyoming;


4. the directors of the Company be hereby authorized, in their discretion, to abandon or amend the application for continuation of the Company under the BCCA without further approval of the shareholders; and


5. the directors and officers of the Company, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of this resolution."


APPROVAL OF CHANGE OF AUTHORIZED CAPITAL



     Pursuant to the proposed continuation, management proposes to change the authorized capital of the Company and, accordingly, the following Ordinary Resolution will be presented to shareholders at the meeting for approval.



     "WHEREAS the Company wishes to change its authorized capital upon continuation into the Province of British Columbia (the "Continuation");



     RESOLVED, as Ordinary Resolutions, that:



1. the Company change its authorized capital upon continuation of the Company into British Columbia;

2. the Company approve and, upon the Continuation, adopt the Memorandum (the "British Columbia Memorandum") in the form approved by the directors of the Company having the effect, among other things, of changing the authorized capital of the Company to one hundred million (100,000,000) common shares without par value, in substitution for the existing Articles of Incorporation of the Company and its existing authorized capital, the change of authorized capital to come into effect when the British Columbia Memorandum is submitted to the B.C. Registrar and the B.C. Registrar issues a Certificate of Continuation continuing the Company as if it had been incorporated under the British Columbia Company Act and the Wyoming Secretary of State releases a Certificate of Transfer to transfer the Company out of the State of Wyoming;



3. the directors of the Company be hereby authorized, in their discretion, to abandon the change of the Company's authorized capital without further approval of the shareholders; and



4. the directors and officers of the Company, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of this resolution."


APPROVAL OF NAME CHANGE

     Pursuant to the proposed transfer of the Company out of Wyoming and the continuation of the Company into British Columbia (the "Continuation"), management proposes to change the name of the Company and, accordingly, the following Ordinary Resolution will be presented to shareholders at the Meeting for approval.

     "WHEREAS the Company wishes to change its name to "Safeguard Biometric Corp." upon continuation into the Province of British Columbia (the "Continuation");

     RESOLVED, as Ordinary Resolutions, that:

1. the Company change its name upon continuation of the Company into British Columbia, to "Safeguard Biometric Corp." or such other name as may be resolved by the board of directors of the Company in their absolute discretion, and which may be acceptable to the regulatory authorities;

2. the Company approve and, upon the Continuation, adopt the Memorandum (the "British Columbia Memorandum") in the form approved by the directors of the Company having the effect, among other things, of changing the name of the Company to "Safeguard Biometric Corp.", or such other name as may be approved by the B.C. Registrar of Companies (the "B.C. Registrar"), in substitution for the existing Articles of Incorporation of the Company and its existing name, the change of name to come into effect when the British Columbia Memorandum is submitted to the B.C. Registrar and the B.C. Registrar issues a Certificate of Continuation continuing the Company as if it had been incorporated under the British Columbia Company Act and the Wyoming Secretary of State releases a Certificate of Transfer to transfer the Company out of the State of Wyoming;

3. the directors of the Company be hereby authorized, in their discretion, to abandon the change of the Company's name without further approval of the shareholders; and

4. the directors and officers of the Company, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of this resolution."

                                     PROXY
THIS PROXY IS SOLICITED BY MANAGEMENT OF BIOMETRIC SECURITY CORP. (THE "CORPORATION") FOR USE AT THE ANNUAL GENERAL MEETING OF THE SHAREHOLDERS (THE "MEETING") TO BE HELD ON FRIDAY, JULY 30, 1999 AT 10:00 A.M. (LOCAL TIME IN VANCOUVER, B.C.) AND ANY ADJOURNMENT THEREOF.


The undersigned shareholder of the Company hereby appoints ROBERT M. KAMM, President of the Company, or failing this person, SAUNDRA ZIMMER, the Secretary of the Company, or in the place of both of the foregoing, ------------------------------------ (PLEASE PRINT NAME), as proxyholder for and on behalf of the undersigned, with power of substitution, to attend, act and vote for and in the name of the undersigned at the Meeting and at every adjournment thereof, with respect to all or ------------------of the common shares of the Company registered in the name of the undersigned. Unless otherwise expressly stated herein by the undersigned, receipt of this proxy duly executed and dated, revokes any former proxy given to attend and vote at the meeting and at any adjournment thereof. UNLESS THE UNDERSIGNED DIRECTS OTHERWISE, THE NOMINEE IS HEREBY INSTRUCTED TO VOTE THE COMMON SHARES OF THE COMPANY HELD BY THE UNDERSIGNED AS FOLLOWS:

                                                               FOR    AGAINST    ABSTAIN
                                                              -----   --------   -------

                                                              FOR    AGAINST   ABSTAIN
                                                             -----   -------   -------





 1.   To fix the number of directors at four                   [ ]      [ ]        [ ]
                                                               FOR    WITHHOLD
                                                              -----   --------


 2.   To elect Robert M. Kamm, Chester Idziszek,
      William A. Rand and Wayne Johnstone
      directors of the Company                                 [ ]      [ ]


 3.   To approve the appointment of KPMG LLP as independent
      auditors for the year 1999                               [ ]      [ ]
                                                               FOR    AGAINST    ABSTAIN
                                                              -----   --------   -------

 4.   To approve granting to the directors, officers,
      employees and consultants of the Company of incentive
      stock options to purchase common shares of the           [ ]      [ ]        [ ]
      Company

 5.   To approve the consolidation (reverse stock split) of
      the Company's issued share capital on the basis of
      one new common share without par value for every five
      existing common shares without par value                 [ ]      [ ]        [ ]

6.  To approve the continuation (transfer) of the Company
    into the Province of British Columbia                      [ ]      [ ]        [ ]

7.  To approve, upon the Company's transfer to British
    Columbia, a reduction in the Company's authorized
    capital to 100,000,000 common shares without par value     [ ]      [ ]        [ ]

8.  To approve a change of the name of the Company, upon
    the continuation                                           [ ]      [ ]        [ ]

9.  To approve the transaction of other business               [ ]      [ ]        [ ]


   THE UNDERSIGNED SHAREHOLDER HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN TO ATTEND AND VOTE AT THE MEETING.

   SIGNATURE:

   ------------------------------------------------------------          DATE:
   ------------------------------------------------------------
                       (PROXY MUST BE SIGNED AND DATED)

   If someone other than the named shareholder signs this Proxy on behalf of the named shareholder, documentation acceptable to the Chairman of the Meeting must be deposited with this Proxy granting signing authority to the person signing the proxy.

   To be used at the Meeting, this Proxy must be received at the offices of PACIFIC CORPORATE TRUST COMPANY by mail or by fax not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the Meeting or delivered to the Chairman of the Meeting on the day of the Meeting prior to its commencement. The mailing address of PACIFIC CORPORATE TRUST COMPANY, IS SUITE 830 - 625 HOWE STREET, VANCOUVER, BRITISH COLUMBIA, V6C 3B8 and its fax number is (604) 689-8144.

1. IF THE SHAREHOLDER'S SECURITIES ARE HELD BY AN INTERMEDIARY (E.G. A BROKER) AND THE SHAREHOLDER WISHES TO ATTEND THE MEETING TO VOTE ON THE RESOLUTIONS, please insert the shareholder's name in the blank space provided, do not indicate a voting choice by any resolution, sign and date and return the Proxy in accordance with the instructions provided by the intermediary. Please contact the intermediary if there are any questions. At the Meeting a vote will be taken on each of the resolutions as set out on this Proxy and the shareholder's vote will be counted at that time.

2. IF THE SHAREHOLDER CANNOT ATTEND THE MEETING BUT WISHES TO vote on the resolutions, the shareholder can APPOINT ANOTHER PERSON, who need not be a shareholder of the Company, to vote according to the shareholder's instructions. To appoint someone other than the nominees named by management, please insert your appointed proxyholder's name in the space provided, sign and date and return the Proxy. Where no choice on a resolution is specified by the shareholder, this Proxy confers discretionary authority upon the shareholder's appointed proxyholder to vote for or against or withhold vote with respect to that resolution, provided that with respect to a resolution relating to a director nominee or auditor, the proxyholder only has the discretion to vote or not vote for such nominee.

3. IF THE SHAREHOLDER CANNOT ATTEND THE MEETING BUT WISHES TO vote on the resolutions and to APPOINT ONE OF THE NOMINEES NAMED BY MANAGEMENT as proxyholder, please leave the wording appointing a nominee as shown, sign and date and return the Proxy. Where no choice is specified by a shareholder on a resolution shown on the Proxy, a nominee of management acting as proxyholder will vote the securities as if the shareholder had specified an affirmative vote.

4. The securities represented by this Proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot of a resolution that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly. With respect to any amendments or variations in any of the resolutions shown on the Proxy, or matters which may properly come before the Meeting, the securities will be voted by the nominee appointed as the proxyholder, in its sole discretion, sees fit.

5. If the shareholder votes by completing and returning the Proxy, the shareholder may still attend the Meeting and vote in person should the shareholder later decide to do so. To vote in person at the Meeting, the shareholder must revoke the Proxy in writing as set forth in the Information Circular.

6. This Proxy is not valid unless it is dated and signed by the shareholder or by the shareholder's attorney duly authorized by the shareholder in writing, or, in the case of a corporation, by its duly authorized officer or attorney for the corporation. If the Proxy is executed by an attorney for an individual shareholder or joint shareholders or by an officer or an attorney of a corporate shareholder, the instrument so empowering the officer or the attorney, as the case may be, or a notarial copy thereof, must accompany the Proxy.

7. To be valid, this Proxy, duly dated and signed, must arrive at the office of the Registrar and Transfer Agent of the Company not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time for holding the Meeting, or delivered to the Chairman of the Meeting prior to the commencement of the Meeting.

                             ---
                                                                             ---

                             ---
                                                                             ---

--------------------------------------------------------------------------------
                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

     Notice is hereby given that the Annual General Meeting (the "Meeting") of the shareholders of Biometric Security Corp. (the "Company") will be held on Friday, July 30, 1999 at Suite 1940 - 400 Burrard Street, Vancouver, British Columbia, Canada, at the hour of 10:00 a.m. (local time in Vancouver, B.C.) for the following purposes:

1. To pass a resolution adopted by a majority (greater than 50%) of the shares entitled to vote at the meeting (an "Ordinary Resolution") to fix the number of directors at four;

2. To pass an Ordinary Resolution to elect four members of the Board of Directors to hold office until the Annual General Meeting of Shareholders in 2000;

3. To pass an Ordinary Resolution to act upon the ratification of the appointment of KPMG LLP as independent auditors for the year 1999;

4. To pass an Ordinary Resolution to approve the granting to the directors, officers and employees of the Company of incentive stock options to purchase common shares of the Company;

5. To pass an Ordinary Resolution authorizing the consolidation of the issued share capital of the Company on the basis of one new common share without par value for every five existing common shares without par value;


6. To pass a resolution adopted by two thirds (2/3) or more of the shares entitled to vote at the meeting (a "Special Resolution") authorizing the Company to change its jurisdiction of incorporation from the State of Wyoming to the Province of British Columbia by way of filing an Instrument of Continuance and adopting a Memorandum and Articles prepared in accordance with the British Columbia Company Act;



7. To pass an Ordinary Resolution authorizing the Company to reduce its authorized share capital to one hundred million (100,000,000) common shares without par value upon the Company's continuation into British Columbia;



8. To pass an Ordinary Resolution authorizing the Company to change the Company's name to "Safeguard Biometric Corp." upon the Company's continuation into British Columbia; and



9. To approve the transaction of such other business as may properly come before the Meeting.


     ACCOMPANYING THIS NOTICE IS A PROXY STATEMENT/PROSPECTUS CONTAINING AN INFORMATION CIRCULAR AND A FORM OF PROXY.

     Shareholders unable to attend the Meeting in person should read the notes to the enclosed Proxy and complete and return the Proxy to the Company's Registrar and Transfer Agent, Pacific Corporate Trust Company, Suite 830, 625 Howe Street, Vancouver, B.C., Canada V6C 3B8, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or to the Chair of the Meeting prior to the commencement of the Meeting.

     The enclosed Proxy is solicited by management of the Company and you may amend it, if you wish, by inserting in the space provided the name of the person you wish to represent you as proxyholder at the Meeting.

     DATED at Vancouver, British Columbia, this      day of           , 1999.

                                               BY ORDER OF THE BOARD


                                                "Robert M. Kamm"


                                                --------------------------------

                                                ROBERT M. KAMM

                                                President

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Upon its continuation to Wyoming in 1998, the Company retained its By-Laws as then in effect. The Company's By-Laws provide that, subject to the provisions of the British Columbia Company Act, the Directors may, with court approval, cause the Company to indemnify a Director or former Director of the Company or a director or former director of a corporation of which the Company is or was a member, and the heirs and personal representatives of any such person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director of the Company or a director of such corporation, including any action or proceeding brought by the Company or any such corporation. Each Director of the Company on being elected or appointed shall be deemed to have contracted with the Company on the terms of the foregoing indemnity.

     The By-Laws also provide that, subject to the provisions of the British Columbia Company Act, the Directors may cause the Company to indemnify any officer, employee or agent of the Company or of a corporation of which the Company is or was a member (notwithstanding that he is also a Director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him and resulting from his actions as an officer, employee or agent of the Company or of such corporation. In addition the Company shall indemnify the Secretary or an Assistant Secretary of the Company (if he or she shall not be a full time employee of the Company and notwithstanding that he or she is also a Director) and his or her heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or her and arising out of the functions assigned to the Secretary by the British Columbia Company Act or the Company's By-Laws. Each such Secretary and Assistant Secretary on being appointed shall be deemed to have contracted with the Company on the terms of the foregoing indemnity.

     Relevant Wyoming statutory provisions are as follows:

     Section 17-16-851 of the Wyoming Business Corporation Act ("WBCA") provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if, among other factors: (i) he conducted himself in good faith; and (ii) he reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Such indemnification must be authorized by directors, legal counsel or shareholders as provided in Section 17-16-855.

     Unless ordered by a court under WBCA Section 17-16-854(a)(iii), a corporation may not indemnify a director under Section 17-16-851: (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct as set forth in the preceding paragraph; or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

     Pursuant to Section 17-16-852 of the WBCA, a corporation is required to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

     Pursuant to Section 17-16-853 of the WBCA, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse reasonable expenses incurred by a director who is a party to a proceeding because he is a director, if he delivers to the corporation: (i) a written affirmation of his good faith belief that he has met the standard of conduct described in WBCA
Section 17-16-851; and (ii) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under

Section 17-16-852 (above) and it is determined that he has not met the standard of conduct described in WBCA Section 17-16-851.

     Section 17-16-854 of the WBCA provides for a director who is a party to a proceeding because he is a director to apply for indemnification or an advance for expenses to the court conducting the proceeding or another court of competent jurisdiction. If the court determines that the director is entitled to indemnification or advance for expenses, it may also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses.

     Section 17-16-856 of the WBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation: (i) to the same extent as a director; and (ii) if he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the by-laws, a resolution of the board of directors or contract, except for: (A) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or (B) liability arising out of conduct that constitutes: receipt by him of a financial benefit to which he is not entitled; an intentional infliction of harm on the corporation or the shareholders; or (C) an intentional violation of criminal law; and (iii) a corporation may also indemnify and advance expenses to a current or former officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, by-laws, general or specific action of its board of directors or contract. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 17-16-852 of the WBCA, and may apply to a court under Section 17-16-854 of the WBCA for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


                  Registrant's Articles of Continuance into the State of
            *3.1  Wyoming.
            *3.2  Registrant's By-Laws, as amended.
            *3.3  Registrant's Articles of Amendment re Authorized Stock.
           *10.1  BII Agreement, dated June 12, 1998.
           *10.2  Inlet Resources, Ltd. Agreement, dated January 21, 1999.
          **21    Subsidiaries of the Registrant.
            23    Consent of KPMG LLP, independent auditors.
            24.1  Power of Attorney.
            24.2  Power of Attorney.
           *27.1  Financial Data Schedule.


---------------
 * Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

** Filed as an exhibit to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998.

     (b) Financial Statement Schedules.

ITEM 22.  UNDERTAKINGS


     (a) The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on June 29, 1999.


                                            BIOMETRIC SECURITY CORP.


                                            By:                 *


                                              ----------------------------------

                                              Robert M. Kamm


                                              President and Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                     TITLE                      DATE
                   ---------                                     -----                      ----

                       *                         President and Director (Principal      June 29, 1999
-----------------------------------------------  Executive Officer)
                Robert M. Kamm

                      **                         Director                               June 29, 1999
-----------------------------------------------
               Chester Idziszek

              /s/ WAYNE JOHNSTONE                Director (Principal Financial and      June 29, 1999
-----------------------------------------------  Accounting Officer)
                Wayne Johnstone

              /s/ WILLIAM A. RAND                Director                               June 29, 1999
-----------------------------------------------
                William A. Rand

*By: /s/ SAUNDRA J. ZIMMER
     ------------------------------------------
     Name: Saundra J. Zimmer
     Title: Attorney-in-Fact

**By: /s/ WAYNE JOHNSTONE
      -----------------------------------------
      Name: Wayne Johnstone
      Title: Attorney-in-Fact

                                 EXHIBIT INDEX



          Registrant's Articles of Continuance into the State of
  *3.1    Wyoming.
  *3.2    Registrant's By-Laws, as amended.
  *3.3    Registrant's Articles of Amendment re Authorized Stock.
 *10.1    BII Agreement, dated June 12, 1998.
 *10.2    Inlet Resources, Ltd. Agreement, dated January 21, 1999.
**21      Subsidiaries of the Registrant.
  23      Consent of KPMG LLP, independent auditors.
  24.l    Power of Attorney.
  24.2    Power of Attorney.
 *27.1    Financial Data Schedule.


---------------

 * Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

** Filed as an exhibit to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998.